Filed Pursuant to Rule 424(b)(3)
Registration No. 333-140768

PROSPECTUS

SEMORAN FINANCIAL CORPORATION

A proposed bank holding company for

Community Bank of Central Florida
(In Organization)
2,000,000 Shares of Common Stock—$10.00 per share
and
1,000,000 Warrants to Purchase Shares of Common Stock—$11.50 per share

We are offering shares of common stock of Semoran Financial Corporation for $10.00 per share. For every two shares of common stock purchased, the subscriber will also receive, at no additional cost, a transferable warrant, called a Shareholder Warrant, to purchase one share of common stock for $11.50 per share. Each Shareholder Warrant will vest on the one-year anniversary date the Bank opens for business and will be exercisable from the later of (i) the vesting date or (ii) the date we have an effective registration statement covering the shares of common stock issuable upon exercise of these warrants and a current prospectus. Each Shareholder Warrant will expire two years from the vesting date. Semoran will be the holding company and sole owner of Community Bank of Central Florida, a Florida state bank to be headquartered in the greater Casselberry, Florida area, which we will call in this prospectus the “Bank.”  We expect to open the Bank in the fourth quarter of 2007. This is our first offering of stock to the public, and there will be no established public market for our shares following the offering. We do not expect a liquid market for our common stock to develop for several years, if at all. The minimum purchase requirement for investors is 100 shares and maximum purchase amount is 9.9% of the shares sold in the offering, although we may at our discretion accept subscriptions for more or less. The shares will be sold on a best efforts basis by our directors and officers, but, if such engagement is considered by us to be necessary for a successful offering, we may engage a placement agent to assist us.

The offering is scheduled to end on September 30, 2007, but we may extend it for two consecutive 90-day periods, i.e. until March 31, 2008, at the latest. All of the money we receive from investors will be placed with an independent escrow agent that will hold the money until (1) we sell at least 1,250,000 shares and (2) we receive final approval to open the Bank from regulatory agencies. If we fail to meet these conditions before the end of the offering period, we will return all funds to the subscribers promptly, with interest and without penalty. Once we accept your subscription, you may not revoke it without our consent.

Our directors intend to purchase at least 281,500 shares in this offering and our remaining non-director executive officer intends to purchase 20,000 shares in this offering, for a total investment of $3,015,000, which constitutes 24.1% of the minimum offering amount and 15.1% of the maximum offering amount. If necessary to complete the offering, or otherwise, they may purchase more, including up to 100% of the offering amount. The directors and officers intend to purchase the shares for investment and not for resale or distribution.

	Per Share	Minimum Total 1,250,000 Shares	Maximum Total 2,000,000 Shares
Public Offering Price	$10.00	$12,500,000	$20,000,000
Net Proceeds to Semoran Financial Corporation(1)	$10.00	$12,340,000	$19,840,000

(1)             After deducting Semoran’s offering expenses, estimated at $160,000 consisting of, among others, legal fees, and printing and distribution.

In addition to the Shareholder Warrants each subscriber, including our directors and executive officers, will receive, which we estimate to be 150,750 to be granted to our directors and executive officers, we will also grant to our directors (i) a warrant to purchase one share of common stock for $10.00 per share for each share of stock purchased in this offering, which we estimate to be 281,500, and (ii) warrants to purchase 121,500 shares of Series A Preferred Stock for $10.00 per share in connection with a private placement of our Series A Preferred Stock. In total, we expect to issue to our directors and executive officers warrants to purchase 553,750 shares of capital stock of the company. For a detailed explanation, see “Description of Capital Stock of Semoran—Warrants” on page 50. We will grant an option to purchase 7,500 shares of our common stock for $10.00 per share, which will vest and become exercisable on the one-year anniversary date the Bank opens for business, to our consultant, BankResources, Inc.

This is a new business. As with all new businesses, an investment will involve risks. You should not invest in this offering unless you can afford to lose some or all of your investment. The risks of this investment are described under the heading “Risk Factors” beginning on page 11.

Neither the SEC nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not deposits. These securities are not insured by the FDIC or any other agency, and are subject to investment risk, including the possible loss of principal. These securities have not been approved or disapproved by the Federal Deposit Insurance Corporation nor has the Federal Deposit Insurance Corporation passed on the adequacy or accuracy of this Prospectus. Any representation to the contrary is unlawful.

The date of this Prospectus is July 16, 2007

SEMORAN FINANCIAL CORPORATION
COMMUNITY BANK OF CENTRAL FLORIDA (Proposed)

Primary Service Area*

*                    This is our initial target market area. We do not currently have any operations in this area.

SUMMARY

This summary provides a brief overview of the key aspects of this offering. Accordingly, this summary does not contain all of the information contained in this prospectus. To fully understand this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements.

General

We incorporated Semoran Financial Corporation in Florida on October 11, 2005 to organize and serve as the holding company for Community Bank of Central Florida, a proposed Florida state bank to be located in the Casselberry, Florida area in Seminole County, our primary service area. See map of primary service area on previous page. We plan to open a branch office within the second full year after we open the Bank and will seek approval from the banking regulatory authorities to expand our primary service area at that time. We plan to emphasize prompt, personalized customer service to the individuals and businesses located in our primary service area.

In November 2006, we filed an application with the Florida Office of Financial Regulation to open the new Bank and with the FDIC for deposit insurance. To obtain final regulatory approval, we are required to capitalize the Bank with a minimum of $10,750,000 and implement appropriate banking policies and procedures. We will file an application with the Federal Reserve Board to become a bank holding company and acquire all of the Bank’s stock upon its formation. We expect to receive all final regulatory approvals and open for business in the fourth quarter of 2007. We plan to open our temporary bank office in a leased facility in Fern Park, Florida, a community located in the greater Casselberry area near Orlando, Florida. In June 2007, we purchased the real property on which we plan to construct our executive offices and main banking facility for occupancy in the first quarter of 2009.

In May 2007, we issued 81,000 shares of non-voting Series A Preferred Stock to our directors in connection with a private placement of these securities for $10.00 per share. In connection with the sale of the Series A Preferred Stock, we also intend to grant warrants to purchase an additional (i) 40,500 shares of Series A Preferred Stock for $11.50 per share to our directors, which we refer to as Preferred Share Warrants, and (ii) 81,000 shares of Series A Preferred Stock for $10.00 per share to our directors, which we refer to as Preferred Risk Warrants. For a detailed description of these warrants, see “Description of Capital Stock of Semoran—Warrants” on page 50. In addition to the 81,000 shares of Series A Preferred Stock which will remain outstanding, upon completion of this offering, we expect to have 1,250,000 shares of common stock outstanding if we complete the minimum offering and up to 2,000,000 shares of common stock outstanding if we complete the maximum offering.

Why We Are Organizing a New Bank in the Primary Service Area

We believe our primary service area presents a growing and diversified economic environment that will support the formation of our Bank. Located in the greater Casselberry, Florida area on State Highway 436, one of the major commercial corridors in Central Florida, our primary service area is approximately 10 miles north of Orlando, Florida. The proposed primary service area offers attractive features sought by business and industries, such as a varied economic base, the availability of land for development, an expanding labor force, good schools, readily available health care and a low crime rate. We are forming the Bank to take advantage of the growth in this market. The area is accessible by a transportation system consisting of access to the interstate highway system, rail lines and air travel via the Orlando International Airport and Orlando Sanford International Airport.

Seminole County’s population growth has been healthy; according to Claritas, Inc., it has been one of the fastest growing counties in the United States over the past 20 years. From 2000 to 2005, the population in the primary service area increased at a growth rate of 2.51%, and is projected to increase by 3.71% from 2005 through 2010. In addition to population growth, the broader market area is expected to experience growth in employment, income, business and services activities. More specifically, population growth in the market areas has generated growth in the number of housing units and household formation. The result is a growing market for consumer deposit and lending activities. Indeed, according to the FDIC, the rate of annual deposit growth during 2001-2006 in Seminole County was 13.39%, compared to 10.31% in the State of Florida and 8.33% in the United States as a whole. According to Claritas, Inc., the average family household income within the primary service area in 2005 was $83,707, compared to the State of Florida average of $70,871. A higher income clientele suggests that a significant percentage of this population would require sophisticated banking products and services. Comparing the income levels of the primary service area with the State of Florida, the market is considered a middle and upper income area.

Seminole County supports one of the highest ranked school systems in the state and there are ten colleges/universities located within a 50-mile radius of the bank site.

Seminole County is rich in history. Originally inhabited by the Native American Seminole Indians, this area became a United States territory when it was acquired by Spain in 1821. Florida became a state in 1845, and settlers soon planted orange groves. The first fruit packing plant was built in 1870, and the area became the largest shipper of oranges by the late 1880’s. An expanded agricultural industry developed and expanded through the first half of the twentieth century. The arrival of Martin Marietta Corporation’s aerospace factory in the 1950’s and Disney World in the 1970’s brought growth and tourism to central Florida.

Casselberry, Florida, the area where the proposed bank site is located, has grown from a small horticultural community into a thriving city of business, residential neighborhoods, parks and lakes. The community is 45 minutes from the Disney World Complex, Universal Orlando and Seaworld. The Atlantic Ocean and the cities of Cocoa Beach and Daytona Beach are an hour away, and the Gulf Coast is a two-hour drive to the west. This core area, along with the surrounding primary service area, offers an attractive environment for companies and individuals to locate.

Acquisitions of community banks by large national and regional banks often result in the dissolution of local boards of directors and in significant turnover in management and customer service personnel who possess extensive banking experience and strong ties to the local community. Accordingly, we intend to hire experienced and talented individuals who will complement the community banking experience of our existing senior management team. Bank mergers and acquisitions also necessitate the consolidation of data processing systems which often create disruptions in customer service. To be sure, the banking business within our primary service area is very competitive. As of June 30, 2006, 11 financial institutions operated 23 branch offices within the primary service area. All of these institutions will initially be larger and more established than the Bank. As a locally-owned community bank based in Seminole County, we will compete by offering convenient service, local decision-making and competitive loans. Additionally, by focusing our operations on the communities we serve, we believe that we will be able to respond to changes in our market more quickly than large institutions.

Our Organizers and Management

The Bank is being organized by primarily local business and community leaders. All 16 of our organizers will serve as the directors of Semoran and are referred to as “our directors” in this prospectus. With the exception of Jonathan C. Seib and Todd A. Seib, all of our directors will, upon approval by the Florida Office of Financial Regulation, serve as the initial directors of the Bank. Our directors intend to utilize their diverse backgrounds and their local business relationships to attract customers from all segments of the community. Our organizers and directors are:

Name	Position
J. Michael Bass	Organizer and Director of Semoran and the Bank
James P. Berko	Organizer and Director of Semoran and the Bank
Andre P. Callen	Organizer and Director of Semoran and the Bank
Albert R. Cook	Organizer and Director of Semoran and the Bank
Christine M. Engell	Organizer and Director of Semoran and the Bank
Robert C. Hartnett	Organizer and Director of Semoran and the Bank
William M. Hufford	Organizer and Director of Semoran and the Bank
Charles A. Lacey	Organizer and Director of Semoran and the Bank
Malcolm S. MacDiarmid	Organizer, Director and President of Semoran and the Bank and Chief Lending Officer of the Bank
James A. Priebe	Organizer and Director of Semoran and the Bank
Jonathan C. Seib	Organizer and Director of Semoran
Todd A. Seib	Organizer and Director of Semoran
Buddy W. Sharpe	Organizer and Director of Semoran and the Bank
Emile Skura	Organizer and Director of Semoran and the Bank
Lloyd J. Weber	Organizer, Director and Chairman and Chief Executive Officer of Semoran and the Bank
Aubrey H. Wright, Jr.	Organizer and Director of Semoran and the Bank

Our senior management team includes three individuals with significant experience in the banking industry in Florida. Lloyd J. Weber, with over 33 years of banking experience, will serve as Chairman and Principal Executive Officer. Malcolm S. MacDiarmid with over 38 years banking experience, will serve as President of Semoran and the Bank and Chief Lending Officer of the Bank. Donald J. Bugea, Jr., a veteran banker with over 30 years of banking experience, who is not an organizer or director, will serve as Executive Vice President and Chief Financial Officer of Semoran and the Bank, with most of his experience being in community oriented banks.

Products and Services

We plan to offer quality products and personalized services to our customers while providing them with the financial sophistication and array of products typically offered by larger banks. Our lending services will include real estate-related loans, commercial loans to small- to medium-sized businesses and professional concerns and consumer loans to individuals. Our current working capital and our ability to generate, maintain and increase our deposits will be our primary source of funding for such loans. We will offer a broad range of competitively priced deposit services including demand deposits, regular savings accounts, money market deposits, certificates of deposit, individual retirement accounts and corporate cash management services. To complement our lending and deposit services, we also intend to provide overdraft protection, direct deposit, wire transfers, night depository, credit cards, safe-deposit boxes, travelers’ checks, debit cards and automatic drafts. We intend to offer our services through a variety of channels, including automated teller machines, personal internet banking with bill-pay, and, in the future, additional branch offices.

Philosophy and Strategy

Initially, our business strategy will be carried out through the operations and growth of the Bank. Our management philosophy will be to deliver exceptional customer service through experienced personnel who understand and care about the banking needs of our customers. We believe that this philosophy will distinguish the Bank from its competitors and will enable us to be successful.

To carry out our philosophy, our business strategy will involve:

•       hiring and retaining additional experienced and qualified banking personnel, preferably with established client relationships;

•       cross-training our staff to answer questions about our products and services so that each employee can not only resolve banking-related customer questions, but also can suggest product services that may be of interest to our customers;

•       capitalizing on our organizers’ and directors’ diverse community involvement and business experience;

•       capitalizing on the combined banking experience of our Chairman and Chief Executive Officer, our President and Chief Lending Officer and our Executive Vice President and Chief Financial Officer;

•       implementing on a comprehensive and on-going basis an active call program involving all of our directors and officers;

•       providing individualized attention with local decision-making authority;

•       implementing an aggressive marketing program;

•       positioning our main office facility to provide convenience, access to our targeted markets and demonstrate our local community commitment;

•       utilizing sophisticated financial services technology and strategic outsourcing to provide an array of banking products and services; and

•       establishing a community identity by positioning ourselves as a locally-owned bank that is responsive to the banking needs of our primary service area as it may be expanded.

We estimate that, after three years of banking operations, our loan portfolio will be comprised of the following:

Loan Category	Percentage of Loan Portfolio
Commercial real estate loans	27.0%
Construction and development loans	44.5%
Commercial loans to small- and medium- sized businesses	22.0%
Consumer loans	6.5%

Financing Activities To Date

Since October 11, 2005, our pre-opening expenses have been funded through preferred stock purchases from our directors and draws from a line of credit. We initially funded our operations through advances totaling $810,000 made to us from our directors. These advances were exchanged for 81,000 shares of Series A Preferred Stock in May 2007. Additionally, in April 2007, we entered into a line of credit, guaranteed by our directors, with Nexity Bank in the amount of $750,000. We believe that our organizational expenses will continue to be funded through the proceeds obtained from the sale of Series A Preferred Stock to our directors and this line of credit through our Bank’s opening date. The shares of Series A Preferred Stock will remain outstanding after the completion of this offering. We plan to repay the line of credit, after the close of this offering, by using a portion of the proceeds of the offering. See “Use of Proceeds” on page 22.

Benefits of the Offering to Management

We have financed our organizational and pre-opening expenses by means of a capital investment in our non-voting Series A Preferred Stock from our directors in a private placement and with funding from a line of credit from Nexity Bank. Through March 31, 2007, approximately $448,104 has been spent for salaries and other benefits to the three executive officers. In consideration of the financial risks resulting from their capital investments and their personal guarantees of the line of credit, and as compensation for their willingness to serve as our directors, our directors and executive officers will receive, when the Bank opens for business, warrants to purchase approximately 553,750 shares of common stock or Series A Preferred Stock as follows:

•       150,750 Shareholder Warrants to purchase common stock at $11.50 per share based upon our directors’ and our non-director executive officer.8s commitment to purchase 281,500 shares and 20,000 shares, respectively, in this offering;

•       281,500 Common Risk Warrants and Director Warrants to purchase common stock at $10.00 per share based upon our directors’ commitment to purchase at least 281,500 shares in this offering; and

•       40,500 Preferred Share Warrants and 81,000 Preferred Risk Warrants to purchase Series A Preferred Stock at $11.50 per share and $10.00 per share, respectively, based upon our directors’ purchases of 81,000 shares of Series A Preferred Stock in a private placement.

The Preferred Share Warrants have the same vesting schedule, exercise period, and exercise price of $11.50 per share as the Shareholder Warrants. The Preferred Risk Warrants have the same vesting schedule, exercise period, and exercise price of $10.00 per share as the Common Risk Warrants. For a detailed description of these warrants, see “Description of Capital Stock of Semoran—Warrants” on page 50.

Also, we will issue to each of our Chairman and Principal Executive Officer, Lloyd J. Weber, and our President and Chief Lending Officer, Malcolm S. MacDiarmid, when the Bank opens for business, options to purchase, at $10.00 per share, 40,000 shares of our common stock, to be vested over three years. Our Executive Vice President and Chief Financial Officer, Donald J. Bugea, Jr., will be granted options to purchase 15,000 shares of our common stock, at $10.00 per share, to be vested over three years, also when the Bank opens for business. Additionally, we intend to adopt a stock incentive plan under which we may issue options to purchase up to 20% of the number of shares sold in the offering, but not to exceed 245,000 shares, to officers and employees. The plan is subject to approval by the shareholders. The plan includes the options to purchase 95,000 shares of common stock that will be issued to three of our executive officers.

We have entered into consulting agreements with each of Lloyd J. Weber and Malcolm S. MacDiarmid. We intend to convert these agreements to employment agreements when the Bank opens for business. Under the employment agreements, following a change in control (as defined in the agreement), or if Semoran or the Bank terminates the executive for any reason other than good cause (as defined in the agreement), the executive will be entitled to severance pay equal to the base salary that would have been due under his employment agreement had he remained employed for a period which is the shorter of the then remaining term of the employment agreement, or six calendar months. Under such circumstances, the executive will also be eligible for immediate vesting of all stock options granted to him as an organizer of the Bank, to the extent not then yet vested. Please refer to “Executive Compensation-Employment Agreements” on page 44 for a more complete discussion of those agreements.

The Offering

Securities Outstanding Prior to the Offering:	81,000 shares of Series A Preferred Stock together with 40,500 Preferred Share Warrants and 81,000 Preferred Risk Warrants
Securities Offered:	Minimum—1,250,000 shares together with 625,000 Shareholder Warrants Maximum—2,000,000 shares together with 1,000,000 Shareholder Warrants
Securities to be Outstanding After the Offering:	Minimum—1,250,000 shares of common stock and 81,000 shares of Series A Preferred Stock Maximum—2,000,000 shares of common stock and 81,000 shares of Series A Preferred Stock

These totals do not include (1) shares issuable upon exercise of the Shareholder Warrants, (2) 281,500 shares of our common stock issuable upon the exercise of warrants issued to our directors, (3) 121,500 shares of Series A Preferred Stock issuable upon exercise of warrants issued to our directors and that may be converted to shares of common stock in April 2009, (4) up to 40,000 shares of our common stock issuable to each of Lloyd J. Weber and Malcolm S. MacDiarmid upon exercise of options to be granted to each of them, (5) up to 15,000 shares of our common stock issuable to Donald J. Bugea, Jr., to be granted to him, or (6) the 7,500 shares of our common stock issuable upon exercise of options granted to BankResources, Inc. See “Stock Options to Be Granted to BankResources, Inc.” on page 9.

Offering Price Per Share (including one Shareholder Warrant):	$10.00
Exercise Price of One Shareholder Warrant	$11.50
Exercise Period of Shareholder Warrants

Three years, although these warrants are not exercisable until the later of (i) the one-year anniversary date the Bank opens for business or (ii) the date that we have an effective registration statement covering the shares of common stock issuable upon exercise of these warrants and a current prospectus.

Exercise Price of One Common Risk or Director Warrant	$10.00

Exercise Period of Common Risk and Director Warrants

Ten years, although these warrants are not exercisable until the later of (i) in the case of the Common RiskWarrants, the one-year anniversary date the Bank opens for business, and in the case of the Director Warrants, the three-year period following the one-year anniversary date the Bank opens for business or (ii) the date that we have an effective registration statement covering the shares of common stock issuable upon exercise of these warrants and a current prospectus.

Plan of Distribution:

Shares of our common stock will be sold on a best efforts basis by some of our executive officers and directors who will receive no commissions or any other compensation for any sales they make. See “Plan of Distribution” on page 20.

Use of Proceeds:

Subject to regulatory approval, we will use the proceeds of the offering as follows:

•  contribute $10,750,000 plus up to 50% of the proceeds of the offering in excess of $14,000,000 to the Bank in order to capitalize the Bank;

•  spend approximately $160,000 for our offering expenses; and

•  use the remaining net proceeds of the offering for working capital.

The Bank will use the proceeds received from us as follows:

•  pay for organizational and pre-opening expenses in the amount of $840,000;

•  acquire 1.1 acre site for the future main office for a purchase price of $1,476,000;

•  pay for costs of furniture, fixtures and equipment necessary to operate the initial bank office, and of other assets, which is expected to be $395,000;

•  pay for the construction of the new main office in the estimated amount of $1,175,000; and

•  use the remaining net proceeds to conduct core business of the Bank.

See “Use of Proceeds” on page 22.

Offering conditions:

We must satisfy the following conditions to complete our offering:

•  at least $12,500,000 must be deposited with our escrow agent, Nexity Bank;

•  the Florida Office of Financial Regulation must have issued final approval of the Bank’s charter application;

•  the FDIC must have issued final approval of the Bank’s deposit insurance application;

•  the Federal Reserve must have approved our application to become a bank holding company; and

•  we must not have canceled this offering before funds are withdrawn from the escrow account.

See “Terms of the Offering—Conditions of the Offering” on page 18.

Escrow Arrangements

Until we have satisfied all offering conditions, we will place all subscription funds in an escrow account with Nexity Bank. If we do not meet all of the offering conditions by September 30, 2007, and we do not elect to extend the offering (which we may do through March 31, 2008), we will return to all subscribers their funds placed in the escrow account, with interest and without penalty. Prior to the release of the funds, the escrow agent will invest the funds in interest-bearing bank accounts.

Once we have satisfied all of the offering conditions set forth above, the escrow agent will release all subscription funds to us. Any funds received after that time will not be placed in an escrow account, but will be funds immediately available to us.

Ownership by Our Management

Our directors intend to purchase in the offering at least 281,500 shares of our common stock, or 22.5% of the minimum offering. In addition, Mr. Bugea, Jr., our Executive Vice President and Chief Financial Officer, intends to purchase in the offering 20,000 shares of our common stock. In the aggregate, these purchases, equal to 301,500 shares, will represent approximately 24.1% of the 1,250,000 shares of common stock to be outstanding upon completion of the minimum offering (and together with the Series A Preferred Stock will represent approximately 28.7% of all capital stock outstanding) and approximately 15.1% of the 2,000,000 shares of common stock to be outstanding if the maximum number of shares is sold (and together with the Series A Preferred Stock will represent approximately 18.4% of all capital stock outstanding). Our directors previously purchased 81,000 shares of our non-voting Series A Preferred Stock for $10.00 per share in a private placement conducted by us, which private placement also included the issuance of warrants to purchase an additional 121,500 shares of Series A Preferred Stock. These shares will be converted to common stock on April 1, 2009 on a one-for-one share basis and these persons will then own greater percentages of our common stock.

Our directors will also receive warrants and options. We estimate that our directors and executive officers will receive, in total, warrants to purchase 553,750 shares of capital stock, including both common and Series A Preferred Stock which will be converted to common stock on April 1, 2009. See the table entitled “Capital Stock—Diluted Basis” on page 53. They will also receive stock options to purchase an additional 95,000 shares of common stock. Our directors may receive additional warrants if they purchase more than 281,500 shares of common stock in this offering. When exercised, all of these warrants and options will increase our directors’ and senior management’s ownership in the company. The table below summarizes such potential share ownership and percentage ownership of the common stock. In calculating the percentage ownership, we assumed that none of the other shareholders would exercise their Shareholder Warrants; that the total organizational, pre-opening, and offering expenses of Semoran and the Bank would be equal to $1,000,000; and that the Series A Preferred stock and the warrants to purchase preferred stock are not converted to common stock.

	Minimum Offering (1,250,000 Shares)	Maximum Offering (2,000,000 Shares)
Common shares purchased converted from Series A Preferred Stock purchased in private placement	81,000	81,000
Common shares purchased in public offering	301,500	301,500
Common shares acquired upon exercise of Shareholder Warrants	150,750	150,750
Common shares acquired upon conversion and exercise of Preferred Share Warrants and Preferred Risk Warrants	121,500	121,500
Common shares acquired upon exercise of Common Risk Warrants and Director Warrants	281,500	281,500
Common shares acquired upon exercise of Options	95,000	95,000
Total potential common shares owned	1,031,250	1,031,250
Potential Ownership Percentage of common shares from this offering	52.1%	37.8%

Because our directors and executive officers will be able to purchase shares subject to the Common Risk Warrants, Director Warrants and options at $10.00 per share, if the market price of our common stock rises, they will be able to purchase a significant amount of our common stock in the future for less than the prevailing market value.

Stock Options to Be Granted to BankResources, Inc.

When the Bank opens for business, we will grant BankResources, Inc. a ten-year option to purchase 7,500 shares of our common stock for $10.00 per share. The option will vest on the one-year anniversary date the Bank opens for business. The option will be issued to BankResources in lieu of $7,500 in cash compensation for consulting services related to the regulatory approval process.

Dividends

We anticipate that we will incur losses during our first few years of operations. As a result, under regulatory restrictions we will be unable to pay cash dividends until such time as we become cumulatively profitable. Our future dividend policy will depend on our earnings, capital requirements and financial condition, as well as other factors our board of directors considers relevant. See “Dividends” on page 25 and “Supervision and Regulation—Dividends” on page 62.

Location of Our Offices

The executive officer currently conducts organizational activities from our initial office at 237 Fernwood Boulevard, Suite 109, Fern Park, Florida 32730. The address and phone number of our proposed temporary executive office is:

117 State Road 436
Fern Park, Florida 32730
(407) 401-8295

We closed on the real property for our initial main office on June 7, 2007. We intend to demolish an existing building and construct in its place a new 5,000-square-foot one-story building with a three-lane drive-through facility and use the building as our executive offices and the Bank’s main banking facility which we expect to open in the first quarter of 2009. Until construction is completed, we will operate the Bank from a 4,000-square-foot leased banking facility located within half a mile from the site of our future main office. The Bank also intends to open a branch sometime in the second full year of operation, the location of which has not yet been identified.

RISK FACTORS

The following paragraphs describe what we believe are the material risks of an investment in our common stock. An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest. You should also carefully read the cautionary statement following this Risk Factors section regarding our use of forward-looking statements.

We have no operating history upon which to base an estimate of our future financial performance.

The Bank, which initially will be the sole subsidiary of Semoran, is in organization and neither Semoran, nor the Bank, has any operating history on which to base any estimate of their future financial performance. Because we lack an operating history, you do not have either the type or amount of information that would be available to a purchaser of securities of a financial institution with an operating history. Accordingly, the financial statements presented in this prospectus may not be as meaningful as those of a company which does have a history of operations. In addition, the success of our operations must be considered in light of the expenses, complications, and delays frequently encountered in connection with the opening and development of a new bank.

If we do not raise the minimum $12,500,000 in this offering, you may lose the use of the money you will have invested in the offering during the period your investment is in escrow.

The offering will not be considered completed and funds will not be released from escrow unless the escrow agent receives, before the offering terminates (with all extensions) on March 31, 2008, $12,500,000 in subscription proceeds. Should this event occur, the escrow agent will return to you your subscription funds with your proportionate share of the interest earned by the escrow agent with respect to all of the subscription funds, less escrow agent fees and expenses. See “Terms of Offering—Escrow of Subscription Funds” on page 18. The interest you will receive upon return of your subscription funds, however, may be less than the return you might have realized if you never subscribed to the offering and invested your subscription funds elsewhere. To this extent, if the offering is unsuccessful, you lose the use of the money you will have invested in the offering.

If we do not receive regulatory approvals in a timely manner, it could delay the date on which the Bank opens for business, resulting in increased pre-opening expenses and initial losses.

Although we expect to receive all regulatory approvals and to open for business in the fourth quarter of 2007, we can give you no assurance as to when, if at all, these events will occur. Any delay in beginning our banking operations will increase our pre-opening expenses and postpone our realization of potential revenues. Additionally, a delay will cause our accumulated deficit to increase as a result of continuing operating expenses, such as salaries and other administrative expenses, and our lack of revenue.

We will incur substantial start-up losses and do not expect to be profitable in the near future.

Typically, new banks incur substantial start-up losses, are not profitable in the first year of operation and, in some cases, are not profitable for several years. We will incur substantial expenses in establishing the Bank as a going concern, and we can give you no assurance that we will be profitable or that future earnings, if any, will meet the levels of earnings prevailing in the banking industry. From inception through March 31, 2007, our net loss amounted to $700,604. We estimate that our net loss from inception through September 30, 2007 will be $840,000. Because we will initially act as the sole shareholder of the Bank, our profitability will depend upon the bank’s successful operation. See “Management’s Discussion and Analysis of Financial Results and Plan of Operations” on page 26.

Failure to implement key elements of our business strategy may adversely affect our financial performance.

If we cannot implement key elements of our business strategy, our financial performance may be adversely affected. Our directors have developed a business plan that details the strategies that we intend to implement in our efforts to achieve profitable operations. The strategies include hiring and retaining experienced and qualified employees and attracting individual and business customers from the primary service area. Even if the key elements of our business strategy are successfully implemented, they may not have the favorable impact on operations that we anticipate. See “Our Proposed Business—Philosophy and Strategy” on page 33.

Departures of our key personnel or directors may impair our operations.

Each of our executive officers is important to our success, and if we were to lose any of their services, our financial condition and results of operations could be adversely affected. Lloyd J. Weber, Malcolm S. MacDiarmid and Donald J. Bugea, Jr. each has been instrumental in our organization and will be a key management official in charge of our daily business operations. Although we have entered into consulting/employment agreements with Mssrs. Weber and MacDiarmid, either may still terminate his employment and deprive us of his services. In addition, our directors’ community involvement and extensive local business relationships are important to our success. Our growth could be adversely affected if the composition of our board of directors changes significantly. See “Management” on page 38.

Our directors and executive officers will have the ability to influence shareholder actions, and yet they may have interests that are different from yours as an investor.

Our directors intend to purchase 281,500 shares of our common stock and our non-director executive officer intends to purchase a minimum of 20,000 shares of our common stock and will, if the offering is successful, receive in total 150,750 Shareholder Warrants and 281,500 Common Risk Warrants and Director Warrants. They also own 81,000 shares of non-voting Series A Preferred Stock and warrants to purchase an additional 121,500 shares of Series A Preferred Stock, all of which will be convertible into common stock on April 1, 2009. Also, the three executive officers will receive an aggregate of 95,000 options. Consequently, as shown in the table entitled “Capital Stock—Diluted Basis” on page 53, our directors and executive officers may own up to 1,031,250 shares, or approximately 52.1% of our outstanding common stock shares, assuming the completion of the minimum offering, the conversion of the Series A Preferred Stock,  and the exercise of all warrants and options expected to be issued to them, and if none of the other Shareholder Warrants are exercised. Given that our directors may purchase a substantial number of shares, they will be able to exercise significant control over the management and affairs of Semoran and the Bank, by influencing all matters requiring shareholder approval, including the election of directors and the approval of significant corporate transactions. Yet, these persons, individually or as a group, may have interests that are different from yours as an investor. Ownership of a substantial number of shares by our directors might cause you to end up being one of a very small number of ordinary investors and might significantly affect your ability to sell your shares. You should not base your investment decision solely on the number of shares to be purchased by the directors.

Through the exercise of warrants and stock options, our directors and executive officers may be able to acquire shares of our common stock for less than the market value of our common stock, which could cause your ownership interest in Semoran to be diluted.

The warrants and stock options described in the preceding paragraph will provide our directors and executive officers with the opportunity to profit from any future increase in the market value of our common stock or any increase in our net worth without paying for the shares initially. Because our directors and officers will be able to purchase shares subject to the warrants and stock options at $10.00 per share, and $11.50 per share with respect to shares purchased upon exercise of Shareholder Warrants; if the market price of our common stock rises, our directors and executive officers will be able to purchase a significant amount of our common stock in the future for less than the prevailing market value. Any exercise of these warrants or stock options would result in dilution of your ownership interest in the company.

You may forfeit your Shareholder Warrants if the regulators deem the Bank to require additional capital and you are unable then to exercise them.

As more fully described on pages 51–52, if our Bank’s capital should fall below the minimum level mandated by the Bank’s primary regulator, we may be directed by the regulator to require you to exercise your Shareholder Warrants or forfeit them. If you are then unable to pay the exercise price for any or all of your Shareholder Warrants, you will forfeit them.

An effective registration statement may not be in place when you desire or are required to exercise your Shareholder Warrants, thus precluding you from being able to exercise them and causing such warrants to be practically worthless.

No Shareholder Warrant will be exercisable and we will not be obligated to issue shares of common stock unless at the time the holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrant is current. Under the terms of the Shareholder Warrant Agreement, following the one-year anniversary of the date the Bank opens for business, we agree to use our best efforts to meet these conditions and maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the two-year exercise period of these warrants. However, despite our intention to comply with this obligation, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus related to the common stock issuable upon exercise of the Shareholder Warrants, you will be unable to exercise these warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the Shareholder Warrants is not current, these warrants may have no value, the market for such warrants may be limited and such warrants may expire worthless. In no event will we be required to net cash settle the Shareholder Warrants.

You will only be able to exercise a Shareholder Warrant if the issuance of common stock upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of your residence.

No Shareholder Warrants will be exercisable and we will not be obligated to issue shares of common stock unless the common stock issuable upon such exercise has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Because the exemptions from qualification in certain states for resales of warrants and for issuances of common stock by the issuer upon exercise of a warrant may be different, a warrant may be held by a holder in a state where an exemption is not available for issuance of common stock upon an exercise and the holder will be precluded from exercise of the warrant. We intend to register the Shareholder Warrants, or utilize an exemption from registration, in every state where the subscribers to our common stock in this offering are residing. Accordingly, we believe holders in every state will be able to exercise their Shareholder Warrants as long as our prospectus relating to the common stock issuable upon exercise of these warrants is current. However, we cannot assure you of this fact. As a result, the Shareholder Warrants may be deprived of any value, the market for these warrants may be limited and the holders these of warrants may not be able to exercise them if the common stock issuable upon such exercise is not qualified or exempt from qualification in the jurisdictions in which the holder resides.

We will face strong competition for customers, especially from larger and more established financial institutions, which may hinder us from obtaining customers and may cause us to pay higher interest rates on our deposits or charge lower interest rates on our loans than our competitors’ rates for an extended period.

We anticipate offering competitive loan and deposit rates as we establish ourselves in the market, but if excessive competition forces us to offer more aggressive pricing indefinitely, our net interest margin will suffer and our financial performance will be negatively impacted. We will compete with numerous other lenders and deposit-takers, including other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms. With multiple financial institutions already doing business in our primary service areas, and given the chance that additional competitors may enter the market in the future, we will be faced with continuous competition. See “Our Proposed Business—Competition” on page 32. Moreover, some of these competitors are not subject to the same degree of regulation as we will be and may have greater resources than will be available to us. Competition from non-traditional financial institutions may also affect our success due to the Gramm-Leach-Bliley Act. See “Supervision and Regulation” on page 59.

We may not be able to compete with our larger competitors for larger customers because our lending limits will be lower than theirs.

Our lending limit will be significantly less than the limits for most of our competitors, and may hinder our ability to establish relationships with larger businesses in our market area. The limit will increase or decrease as the Bank’s capital increases or decreases as a result of its earnings or losses, among other reasons. Because of our relatively low legal lending limit, we will need to sell participations in our loans to other financial institutions in order to meet the lending needs of our customers requiring extensions of credit above these limits. However, our strategy to accommodate larger loans by selling participations in those loans to other financial institutions may not be successful. In addition, we will initially have limited working capital to fund our anticipated loan growth. Through our banking operations, our ability to attract deposits will serve as our primary source of working capital to fund loans. To provide additional sources of working capital, we plan to maintain a federal funds borrowed line of credit with one or more correspondent banks and to apply for membership to the Federal Home Loan Bank of Atlanta which will permit us to borrow against our loan portfolio at preferred rates. See “Our Proposed Business—Lending Services” on page 34.

Our success will depend significantly upon general economic conditions in the primary service area.

Our operations and profitability may be more adversely affected by a local economic downturn than those of our larger competitors which are more geographically diverse. Since the majority of our borrowers and depositors are expected to be individuals and businesses located and doing business in or near Casselberry, Florida, and the Seminole County, Florida areas, our success will depend significantly upon the general economic conditions in and around the primary service area. An adverse change in the local economies of the primary service area could make it more difficult for borrowers to repay their loans, which could lead to loan losses for the Bank.

Rapidly rising or falling interest rates could significantly harm our business.

A rapid increase or decrease in interest rates could significantly harm our net interest income, capital and liquidity. Our profitability will depend substantially on our net interest income, which is the difference between the interest income earned on our interest-earning assets, such as loans and investment securities, and the interest expense paid on our interest-bearing liabilities, such as deposits and borrowings. To the extent that the maturities of these assets and liabilities differ, rapidly rising or falling interest rates could significantly and adversely affect our earnings, which, in turn, would impact our business. See “Our Proposed Business—Asset and Liability Management” on page 38.

Our ability to pay dividends is limited and depends on the Bank’s legal ability to pay dividends, as well as the judgment of our board of directors.

We will initially have limited sources of income other than dividends we receive from the Bank. Our ability to pay dividends will therefore depend largely on the bank’s ability to pay dividends to us, which will be based primarily on the bank’s earnings, capital requirements and financial condition, among other factors.

Bank holding companies and Florida state-chartered banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions and our need to retain and build capital, it will be our policy to reinvest earnings for the period of time necessary to help support the success of our operations. As a result, we do not plan to pay dividends until the Bank is cumulatively profitable and possibly not at that time. See “Dividends” on page 25 and “Supervision and Regulation—Dividends” on page 62.

The offering price of our common stock and the exercise price of the various warrants were arbitrarily determined by our directors and may not accurately reflect the value of an investment in our common stock.

Because we were only recently formed and the Bank is in the process of being organized, the public offering price could not be set by referencing historical measures of our financial performance. Therefore, the public offering price may not indicate the market price for our common stock after this offering. The public offering price and the exercise price of the various warrants were arbitrarily determined by our directors based on several factors. These factors included prevailing market conditions and comparable de novo bank holding company capitalizations. See “Plan of Distribution—Determination of Offering Price” on page 20.

We do not expect that an active trading market for our common stock will develop, which means that you may not be able to sell your shares.

Since the size of this offering is relatively small, we do not expect that an active and liquid trading market for our common stock will develop within the next five years. Therefore, you should not invest in this offering if you have a short-term investment intent.

If an active trading market does not develop, you may not be able to sell your shares promptly, or perhaps at all. You should consider carefully the limited liquidity of your investment before purchasing any shares of our common stock.

The market price of our common stock may be volatile.

If a market develops for our common stock after this offering, significant market price volatility may be experienced. Factors that may affect the price of our common stock include its depth and liquidity, investor perception of our financial strength, conditions in the banking industry such as credit quality and monetary policies, and general economic and market conditions. Our quarterly operating results, changes in earnings or other developments affecting us could cause the market price of our common stock to fluctuate substantially. In addition, from time to time the stock market experiences extreme price and volume fluctuations. This volatility may significantly affect the market price of our common stock for reasons unrelated to our operating performance.

Our profitability and growth could be adversely affected by changes in the law, especially changes deregulating the banking industry.

We will be subject to extensive federal and state government supervision and regulation. Our ability to achieve profitability and to grow could be adversely affected by federal and state banking laws and regulations. These and other restrictions limit the manner in which we may conduct our business and obtain financing, including our ability to attract deposits, make loans and achieve satisfactory interest spreads. Many of these regulations are intended to protect depositors, the public, and the FDIC, not shareholders. In addition, the burden imposed by federal and state regulations may place us at a competitive disadvantage compared to competitors who are less regulated. Applicable laws, regulations, interpretations and enforcement policies have been subject to significant, and sometimes retroactively applied, changes in recent years, and may be subject to significant future changes. Future legislation or government policy may also adversely affect the banking industry or our operations. We cannot predict the effects of any potential changes, but they could adversely affect our future operations. See “Supervision and Regulation” on page 59.

The operation of the Bank may, in the future, require more capital than we will raise in this offering, and we may not be able to obtain additional capital on terms that do not cause dilution to the investors.

In the future, should we need additional capital, we may not be able to raise additional funds through the issuance of additional shares of our common stock, preferred stock, or other securities. Even if we were able to obtain additional capital through the issuance of additional shares of our common stock, preferred stock or other securities, we may not be able to issue these securities at prices or on terms better than or equal to the public offering price and terms of this offering. The issuance of such new securities could dilute your ownership interest in Semoran.

Florida law and provisions of our articles of incorporation and bylaws could deter or prevent takeover attempts by a potential purchaser of our common stock that would be willing to pay you a premium for your shares of our common stock.

In many cases, shareholders receive a premium for their shares when a company is acquired by another company. Under Florida law, however, no out-of-state bank holding company may acquire control of Semoran until the Bank has been in operation for three years. As a result, your ability to receive a premium over market for your shares of our common stock may be severely limited during the first three years of the Bank’s operations. In addition, our articles of incorporation and bylaws contain provisions that may deter or prevent an attempt to change or gain control of Semoran. These provisions include the possible existence of preferred stock, staggered terms for directors, restrictions on the ability to change the number of directors or to remove a director, special provisions regarding combinations with “interested” shareholders and the price at which an acquirer may purchase your shares of our common stock, and flexibility in evaluating acquisition proposals. As a result, you may be deprived of opportunities to sell some or all of your shares of our common stock at prices that represent a premium over market prices. See “Important Provisions of Semoran’s Articles of Incorporation and Bylaws” on page 55.

We may issue preferred stock which may result in the subordination of the rights of the common shareholders.

As discussed, on page 50, by their terms, the 81,000 shares of Series A Preferred Stock outstanding as of May 29, 2007, do not in practical terms give their holders rights which are senior to those of the common stock shareholders. However, we have authorized 5,000,000 shares of preferred stock for future issuance to shareholders. If we issue preferred stock in the future, the rights of the preferred shareholders may be senior with regard to some matters, such as liquidation and dividend preference, as compared to the rights of common shareholders.

The costs of being an SEC registered company are proportionately higher for small companies such as Semoran because of the requirements imposed by the Sarbanes-Oxley Act.

The Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated by the Securities and Exchange Commission have increased the scope, complexity, and cost of corporate governance, reporting, and disclosure practices. These regulations are applicable to our company. We expect to experience increasing compliance costs, including costs related to internal controls, as a result of the Sarbanes-Oxley Act. These necessary costs are proportionately higher for a public company of our size and will affect our profitability more than that of some of our larger competitors.

If at any time we have fewer than 300 shareholders, we anticipate that we will not register or will terminate our registration as a reporting company under the Securities and Exchange Act of 1934 and therefore current information about us will not be publicly available for review.

As a result of this offering, we will be subject to the disclosure obligations under Section 15(d) of the Securities Exchange Act. We will file periodic reports with the SEC but not be subject to compliance with the federal proxy rules. If we have more than 500 shareholders on December 31, 2007 or at the end of any fiscal year thereafter, we will be required to register our securities under Section 12(g) of the Securities Exchange Act. In addition to the obligation to file periodic reports with the SEC, we would also be subject to the federal proxy rules. If we have fewer than 300 shareholders on December 31, 2007 or at the end of any fiscal year thereafter, we anticipate that we would deregister as a reporting company with the SEC. As a result, we would no longer be obligated to file periodic reports with the SEC or comply with the federal proxy rules. We would continue to comply with regulatory and state law requirements and furnish our shareholders with annual reports containing audited financial information. Upon completion of the offering, we anticipate that we will have more than 300 and may have more than 500 shareholders.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus are “forward-looking statements.” Forward-looking statements include statements about the competitiveness of the banking industry, potential regulatory obligations, potential economic growth in our primary service area, our business strategies, our projected opening date and pre-opening expenses and other statements that are not historical facts. The words “anticipate,” “estimate,” “project,” “intend,” “expect,” “believe,” “forecast” and similar expressions are intended to identify these forward-looking statements, but some of these statements may use other phrasing. In addition, any statement in this prospectus that is not a historical fact is a “forward-looking statement.” These forward-looking statements are not guarantees of future performance and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Some of these factors are set forth above in the section entitled “Risk Factors”. Many of these factors are beyond our ability to control or predict, and readers are cautioned not to put undue reliance on such forward-looking statements.

TERMS OF THE OFFERING

General

We are offering for sale a minimum of 1,250,000 shares and a maximum of 2,000,000 shares of our common stock at a price of $10.00 per share. Each subscriber will also receive a Shareholder Warrant to purchase an additional share of common stock at $11.50 per share for each two shares purchased, i.e. a minimum of 625,000 and a maximum of 1,000,000 Shareholder Warrants. The terms of the Shareholder Warrants provide that the holder may be required by us to exercise or forfeit his Shareholder Warrants if we are directed to issue such requirement by the Bank’s primary regulator because either our capital or our Bank’s capital falls below the minimum level mandated by this regulator. See “Description of Capital Stock of Semoran—Warrants” on page 50.

In addition, in consideration of the financial risks undertaken by our directors in providing the funds required for our organizational, pre-opening and offering expenses and for their willingness to serve as directors, we are offering to them Common Risk Warrants and Director Warrants, to be granted when the Bank opens for business. For the amount and the terms of these warrants, see the section entitled “Description of Capital Stock of Semoran—Warrants”.

The minimum purchase for any investor is 100 shares of our common stock, unless we, in our sole discretion, accept a subscription for a lesser number of shares. We will not accept any subscription for more than 9.9% of our shares of common stock without the prior approval of our board of directors. The purchase price of $10.00 per share must be paid in full upon signing and delivering a subscription agreement. A subscription agreement for your use is attached to this prospectus as Appendix B.

We must receive your subscription for shares before midnight, Eastern Standard Time, on September 30, 2007, unless we sell all of the shares earlier or we terminate or extend the offering. We reserve the right to terminate the offering at any time or to extend the expiration date for up to two consecutive 90-day periods, up to March 31, 2008. Extension of the expiration date will likely cause an increase in our expenses. We intend to inform all subscribers of any extensions of the offering, but we do not have to give you notice prior to the extension. If we extend the offering subscriptions we have already accepted will still be binding.

All subscriptions will be binding on the subscriber and may not be revoked except with our consent. We reserve the right to reject any or all subscriptions before acceptance until the proceeds of this offering are released from escrow. We may also allocate shares among subscribers if the offering is oversubscribed. In deciding which subscriptions to accept, we may take into account many factors, including:

•       whether the subscriber is a resident of the primary service area;

•       the order in which subscriptions are received;

•       a subscriber’s potential to do business with or to direct customers to the bank; and

•       our desire to have a broad distribution of stock ownership.

If we reject any subscription we will refund the amount remitted for shares for which the subscription is rejected or canceled with interest. We will issue certificates for shares which have been subscribed and paid for promptly after we receive the funds out of escrow.

Prior to this offering, there has been no established public trading market for our common stock or the warrants, and we do not anticipate that an established market will develop. The offering price has been arbitrarily determined and is not a reflection of our book value, net worth or any other such recognized criteria of value. In determining the offering price of our common stock, our directors considered, among other factors, prevailing market conditions and comparable de novo bank holding company capitalizations.

There can be no assurance that, if a market should develop for our common stock, the post-offering market price will equal or exceed our $10.00 offering price.

Conditions of the Offering

This offering is expressly conditioned upon the fulfillment of the following conditions. The offering conditions, which may not be waived, are as follows:

•       at least $12,500,000 must have been deposited with our escrow agent, Nexity Bank;

•       we must have received final approval of the Bank’s charter application from the Florida Office of Financial Regulation;

•       we must have received final approval of the Bank’s deposit insurance application from the FDIC;

•       we must have received approval as a bank holding company with the Federal Reserve; and

•       we must not have canceled this offering prior to the time funds are withdrawn from the subscription escrow account.

Escrow of Subscription Funds

Until all of the above offering conditions have been met, all subscriptions and documents delivered by subscribers will be placed in an escrow account with Nexity Bank. Under the terms of the escrow agreement, a copy of which is attached as Appendix A, if all of the offering conditions are met, we will certify this fact to the escrow agent, and the escrow agent will release all funds to us, together with interest earned thereon less the escrow agent’s fees and expenses.

Specifically, prior to the release of the funds from the escrow account, the escrow agent will invest the funds in interest-bearing bank accounts, including savings accounts and bank money market accounts, short-term direct obligations of the United States Government and/or in short-term FDIC insured bank certificates of deposit, and will use any interest earned to pay the escrow agent’s fees and expenses. We will invest all funds obtained after the release of the funds from the escrow account and before we infuse capital into the Bank in a similar manner. We will use the offering proceeds to purchase all of the capital stock of the Bank, to repay certain expenses incurred in our organization and for working capital purposes. See “Use of Proceeds” on page 20.

If the offering conditions are not met by September 30, 2007, unless we notify the escrow agent of an extension, the escrow agent will promptly return to subscribers their subscription funds together with their proportionate share of the aggregate interest earned less the escrow agent’s fees and expenses. If the offering conditions are not satisfied, the expenses incurred by us will be borne by our directors and not by subscribers.

No assurance can be given that the funds in the escrow account can or will be invested at the highest rate of return available or that any profits will be released from the investment of these funds.

If all of the offering conditions are satisfied, and we withdraw the funds from the subscription escrow account, we will own all profits and earnings on the account. If the minimum offering of 1,250,000 shares of common stock is sold before the expiration date, a minimum closing will be held. At that minimum closing, the funds will be released from the escrow account to us and subscribers will become shareholders of Semoran. Thereafter, subscribers’ funds will be paid directly to us, rather than the escrow agent, upon acceptance.

Nexity Bank, by accepting appointment as escrow agent under the escrow agreement, in no way endorses the purchase of our common stock.

PLAN OF DISTRIBUTION

General

Offers and sales of the common stock will be made by our executive officers and directors (other than J. Michael. Bass and Charles A. Lacey), who will be reimbursed for their reasonable expenses but will not receive commissions or other remuneration. We believe these officers and directors will not be deemed to be brokers or dealers under the Securities Exchange Act of 1934 due to Rule 3a4-1. If we determine that engaging a placement agent to assist us is necessary in order to complete the offering, we will engage such an agent. An agent’s aggregate compensation will not exceed 5% of that portion of the subscription proceeds raised by the agent.

We intend to sell most of our shares to individuals and businesses in the primary service area and the surrounding area who share our desire to support a new local community bank. Our directors will also offer our common stock to some of their personal contacts outside of this area. We will contact prospective investors through a combination of telephone calls, mail, and personal visits and meetings.

Prior to this offering, there has been no public market for the shares. We do not expect a liquid market for our common stock to develop for several years, if at all. In general, if a secondary market develops, the shares other than those held by affiliates will be freely transferable in the market. See “Description of Capital Stock of Semoran—Shares Eligible for Future Sale” on page 50.

How to Subscribe

If you desire to purchase shares of our common stock, you should:

1.                Complete, date, and execute the subscription agreement you received with this prospectus;

2.                Make a check, bank draft, or money order payable to “Nexity Bank, Escrow Account for Semoran Financial Corporation,” in the amount of $10.00 times the number of shares you wish to purchase; and

3.                Deliver the completed subscription agreement and check to us at the following address:

Semoran Financial Corporation
Attention: Lloyd J. Weber
P.O. Box 180007
Casselberry, Florida 32718-0007

No subscription agreement is binding until accepted by us, which we may, in our sole discretion, refuse to accept,  in whole or in part, for any reason whatsoever. Rejected subscriptions, in whole or in part, will be returned to the subscriber without interest.

If you have any questions about this offering or how to subscribe, please call Lloyd J. Weber or Malcolm S. MacDiarmid at (407) 401-8295. If you subscribe, you should retain a copy of the completed subscription agreement for your records. You must pay the subscription price at the time you deliver the subscription agreement.

Determination of Offering Price

We were only recently formed and the Bank is in the process of being organized. Therefore, the public offering price could not be set by referencing historical measures of our financial performance. In addition, prior to this offering, there has been no public market for our common stock. Therefore, the public offering price may not indicate the market price for our stock after this offering. The offering price of $10.00 per share in this offering has been arbitrarily determined by our directors based on several factors, including prevailing market conditions and comparable de novo bank holding company capitalizations. In the event a market should develop for our common stock after completion of this offering, there can be no assurance that the market price will not be lower than the offering price in this offering.

The Common Risk Warrants, Director Warrants and the options to be granted to BankResources, Inc., our consultant, are being issued for risks undertaken, current and further services as directors and services currently rendered, respectively. Typically, the exercise price of such derivative securities is fixed at fair market value of the underlying equity security at the time of grant. Consistent with this principle, the directors fixed the exercise price of these securities at what was determined to be the fair market value of the common stock, i.e. the offering price of $10.00 per share.

The $11.50 exercise price of the Shareholder Warrants is designed to reflect the proposition that the purpose of such warrants is to provide Semoran with a ready-made source of additional capital as it may need such capital within the next three years.

USE OF PROCEEDS

We estimate that we will receive net proceeds of $12,340,000 if we sell the minimum amount of 1,250,000 shares of common stock in the offering, and up to $19,840,000 if we sell the maximum amount of 2,000,000 shares of common stock in the offering, after deducting $160,000 in estimated offering expenses. We have financed our operations through a combination of proceeds obtained from the sale of Series A Preferred Stock to our directors and a line of credit with Nexity Bank in the amount of up to $750,000 at the rate of prime minus 1.00%. We also plan to borrow $1,476,000 at the prime rate to finance the purchase of our new main office site. We believe that the minimum proceeds of $12,500,000 from the offering will satisfy the cash requirements for more than the next 12 months for both Semoran and the Bank. The following two paragraphs describe the proposed use of proceeds by Semoran and the Bank.

Use of Proceeds by Semoran

As shown in the table, subject to regulatory approval and the sale of the minimum amount of shares, Semoran will use the net proceeds from the offering to:

•       Invest at a minimum $10,750,000 in the capital stock of the Bank and at least 50% of any amounts raised in excess of $14,000,000;

•       Invest the remaining proceeds, in the short term, in United States government securities or deposit them with the Bank; and

•       Use the remaining proceeds, in the long term, of at least $1,590,000 and up to $6,090,000 for operational expenses and other general corporate purposes, including the provision of additional capital to the Bank, if necessary, and possibly for expansion purposes, for example by opening a branch office currently planned for late 2009 or acquiring other financial institutions, although we do not have any definitive plans for expansion.

	Minimum Offering 1,250,000 shares	Mid-Range Offering 1,625,000 shares	Maximum Offering 2,000,000 shares
Gross proceeds from offering	$12,500,000	$16,250,000	$20,000,000
Offering expenses of the Semoran	(160,000)	(160,000)	(160,000)
Investment in capital stock of the Bank	(10,750,000)	(11,875,000)	(13,750,000)
Remaining proceeds	$1,590,000	$4,215,000	$6,090,000

Use of Proceeds by the Bank

All proceeds received by the Bank will be in the form of an investment in the Bank’s capital stock by Semoran as described above. The Bank’s estimated organizational and pre-opening expenses of $840,000 will be incurred from the commencement of this offering through the Bank’s opening. We will pay for these expenses with funds from a letter of credit and a capital investment in non-voting preferred stock made by our directors until we break escrow, a condition of which is attaining the minimum offering.

As shown in the table, subject to regulatory approval and the sale of the minimum amount of shares, the Bank will use the proceeds from the capital stock investment by Semoran to:

•       Pay for the organizational and pre-opening expenses of the Bank in the amount of $840,000;

•       Acquire the 1.1 acre site for the future main office for the purchase price of $1,476,000;

•       Pay for the costs of furniture, fixtures and equipment necessary to operate the initial bank office, and of other assets which is expected to be $395,000;

•       Pay for the construction of the new main office in the estimated amount of $1,175,000, which is expected to begin in the second quarter of 2008; and

•       Use the remaining proceeds to make loans, purchase securities and other investments, pay salaries, marketing and advertising expenses and fees to the various vendors and service providers, and otherwise conduct the core business of the Bank.

	Minimum Offering 1,250,000 shares	Mid-Range Offering 1,625,000 shares	Maximum Offering 2,000,000 shares
Investment by Semoran in the Bank’s capital stock	$10,750,000	$11,875,000	$13,750,000
Organizational and pre-opening expenses of the Bank	(840,000)	(840,000)	(840,000)
Fixed assets and other assets	(395,000)	(395,000)	(395,000)
Cost of the real estate	(1,476,000)	(1,476,000)	(1,476,000)
Projected construction cost of new main office	(1,175,000)	(1,175,000)	(1,175,000)
Remaining proceeds	$6,864,000	$7,989,000	$9,864,000

CAPITALIZATION

The following table shows our capitalization as of March 31, 2007, and our pro forma consolidated capitalization, as adjusted to give effect to the receipt of the net proceeds from the sale of a minimum of 1,250,000 and a maximum of 2,000,000 shares of our common stock in this offering. On September 30, 2006, Lloyd J. Weber, our Chairman and Chief Executive Officer, purchased ten shares of our common stock at a price of $10.00 per share. We will redeem these shares for $10.00 per share upon the issuance of shares in this offering. The number of shares showed as outstanding after giving effect to this offering does not include shares of our common stock issuable upon the exercise of any warrants or stock options. For additional information regarding the number and terms of those warrants and options, See “Description of Capital Stock of Semoran—Warrants” on page 50 and “Executive Compensation” on page 44, respectively.

	Actual		As Adjusted for Minimum Offering		As Adjusted for Maximum Offering
Shareholders’ equity actual and as adjusted
Preferred stock, no par value per share; 4,900,000 shares authorized; none issued and outstanding	$0		$0		$0
Series A preferred stock, no par value per share; 100,000 shares authorized; 81,000 shares issued and outstanding(1)	$0		$0		$0
Common stock, $.01 par value per share; 25,000,000 shares authorized; 1,250,000 shares issued and outstanding as adjusted (minimum offering); 2,000,000 shares issued and outstanding as adjusted (maximum offering)	$0		$12,500		$20,000
Common stock subscription receivable	$(100)		$0		$0
Additional paid-in capital	$810,100		$13,137,500	(2)	$20,630,000	(2)
Deficit accumulated during the development stage	$(700,604	)(3)	$(840,000	)(4)	$(840,000	)(4)
Total shareholders’ equity (deficit)	$109,396		$12,310,000		$19,810,000
Book Value per share of common stock	N/A		$9.20		$9.50
Dilution(5)	N/A		$0.80		$0.50

(1)          On March 24, 2007, we issued 81,000 shares of Series A Preferred Stock to our directors in exchange for their right of repayment of $810,000 in advances made to us. We rescinded those shares on May 24, 2007 and on May 25, 2007 amended our Articles of Incorporation to increase the number of authorized shares of Series A Preferred Stock to 375,000 and to change the terms of the Series A Preferred Stock to provide for an automatic conversion on a one-for-one share basis to common stock to occur on April 1, 2009.

(2)          The additional paid-in capital is less the amount of $160,000 representing the estimated offering expenses.

(3)          This deficit reflects pre-opening expenses incurred through March 31, 2007, consisting primarily of professional and consulting fees and salaries and benefits.

(4)          The “As Adjusted” accumulated deficit results from estimated organizational and pre-opening expenses of $840,000 for Semoran and the Bank to be incurred through the Bank’s target opening date in the fourth quarter of 2007. Actual organizational and pre-opening expenses may be higher and may therefore increase the deficit accumulated during the pre-opening stage and further reduce shareholders’ equity.

(5)          After giving effect to the receipt of the net proceeds from this offering, there is an immediate dilution in the book value per share of common stock of $0.80 if we sell 1,250,000 shares and $0.50 if we sell 2,000,000 shares, resulting from the recognition of pre-opening and offering expenses.

DIVIDENDS

In light of regulatory restrictions, our anticipated losses during our first few years of operations and the need for us to retain and build capital, we plan to reinvest earnings and not pay dividends for the next several years. We will initially have limited sources of income other than dividends paid to us by the Bank. Our ability to pay dividends to our shareholders will therefore depend largely on the Bank’s ability to pay dividends to us. In the future, we may begin income-producing operations independent from those of the Bank, which may provide alternative sources of income from which we may pay dividends to you. However, we can give you no assurance as to when, if at all, these operations may begin or whether they will be profitable.

Bank holding companies and state chartered banks are both subject to significant regulatory restrictions on the payment of cash dividends. In light of these restrictions, our anticipated losses during our first few years of operations and our need to retain and build capital, our board of directors plans to reinvest earnings for the period of time necessary to support successful operations. As a result, we do not plan to pay dividends until we recover any losses incurred and become profitable, and we may not pay dividends at that point. Our future dividend policy will depend on our earnings, capital requirements and financial condition and on other factors that our board of directors considers relevant.

Additionally, regulatory authorities may determine, under circumstances relating to the financial condition of Semoran or the Bank, that the payment of dividends would be an unsafe or unsound practice and may prohibit dividend payment. See “Supervision and Regulation—Dividends” on page 62.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND PLAN OF OPERATIONS

General

We are in the development stage and will remain in that stage until this offering is completed. Semoran was incorporated in Florida on October 11, 2005 to serve as a holding company for the Bank. Throughout our organization, our main activities have been:

•       seeking, interviewing and selecting our officers;

•       preparing our business plan;

•       applying for a state bank charter under the laws of the State of Florida;

•       applying for FDIC deposit insurance;

•       applying to become a bank holding company;

•       identifying the sites for our banking facilities; and

•       raising equity capital through this offering.

Financial Results and Plan of Operation

From October 11, 2005, the date we began our organizational activities, through March 31, 2007, our net loss amounted to $700,604. Our estimated net loss for the period from October 11, 2005 through our anticipated closing date of the offering of September 30, 2007 is $840,000. The losses set forth above are attributable to the following estimated expenses:

	October 11, 2005 - March 31, 2007	October 11, 2005 - September 30, 2007
Employee compensation and benefits	$(448,104)	$(623,103)
Consulting & professional fees & costs	(180,198)	(187,812)
Lodging, travel, meals & entertainment expense	(22,973)	(34,146)
Telephone expenses and supplies	(13,770)	(62,524)
Marketing and printing expense	(16,236)	(28,236)
Application fees	(18,999)	(18,999)
Other pre-opening expenses(1)	(7,554)	(45,544)
Interest Income	7,230	160,364
Total	$(700,604)	$(840,000)

(1)          Includes interest expense, rent and other miscellaneous expenses.

Our financial statements and related notes, which are included in this prospectus, provide additional information relating to the discussion of our financial condition. See “Index to Financial Report” on page F-1.

We expect to complete our organizational activities and begin banking operations in the fourth quarter of 2007. Our current plans consist of operating the Bank from a 4,000 square foot leased facility in Fern Park, Florida until the first quarter of 2009 and then relocating to the newly constructed 5,000 square foot building with a three-lane drive-through facility, in Casselberry, Florida. The Bank plans to open a branch office sometime within the second year of operation.

We will incur substantial expenses in establishing the Bank as a going concern, and we can give you no assurance that we will be profitable or that future earnings, if any, will meet the levels prevailing in the banking industry. Typically new banks are not profitable in their first year of banking operations and, in some cases are not profitable for several years. Once we begin banking operations, our future results will be determined primarily by our ability to manage effectively interest income and expense, to minimize loan and investment losses, to generate non-interest income, and to control non-interest expenses. Since interest rates will be determined by market forces and economic conditions beyond our control, our ability to generate net interest income will be dependent upon our ability to maintain an adequate spread between the rate earned on earning assets, such as loans and investment securities, and the rate paid on interest-bearing liabilities, such as deposits and borrowing.

For more information about our plan of operations, See “Our Proposed Business” on page 26. This discussion includes a description of our proposed strategies, market area, competition, products and services.

Liquidity and Interest Rate Sensitivity

Organizational Period.   During our organizational period, our cash requirements have consisted principally of funding our pre-opening expenses, described above, as well as minor capital expenditures for the acquisition of the site for our initial main office facility.

Since October 11, 2005, our pre-opening expenses have been funded through preferred stock purchases from the directors and draws from a line of credit. We initially funded our operations through advances totaling $810,000 made to us from our directors. These advances were exchanged for 81,000 shares of Series A Preferred Stock in May 2007. Additionally, in April 2007, we entered into a line of credit, guaranteed by our directors, with Nexity Bank in the amount of $750,000. We believe that our organizational expenses will continue to be funded through the proceeds obtained from the sale of Series A Preferred Stock to our directors and this line of credit through our Bank’s opening date. The shares of Series A Preferred Stock will remain outstanding after the completion of this offering. We plan to repay the line of credit, after the close of this offering, by using a portion of the proceeds of the offering. See “Use of Proceeds” on page 20. After all of the conditions to the offering have been satisfied, Nexity Bank will have released funds from the subscription escrow account to us so that we can capitalize the Bank and commence operations.

We expect to complete our organizational activities and begin banking operations in the fourth quarter of 2007. Any delay in beginning our banking operations will increase our pre-opening expenses and postpone our realization of potential revenues. Such a delay may occur as a result of, among other things, delays in receiving requisite regulatory approvals or our inability to achieve the minimum offering of $12,500,000. In the event we experience an extended delay in beginning our banking operations, we may be required to exhaust the entire $750,000 available under the line of credit and even to seek additional borrowings or equity investments. There can be no assurance that we will be able to obtain such additional financing on satisfactory terms.

Commencement of Banking Operations.   Since we have been in the development stage, there are no operating results to present at this time. Nevertheless, once we begin banking operations, net interest income, our primary source of earnings, will fluctuate with significant interest rate movements. To lessen the impact of these margin swings, we intend to structure our balance sheet so we will have regular opportunities to “reprice” or change the interest rates on our interest-bearing assets and liabilities. Imbalance in these repricing opportunities at any point in time constitutes interest rate sensitivity.

Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to changes in market interest rates. The rate sensitive position, or gap, is the difference in the volume of rate sensitive assets and liabilities at a given time interval. The general objective of gap management is to actively manage rate sensitive assets and liabilities in order to reduce the impact of interest rate fluctuations on the net interest margin. We will generally attempt to maintain a balance between rate sensitive assets and liabilities as the exposure period is lengthened to minimize our overall interest rate risks.

We will evaluate regularly our balance sheet’s asset mix in terms of several variables, including yield, credit quality, appropriate funding sources and liquidity. To effectively manage our balance sheet’s liability mix, we plan to focus on expanding our deposit base and converting assets to cash as necessary.

As we continue to grow, we will restructure our rate sensitivity position in an effort to hedge against rapidly rising or falling interest rates. Our Asset/Liability/Investment Committee will meet on a quarterly basis to develop a strategy for the upcoming period.

For an operating bank, liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. Initially, we expect that a portion of the net proceeds of the offering will be available for working capital purposes and will provide funds for these purposes. See “Use of Proceeds” on page 20. In addition, we can obtain these funds by converting assets to cash or by attracting new deposits. Through our banking operations, our ability to maintain and increase deposits will serve as our primary source of liquidity. To provide additional sources of liquidity, we plan to maintain a federal funds borrowed line of credit with one or more correspondent banks and to apply for membership to the Federal Home Loan Bank of Atlanta.

Other than this offering and as discussed above, we know of no trends, demands, commitments, events or uncertainties that should result in, or are reasonably likely to result in, our liquidity increasing or decreasing in any material way in the foreseeable future.

Capital Adequacy

There are now two primary measures of capital adequacy for banks and bank holding companies: (i) risk-based capital guidelines and (ii) the leverage ratio.

The risk-based capital guidelines measure the amount of a bank’s required capital in relation to the degree of risk perceived in its assets and its off-balance sheet items. Under the risk-based capital guidelines, capital is divided into two “tiers.” Tier 1 capital consists of common shareholders’ equity, noncumulative and cumulative perpetual preferred stock, and minority interests. Goodwill is subtracted from the total. Tier 2 capital consists of the allowance for loan losses, hybrid capital instruments, term subordinated debt and intermediate term preferred stock. Banks are required to maintain a minimum risk-based capital ratio of 8%, with at least 4% consisting of tier 1 capital. For the first three years of operation, the Bank will be required to maintain an 8% tier 1 capital ratio.

The second measure of capital adequacy relates to the leverage ratio. The FDIC has established a 3% minimum leverage ratio requirement. The leverage ratio is computed by dividing tier 1 capital into total assets. In the case of the Bank and other banks that are experiencing growth or have not received the highest regulatory rating from their primary regulator, the minimum leverage ratio should be 3% plus an additional cushion of at least 1% to 2%, depending upon risk profiles and other factors.

We believe that the net proceeds of this offering will satisfy our capital requirements for at least the next 12 months following the opening of the Bank. We believe all anticipated material expenditures for this period have been identified and provided for out of the proceeds of this offering. For additional information about planned expenditures, See “Use of Proceeds” on page 20. For additional information about our plan of operations, See “Our Proposed Business” on page 31.

Recently Issued Accounting Standards

The following is a summary of recent authoritative pronouncements that affect our accounting, reporting, and disclosure of financial information.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosures related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the first annual reporting period beginning after December 15, 2005. SFAS No. 123(R) will be effective for our financial statements beginning after December 15, 2005, and will require us to recognize compensation expense related to any options granted to management, including the proposed option grants to Messrs. Weber, MacDiarmid and Bugea, and the Common Risk and Director Warrants.

In April 2005, the Securities and Exchange Commission’s Office of the Chief Accountant and its Division of Corporation Finance issued Staff Accounting Bulletin (“SAB”) No.107 to provide guidance regarding the application of SFAS No.123(R). SAB No. 107 provides interpretive guidance related to the interaction between SFAS No.123(R) and certain SEC rules and regulations, as well as the staff’s views regarding the valuation of share-based payment arrangements for public companies. SAB No. 107 also reminds public companies of the importance of including disclosures within filings made with the SEC relating to the accounting for share-based payment transactions, particularly during the transition to SFAS No.123(R).

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29.” The standard is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and eliminates the exception under ABP Opinion No. 29 for an exchange of similar productive assets and replaces it with an exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The standard is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material impact on our financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3”. SFAS No. 154 establishes retrospective application as the required method for reporting a change in accounting principle, unless it is impracticable, in which case the changes should be applied to the latest practicable date presented. SFAS No. 154 also requires that a correction of an error be reported as a prior period adjustment by restating prior period financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In March 2004, the FASB issued Emerging Issues Task Force (“EITF”) Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and it also provides guidance on quantitative and qualitative disclosures. The disclosure requirements in paragraph 21 of this Issue were effective for annual financial statements for fiscal years ending after December 15, 2003.

The recognition and measurement guidance in paragraphs 6-20 of this Issue was to be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004, but was delayed by FASB action in October 2004 through the issuance of a proposed FASB Staff Position (“FSP”) on the issue. In July 2005, the FASB issued FSP FAS 115-1 and FAS 124-1—”The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” This final guidance eliminated paragraphs 10-18 of EITF-03-1 (paragraphs 19-20 have no material impact on the financial position or results of operations of Semoran) and will be effective for other-than-temporary impairment analysis conducted in periods beginning after December 15, 2005. We have evaluated the impact that the adoption of FSP FAS 115-1 and FAS 124-1 and has concluded that the adoption will not have a material impact on financial position and results of operations upon adoption.

In December 2005, the FASB issued FSP SOP 94-6-1, “Terms of Loan Products that May Give Rise to a Concentration of Credit Risk.” The disclosure guidance in this FSP is effective for interim and annual periods ending after December 19, 2005. The FSP states that the terms of certain loan products may increase a reporting entity’s exposure to credit risk and thereby may result in a concentration of credit risk as that term is used in SFAS No. 107, either as an individual product type or as a group of products with similar features. SFAS No. 107 requires disclosures about each significant concentration, including “information about the (shared) activity, region, or economic characteristic that identifies the concentration.” The FSP suggests possible shared characteristics on which significant concentrations may be determined which include, but are not limited to borrowers subject to significant payment increases, loans with terms that permit negative amortization and loans with high loan-to-value ratios.

This FSP requires entities to provide the disclosures required by SFAS No. 107 for loan products that are determined to represent a concentration of credit risk in accordance with the guidance of this FSP for all periods presented. Semoran adopted this disclosure standard effective December 31, 2005.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

OUR PROPOSED BUSINESS

Background

Semoran.   Semoran Financial Corporation was incorporated as a Florida corporation on October 11, 2005, to serve as a bank holding company for the Bank. After receiving conditional approval of the Bank’s charter application and of the application for deposit insurance from the FDIC, we plan to apply to the Federal Reserve and the Florida Office of Financial Regulation for approval to act as a bank holding company and capitalize the Bank. Upon receiving all necessary regulatory approvals, we will become a bank holding company within the meaning of the Bank Holding Company Act when we purchase the Bank’s common stock. We plan to use $10,750,000 of the net proceeds of this offering to capitalize the Bank. In return, the Bank will issue all of its common stock to us, and we will be its sole shareholder. Initially, the Bank will be our sole operating subsidiary. See “Supervision and Regulation” on page 59.

We organized Semoran in order to make it easier for the Bank to serve its future customers. The holding company structure provides flexibility for expanding our banking business by possibly acquiring other financial institutions and providing additional capital and banking-related services. A holding company structure will make it easier for us to raise capital for the Bank because we will be able to issue securities without the need for prior banking regulatory approval and the proceeds of debt securities issued by the holding company can be invested in the bank as primary capital.

The Bank.   On November 14, 2006, we filed applications on behalf of the Bank with the Florida Office of Financial Regulation to organize as a state bank and with the FDIC to obtain insurance for the Bank’s deposits. The Bank will not be authorized to conduct its banking business until it obtains final approval, i.e. a charter from the Florida Office of Financial Regulation. The issuance of the charter will depend, among other things, upon the Bank’s receipt of at least $10,750,000 in capital from Semoran and upon compliance with certain other conditions imposed by the Florida Office of Financial Regulation. These conditions are generally designed to familiarize the Bank with Florida state bank operating requirements and to prepare it to begin business operations. We expect the Bank will open for business at the beginning of the fourth quarter of 2007.

Market Opportunities

Primary Service Area.   The Bank will have a primary service area consisting of a five-mile radius emanating out from the proposed location for Semoran and the Bank at 117 State Road 436 in Fern Park, Florida. Fern Park is a community in the greater Casselberry area of Seminole County. Our main office will be located approximately 10 miles north of the downtown center of Orlando, Florida. During the second year of operations, we may apply for and, if approved, open a second branch office to be located in an as-yet to be determined location in central Florida. The timing and location of all bank offices will be dependent upon market conditions, bank performance and need.

Economic and Demographic Factors.   According to Claritas, Inc., the estimated population of the primary service area in 2005, was 220,125, having grown from 2000 to 2005 at a rate of 2.51%. Claritas, Inc. projects the primary service area population to grow to 228,301 by 2010, at a growth rate of 3.71%. According to Claritas, Inc., the estimated number of housing units within the primary service area in 2005 was 88,906, having grown at a rate of 3.65% from 2000; the number of housing units is projected to grow by 2010 to 93,114, at a rate of 4.73% from 2005. According to Claritis, Inc., the median age of the population within the primary service area was a relatively young 38.36, with 44.8% of the total population being age 34 or younger.

Claritas, Inc. reports that in 2005, the average family household income within the primary service area was $83,707, compared to $71,768 for the Orlando Core-Based Statistical Area (“CBSA”) and $70,871 for the State of Florida as a whole. The relative affluence of the population within the primary service area is reflected in the deposit growth. According to the FDIC, during 2001-2006, total deposits went from $592 million to $1,273 million, at an annual growth rate of 22.97%, much higher than the growth rate for the Orlando MSA (of 14.51%) and for the State of Florida (of 12.62%).

Industry, Labor and Employment.   According to Claritas, Inc., the primary service area market areas exhibit developed and diversified expanding economies, the most significant areas of employment being in management, professional or sales categories. These sectors employ 70.83% of total employment. The Orlando CBSA also shows high concentration of employment in these three categories, making up 62.52% of total employment. The State of Florida shows 61.48% in these three groups. These findings correlate with the earlier data showing a higher median income in the primary service area than in the State of Florida.

Competition.   The banking business within the primary service area is highly competitive. The Bank will compete with other commercial banks, savings and loan associations, credit unions, and money market mutual funds operating in its primary service areas. As of June 30, 2006, the financial institutions conducting deposit gathering business in the zip codes that are within three miles of the primary service area are shown in the chart below. The chart also shows the number of offices reporting deposit gathering to the FDIC by each institution and the deposit levels of each institution, as well as deposit of market shares and growth rate in deposits over the last year.

Primary Service Area Deposit Base and Market Share Information as of June 30, 2006

Financial Institution	Offices	Deposits ($000)	Market Share	Increase in Deposits since 2005
AmSouth Bank (Birmingham, AL)	2	52,996	4.2%	34.98%
Bank of America (Charlotte, NC)	4	211,906	16.6%	8.81%
Colonial Bank (Montgomery, AL)	1	27,666	2.2%	6.94%
Federal Trust Bank (Sanford, FL)	1	27,658	2.2%	N/A
Peoples 1st Community Bank (Panama City, FL)	1	13,112	1.0%	N/A
R-G Crown Bank (Casselberry, FL)	1	422,235	33.2%	83.35%
Suntrust Bank (Atlanta, GA)	3	203,348	16.0%	5.58%
Trustco Bank (Glenville, NY)	2	4,103	0.3%	N/A
United Heritage Bank (Orlando, FL)	1	17,203	1.4%	N/A
Wachovia Bank (Charlotte, NC)	3	143,907	11.3%	13.96%
Washington Mutual Bank (Stockton, CA)	4	149,354	11.7%	16.50%
Totals	23	1,273,488		22.97%

We will compete directly with many of the institutions named in the table above. Additionally, we anticipate further competition as existing institutions in the market expand their branch networks or as institutions from other markets branch into our primary service area.

We recognize that most of our competitors have substantially greater resources and lending limits than we will have and provide other services, such as extensive and established branch networks and trust services, which we do not expect to provide initially. As a result of these competitive factors, we may have to pay higher interest rates to attract depositors or extend credit with lower interest rates to attract borrowers. However, we will attempt to minimize these competitive factors and attract new banking relationships by offering our customers a personalized approach to banking.

As shown in the table above, a number of large national and regional institutions have entered or expanded in our primary service area as a result of the acquisition of smaller community banks. These large national and regional institutions are well established within our primary service area, holding over 62% of total deposits.

With respect to these large national and regional institutions, many of the customer service functions, as well as authority for loan approval, are located outside of our primary service area. We believe an attractive opportunity exists for a new bank that positions itself as a locally-owned community bank headquartered in Seminole County. We intend to differentiate the Bank from our competitors primarily through our active calling programs for directors and officers, our involvement in the communities we serve, the quality and experience of our staff and our convenient office locations.

Philosophy and Strategy

Our philosophy will be to operate as a community bank emphasizing prompt, personalized customer service to the individuals and businesses located in our primary service area. We have adopted this philosophy in order to attract customers and acquire market share now controlled by other financial institutions in our Primary Service Area. Accordingly, to carry out our philosophy we have developed a business strategy involving the following key elements:

•       Experienced Senior Management.   Lloyd J. Weber, Malcolm S. MacDiarmid and Donald J. Bugea, Jr., the three members of our senior executive team, possess extensive banking experience and substantial business and banking contacts in Seminole County.

•       Quality Employees.   We intend to hire highly trained and seasoned staff, preferably with existing customer relationships established through prior banking experience. We plan to train our staff to answer questions about all of our products and services so that the first employee the customer encounters can not only resolve the customer’s banking related questions, but can also suggest products and services that may be of interest to the customer. We are committed to hiring experienced and qualified staff, although this may result in higher personnel costs than are typically experienced by similar financial institutions.

•       Community-Oriented Board of Directors.   A portion of the boards of directors of Semoran and the Bank will consist predominately of long time residents of our primary service area and will be sensitive and responsive to the needs of the communities we serve. Additionally, our board of directors will represent a wide array of business experience and community involvement. We expect that the directors will bring substantial business and banking contacts to the Bank as a result of their experience and involvement.

•       Officer and Director Call Program.   We intend to implement an active officer and director call program to promote the Bank. The purpose of this call program will be to visit prospective customers, to describe our products and services and to invite them to do business with the Bank.

•       Individual Customer Focus.   We will focus on providing individualized service and attention to our target customers, which include individuals and small to medium-sized businesses. As our employees, officers and directors become familiar with our customers, we will respond to credit requests quickly and be more flexible in approving loans based on asset quality and personal knowledge of the customer.

•       Local Decision Making.   We plan to position the Bank as a locally-owned, community bank focused on being more responsive to customer requests and to the banking needs of individuals and businesses within the communities we serve.

•       Highly Visible Site.   Initially, we will have a location that will be located within the primary service area, expanding to two locations within the first year. We believe that these locations will enhance our image as a strong competitor.

•       Marketing and Advertising.   We plan to promote the Bank and to develop its image as a community-oriented bank with an emphasis on quality service and personal contact. We will also use traditional sources such as local newspaper advertisements and local event sponsorship; however, we plan to focus our marketing efforts on our formal calling program to leverage existing relationship of directors and executive officers.

•       Offer Fee-Generating Products and Services.   Our range of services, pricing strategies, interest rates paid and charged, and hours of operation will be structured to attract our target customers and increase our market share. We will offer small businesses, professionals, entrepreneurs and consumers superior loan services while charging appropriate fees for such services and using technology and engaging third-party service providers to perform some functions at a lower cost to increase fee income. We believe our broad array of products and services will enhance our consumer and business banking relationships.

•       Capitalize on Trend Toward Consolidation.   We believe that consolidation in the banking industry will continue, resulting in many individuals and small to medium-sized businesses being dissatisfied with the upheaval in their banking relationships. We expect to capitalize on continued industry consolidation. By positioning ourselves as a community bank that is interested in delivering personal service, we believe that we will draw many of those dissatisfied customers to us.

We believe that by implementing the strategies discussed above we will be able to attract sufficient customers and market share in our primary service area to be successful and obtain profitability. However, we can not provide any assurances that we will be able to implement these strategies or that these strategies, when implemented, will be successful.

Lending Services

Lending Policy.   The Bank is being established to generally support the primary service area; consequently, we will aggressively lend money to creditworthy borrowers within that area. Initially, we will have limited working capital to fund our anticipated loan growth. Through our banking operations, our ability to attract deposits will serve as our primary source of working capital to fund loans. To provide additional sources of working capital, we plan to maintain a federal funds borrowed line of credit with one or more correspondent banks and to apply for membership to the Federal Home Loan Bank of Atlanta which will permit us to borrow against our loan portfolio at preferred rates. We will emphasize real estate-related loans, including construction loan for residential and commercial properties, and primary and secondary mortgage loans for the acquisition or improvement of personal residences, as well as commercial loans to small- and medium-sized businesses and professional concerns. We will also emphasize consumer loans to individuals.

We estimate that, after three years of banking operations, our loan portfolio will be comprised of the following:

Loan Category	Percentage of Loan Portfolio
Commercial real estate loans	27.0%
Construction and development loans	44.5%
Commercial loans to small- and medium- sized businesses	22.0%
Consumer loans	6.5%

We plan to avoid concentrations of loans to a single industry or based on a single type of collateral. To address the risks inherent in making loans, we will maintain an allowance for loan losses based on, among other things, an evaluation of our loan loss experience, the amount of past due and nonperforming loans, current and anticipated economic changes and the values of certain loan collateral. Based upon such factors, our management will make various assumptions and judgments about the ultimate collectibility of the loan portfolio and provide an allowance for potential loan losses based upon a percentage of the outstanding balances and for specific loans. However, because there are certain risks that cannot be precisely quantified, management’s judgment of the allowance is necessarily an approximation and imprecise. The adequacy and methodology of our allowance for loan losses will be subject to regulatory examination and compared to a peer group of financial institutions identified by the bank’s regulatory agencies.

Loan Approval and Review.   Our loan approval policies will provide for various levels of officer lending authority. When the amount of total loans to a single borrower exceeds that individual officer’s lending authority, either an officer with a higher lending limit or our Loan Committee will determine whether to approve the loan request. We will not make any loans to any of our directors or executive officers unless our board of directors first approves the loan, and the terms of the loan are no more favorable than would be available to any comparable borrower.

Lending Limits.   Our lending activities will be subject to a variety of lending limits imposed by law. Differing limits apply in some circumstances based on the type of loan or the nature of the borrower, including the borrower’s relationship to the Bank. Our management team has not yet established any minimum or maximum loan limits and intends to comply with the applicable statutory lending limits. These limits will increase or decrease as our capital increases or decreases as a result of its earnings or losses, among other reasons. We may sell participations in our loans to other financial institutions in order to meet all of the lending needs of loan customers. Initially, we will have limited working capital to fund our anticipated loan growth. Through our banking operations, our ability to attract deposits will serve as our primary source of working capital to fund loans. To provide additional sources of working capital, we plan to maintain a federal funds borrowed line of credit with one or more correspondent banks and to apply for membership to the Federal Home Loan Bank of Atlanta which will permit us to borrow against our loan portfolio at preferred rates.

Credit Risks.   The principal economic risk associated with each category of loans that we expect to make is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the relevant business market segment. General economic factors affecting a borrower’s ability to repay include interest, inflation and employment rates, as well as other factors affecting a borrower’s customers, suppliers and employees.

With respect to real estate loans generally, the ability of a borrower to repay a real estate loan will depend upon a number of economic factors, including employment levels and fluctuations in the value of real estate. In the case of a real estate purchase loan, the borrower may be unable to repay the loans at the end of the loan term and may thus be forced to refinance the loan at a higher interest rate, or, in certain cases, the borrower may default as a result of its inability to refinance the loan. In either case, the risk of nonpayment by the borrower is increased. In the case of a real estate construction loan, there is generally no income from the underlying property during the construction period, and the developer’s personal obligations under the loan are typically limited. Each of these factors increases the risk of nonpayment by the borrower. The marketability of all real estate loans, including adjustable rate mortgage loans, is also generally affected by the prevailing level of interest rates.

The well established financial institutions in our primary service area are likely to make proportionately more loans to medium- to large-sized businesses than we will make. Many of our anticipated commercial loans will be made to small- to medium-sized business that may be less able to withstand competitive, economic and financial pressures than large borrowers. Our commercial loan portfolio is expected to consist of loans to individual, partnership and corporate borrowers that are primarily located in Seminole and Orange Counties. Florida. Accordingly, we anticipate that our commercial borrowers will reflect the diversified businesses of our two primary service areas, and will principally include service, retail trade and manufacturing firms. The risks associated with commercial loans depend to a large extent upon various economic factors, including the strength of the economy in each of our two primary service areas and the ability of our commercial borrowers to properly evaluate and respond to a changing marketplace. In addition, our commercial borrowers will likely face risks related specifically to the unique nature of their business. For example, service and retail trade firms may incur risks associated with labor shortages and consumer preference changes, while manufacturing firms may incur risks associated with raw material and labor shortages, as well as currency fluctuations.

Consumer loans generally involve more credit risks than other loans because of the type and nature of the underlying collateral or because of the absence of any collateral. Consumer loan repayments are dependent on the borrower’s continuing financial stability and are likely to be adversely affected by job loss, divorce and illness. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the case of default. In most cases, any repossessed collateral will not provide an adequate source of repayment of the outstanding loan balance. Although the underwriting process for consumer loans includes a comparison of the value of the security, if any, to the proposed loan amount, we cannot predict the extent to which the borrower’s ability to pay, and the value of the security, will be affected by prevailing economic and other conditions.

Real Estate Loans.   We will make commercial real estate loans and construction and development loans. These loans will include some commercial loans where we will take a security interest in real estate out of an abundance of caution and not as the principal collateral for the loan, but will exclude home equity loans, which are classified as consumer loans.

•       Commercial Real Estate.   Our commercial real estate loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, with an origination fee generally being charged on each loan funded. We will attempt to reduce credit risk on our commercial real estate loans by emphasizing loans on owner-occupied office and retail buildings where the ratio of the loan principal to the value of the collateral as established by independent appraisal does not exceed 80%. We will also project minimum levels of net projected cash flow available for debt service based on the type of loan. In addition, we may require personal guarantees from the principal owners of the property supported by a review by our management of the principal owners’ personal financial statements. Risks associated with commercial real estate loans include fluctuations in the value of real estate, employment rates, tenant vacancy rates and the quality of the borrower’s management. In addition, commercial real estate loans are generally riskier than residential real estate loans because such commercial properties may be limited to a specific use making it more difficult to sell such properties to recover loan losses. We will attempt to limit our risk by analyzing borrowers’ cash flow and collateral value on an ongoing basis.

•       Construction and Development Loans.   Our construction and development loans will be made both on a pre-sold and speculative basis. If the borrower has entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a pre-sold basis. If the borrower has not entered into an agreement to sell the property prior to beginning construction, then the loan is considered to be on a speculative basis. Construction and development loans are generally made with a term of nine to twelve months and interest is paid periodically. The ratio of the loan principal to the value of the collateral as established by independent appraisal will not generally exceed 80%. Additionally, speculative loans will be based on the borrower’s financial strength and cash flow position. Loan proceeds will be disbursed based on the percentage of completion and only after the project has been inspected by an experienced construction lender or appraiser.

Construction and development loans generally carry a higher degree of risk than long term financing of existing properties. Repayment usually depends on the ultimate completion of the project within cost estimates and on the sale of the property. Specific risks include cost overruns, mismanaged construction, inferior or improper construction techniques, economic changes or downturns during construction, a downturn in the real estate market, rising interest rates which may prevent sale of the property and failure to sell completed projects in a timely manner. We will attempt to reduce risk by obtaining personal guarantees where possible, and by keeping the loan-to-value ratio of the completed project below specified percentages. We may also reduce risk by selling participations in larger loans to other institutions when possible.

Commercial Loans.   Another component of our loan portfolio will be loans for commercial purposes. Our commercial loan portfolio is expected to consist of loans principally to retail trade, service and manufacturing firms located in each of our primary service areas. The terms of these loans will vary by purpose and by type of underlying collateral, if any. We will typically make equipment loans for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term. Equipment loans generally will be secured by the financed equipment, and the ratio of the loan principal to the value of the financed equipment or other collateral will generally be 80% or less. Loans to support working capital will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory, or other collateral, as well as personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and for loans secured with other types of collateral, principal will typically be due at maturity. The primary risk for commercial loans is the failure of the business due to economic and financial factors. As a result, the quality of the commercial borrower’s management and its ability both to properly evaluate changes in the supply and demand characteristics affecting its markets for products and services and to effectively respond to such changes are significant factors in a commercial borrower’s creditworthiness and our decision to make a commercial loan.

Consumer Loans.   We will make a variety of loans to individuals for personal, family and household purposes, including secured and unsecured installment and term loans, home equity loans and home equity lines of credit. The primary risk associated with consumer loans is that repayments depend upon the borrower’s financial stability and are more likely to be adversely affected by divorce, job loss, illness and personal hardships. Because many consumer loans are secured by depreciable assets such as boats, cars, and trailers, the loan should be amortized over the useful life of the asset. We plan to limit each borrower’s fixed monthly obligations to less than 45% of the borrower’s gross monthly income in order to minimize the risk that the borrower will be unable to satisfy the monthly payment obligations related to the loan. The borrower will generally be required to be employed for at least 12 months prior to obtaining the loan. The loan officer will review the borrower’s past credit history, past income level, debt history and, when applicable, cash flow and determine the impact of all these factors on the ability of the borrower to make future payments as agreed. Consumer loans will generally be made at a fixed rate of interest. While we believe our policies will help minimize losses in the consumer loan category, because of the nature of the collateral, if any, it may be more difficult to recover any loan losses.

Investments

In addition to loans, we will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. These investments will include U.S. Treasury bills with treasury notes, as well as investments in securities of federally sponsored agencies, such as Federal Home Loan Bank bonds. In addition, we may also invest in federal funds, negotiable certificates of deposit, banker’s acceptances, mortgage backed securities, corporate bonds and municipal or other tax-free bonds. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation. Our Asset/Liability/Investment Committee will review the investment portfolio on an ongoing basis in order to ensure that the investments conform to our policy as set by our board of directors.

Asset and Liability Management

Our Asset/Liability/Investment Committee will manage our assets and liabilities and will strive to provide an optimum and stable net interest margin, a profitable after-tax return on assets and return on equity and adequate liquidity. The committee will conduct these management functions within the framework of written loan and investment policies that we will adopt. The committee will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration and interest adjustment period and attempt to manage any gaps in maturity ranges.

Deposit Services

We will seek to establish solid core deposits, including checking accounts, money market accounts, savings accounts, a variety of certificates of deposit and IRA accounts. To attract deposits, we will employ an aggressive marketing plan in our primary service area and feature a broad product line and competitive services. The primary sources of deposits will be residents of, and businesses and their employees located in our primary service area. We plan to obtain these deposits through personal solicitation by our officers and directors, direct mail solicitations and advertisements in the local media. In order to attract our initial deposit base, we may offer higher interest rates on various deposit accounts.

Other Banking Services

Other anticipated bank services include personal internet banking with bill-pay, overdraft protection, direct deposit, wire transfers, night depository, safe deposit boxes, travelers’ checks, debit cards and automatic drafts. We plan to become associated with a shared network of automated teller machines that our customers will be able to use throughout Florida and other regions. We may offer annuities, mutual funds and other financial services through a third party that has not yet been chosen. We also plan to offer MasterCard® and VISA® credit card services through a correspondent bank as an agent for the bank. We will not exercise trust powers during our early years of operation. We may in the future offer a full-service trust department, but cannot do so without additional approvals of the Florida Office of Financial Regulation.

Marketing and Advertising

Our target customers will be the residents and the small- to medium-sized businesses and their employees located in our two primary service areas.

We intend to develop our image as a community-oriented bank with an emphasis on quality service and personal contact. While we plan to utilize traditional advertising mediums such as local newspapers and local event sponsorship, we plan to focus our marketing efforts on leveraging the existing relationships of our directors and management, principally through our formal calling program.

Employees

When it begins operations, the Bank will have approximately 10 full-time employees. We do not expect Semoran to have any employees who are not also employees of the Bank.

Office Facilities

For the first fifteen months of operating the Bank, we will conduct business from a fully equipped banking facility, the Initial Office, at a leased 4,000 square foot building located at 117 State Road 436, in

Fern Park, Florida. We expect to enter into a five-year lease (with a five-year renewal option) with respect to this space, effective July 1, 2007, which provides for rent at $16 per square foot for the first year, and a 3% increase each year thereafter. We intend to sublet the leased banking facility upon relocation to our permanent main office expected to be completed in the first quarter of 2009. We anticipate spending approximately $395,000 in total cost of equipping the space for the conduct of banking operations.

Our current plans are to relocate our executive offices and the Bank’s main banking facility in the first quarter of 2009 to a 5,000 square foot one-story building with a three-lane drive-through facility which we plan to build on the 1.1 acre site we purchased on June 7, 2007 at 380 State Road 436, Casselberry, Florida for $1,476,000. We project the total cost of demolishing the existing building and constructing the new building to be $1,175,000.

Legal Proceedings

As of the date of this prospectus, there were no legal proceedings to which we, or any of our properties, were subject.

MANAGEMENT

General

The following table sets forth, for the directors and executive officers of Semoran and the Bank, (i) their names, and ages as of December 31, 2006, (ii) their respective positions with us, (iii) the number of shares of common stock and Series A Preferred Stock we expect to be beneficially owned by them after this offering, and (iv) the number of common shares subject to Common Risk and Director Warrants and stock options and the number of Series A Preferred Stock subject to Preferred Share Warrants and Preferred Risk Warrants we expect them to receive when we complete this offering and open the Bank. The address of each of the individuals below is the address of our main office.

Name and Address (Age) Directors and Executive Officers	Number of Common Shares Expected to be Purchased in the Offering	Number of Series A Preferred Shares(1)	Shares Subject to Warrants(2)	Shares Subject to Options	Percentage of Ownership in Case of the Minimum Offering(3)
J. Michael Bass (54), Director	7,000	3,000	15,000	0	1.26%
James P. Berko (63) Director	7,000	3,000	15,000	0	1.26%
*Donald J. Bugea, Jr. (53) Executive Vice President and Chief Financial Officer	20,000	0	10,000	15,000	2.27%
Andre P. Callen (36), Director	47,000	3,000	75,000	0	6.31%
Albert R. Cook (56), Director	7,000	3,000	15,000	0	1.26%
Christine M. Engell (52), Director	12,000	3,000	22,500	0	1.89%
Robert C. Hartnett (68), Vice Chairman and Director	22,000	3,000	37,500	0	3.16%
William M. Hufford (59), Director	12,000	3,000	22,500	0	1.89%
Charles A. Lacey (52), Director	12,000	3,000	22,500	0	1.89%
Malcolm S. MacDiarmid (64), President and Chief Lending Officer, Director	17,000	3,000	30,000	40,000	4.55%
James A. Priebe (40), Director	17,000	3,000	30,000	0	2.53%
**Jonathan C. Seib (30), Director	12,750	19,500	48,375	0	4.07%
**Todd A. Seib (29), Director	12,750	19,500	48,375	0	4.07%
Buddy W. Sharpe (64), Director	22,000	3,000	37,500	0	3.16%
Emile Skura (75), Director	57,000	3,000	90,000	0	7.58%
Lloyd J. Weber (65), Chairman and Chief Executive Officer, Director	17,000	3,000	30,000	40,000	4.55%
Aubrey H. Wright (60), Director	0	3,000	4,500	0	0.38%
Total Ownership by Directors and Officers as a Group	301,500	81,000	553,750	95,000	52.09%

*                    Indicates a director of neither the holding company nor the Bank

**             Indicates a director of Semoran only.

(1)          Shares of the Series A Preferred Stock will be converted to shares of common stock on April 1, 2009.

(2)          Includes Shareholder, Common Risk and Director Warrants to purchase shares of common stock and Preferred Share and Preferred Risk Warrants to purchase shares of Series A Preferred Stock which will be converted to warrants to purchase shares of common stock on April 1, 2009.

(3)          Assumes that all of the directors and executive officers will have exercised their Shareholder, Common Risk and Director Warrants, their Preferred Share and Preferred Risk Warrants, and their stock options and that none of the other shareholders will have exercised their Shareholder Warrants.

The directors of Semoran serve staggered terms, which means that one-third of the directors will be elected each year at our annual meeting of shareholders. Accordingly, our board of directors is divided into three classes, with Messrs. Cook, Hufford, Lacey, MacDiarmid, Priebe and Wright serving as Class I directors, Messrs. Berko, Callen, Hartnett, Jonathan Seib and Ms. Engell serving as Class II directors, and Messrs. Bass, Todd Seib, Sharpe, Skura and Weber serving as Class III directors. The initial term of the Class I directors expires in 2008, the initial term of the Class II directors expires in 2009, and the initial term of the Class III directors expires in 2010. Thereafter, each director, if reelected, will serve for a term of three years. Our officers are appointed by our board of directors and hold office at the will of our board. See “Important Provisions of Semoran’s Articles of Incorporation and Bylaws” on page 50.

Each person listed in the table as a proposed director of the Bank will, upon approval of the Florida Office of Financial Regulation, serve until the Bank’s first shareholder’s meeting, which will convene shortly after the Bank receives its charter. Semoran, as the sole shareholder of the Bank, will nominate each proposed director to serve as a director of the Bank at that meeting. After the first shareholder’s meeting, directors of the Bank will serve for a term of one year and will be elected by Semoran each year at the Bank’s annual shareholder meeting. The Bank’s officers will be appointed by its board of directors and will hold office at the will of its board.

The following is a biographical summary of each of our directors and executive officers.

James Michael Bass has served as the President of PrimeQuest Wealth Management, a Maitland, Florida-based financial planning and investment management firm, since 2005. For eleven years prior to 2005, he was the principal of JMB Financial Group, an Altamonte Springs, Florida-based wealth management firm. Mr. Bass is a member of the Private Business Association of Seminole, member of the board of Work Force Foundation, and an alternate board member of the Seminole County Board of Adjustment. He holds BCC and MBC degrees from the University of Florida.

Donald J. Bugea, Jr. has over 30 years of banking experience. During 2005, Mr. Bugea served as Executive Vice President and Chief Financial Officer for each of CNBS Financial Group, Lake Mary, Florida, and Statewide Bank, Covington, Louisiana. From 1991 to 2004, Mr. Bugea served as Executive Vice President and Investment Officer at National Bank of Commerce of Mississippi (now known as Cadence Bank), Starkville, Mississippi. He is a CPA in Louisiana and a graduate of Louisiana State University with a degree in Accounting.

James P. Berko has served in the mental health community for over 30 years, the last twenty-three of which have been as Executive Director at Seminole Community Mental Health Center. He holds a certification from the Academy of Certified Social Workers and from the Association of Mental Health Administrators, having received his BA from Albright College, and his M.S.W. from Rutgers University.

Andre P. Callen has served for as Vice President and Director of H.I. Development Corporation, a Tampa, Florida-based hotel, resort and casino management company, operating throughout the State of Florida as well as Puerto Rico, since 1995. He is also an officer and director of numerous other companies that own hotels, real estate, and other assets. Mr. Callen holds a B.A. degree from Boston University.

Albert R. Cook is the President of Albert R. Cook, P.A., attorneys at law, and has been a practicing attorney in Florida since he graduated from the University of Florida Law School in 1975, specializing in commercial law He is a former JAGC Officer in the U.S. Army. Mr. Cook is the President of the Casselberry Rotary Club, and is a charter member of the Casselberry Chamber of Commerce.

Christine P. Engell has served as Executive Director of the Central Florida Association of Insurance and Financial Advisors since 1997. She holds an A.A. degree from Wheeler Business School.

Robert C. Hartnett has served as the managing partner of Government Services Associates, an Orlando and Tallahassee, Florida-based lobbying firm, since 1983. He has also served as President and Chief Executive Officer of Shamrock Realty, Inc. and Hartnett Realty, Inc., each a Florida-based real estate brokerage company, for at least the last five years. In 2005, Mr. Hartnett was appointed a member of the Orlando Housing Authority and, since 1985, has served on the Greater Orlando Aviation Authority. In 1997, Mr. Hartnett founded and has served as the Executive Director of Transportation and Expressway Authority Members of Florida, a trade association. During 1966-1974, he represented Dade County, Florida, in the Florida House of Representatives, serving as Majority Floor Leader (1970-1974), Chairman of the Banking and Finance Committee (1968-1974) and Chairman of the Select Committee, Equal Rights Amendment (1970-1972). Mr. Hartnett holds a B.B.A degree from the University of Miami.

William M. Hufford has served as the President and a principal of Lighthouse Business Advisors, LLC, a Casselberry, Florida-based business consulting company, since 2006. Before 2006, he spent 32 years in banking. Mr. Hufford holds a B.S. degree from Purdue University and an M.B.A. from the University of Central Florida.

Charles A. Lacey has served as President of QTS Management Corporation, an investment management company since 2000. Previously, from 1992 to 2000, he worked for Intel Corporation in a variety of capacities, most recently as a Manager of Financial Markets for North and South America. He holds a B.S. degree in finance from Florida State University.

Malcolm S. MacDiarmid has been in banking for over 38 years. He has held various management positions in lending, retail operations, internal audit and branch administration with both community banks and regional bank holding companies. During 2004-2005, he served as a loan officer and underwriter with Mortgage Architects, an Orlando-based mortgage company. From April 2002 to December 2004, he served as Senior Vice President with Riverside Bank of Central Florida in Winter Park, Florida, with responsibilities as senior lender, chief credit officer and chief operating officer. From June to November 2001, he was Senior Vice President and Area Executive for Southern Community Bank in Altamonte Springs, Florida. He served as Vice President and Commercial Banker with Bank of Central Florida from December 2000 to May 2001. From 1992-2000, he was First Vice President in various management positions in retail and commercial banking with SunTrust Bank in Orlando, Florida. Mr. MacDiarmid holds an AB degree from Davidson College, North Carolina, and has completed the Graduate School of Banking at LSU. He has served as a member and officer of several civic organizations through the years, including Past President and Director of the Rotary Club of Casselberry and Director of the Seminole Community Mental Health Center.

James A. Priebe has been a private investor since November 2004. During March 2003-November 2004, he served as a Director of Legal Affairs and General Counsel of Diversified Corporate Resources, Inc., a Dallas-based publicly-held staffing firm; during May 2002-March 2003, he served as a principal of a Dallas-based private telecom finance company; and, during March 2000-May 2002, he served as Vice President and Managing Director of Allegiance Capital Corporation, a Dallas-based investment banking firm. Mr. Priebe holds BA and JD degrees from the University of Wisconsin.

Jonathan C. Seib has served as Senior Vice President of Avalon Residential Care Homes, Inc., a Dallas-based operator of twelve Alzheimer’s care homes, since January 1999. Mr. Seib received his Bachelor of Arts degree from the University of North Texas. Mr. Seib is the brother of director Todd A. Seib.

Todd A. Seib has been a mortgage lender with Pacesetter Wholesale Lending Group, Inc., a Dallas-based mortgage company, since 1999. He graduated from Saint Edwards University with a Bachelor of Business Administration degree. Todd Seib is the brother of director Jonathan C. Seib.

Buddy W. Sharpe has been a principal of Hardwood Cabinets, Inc., an Ashland, Alabama-based manufacturer of solid wood cabinets, since 1991. He has also owned and served as an officer of several other enterprises engaged in trucking and timber. He is a member of Bahia Shrine and is a Master Mason.

Emile Skura has owned and served as President of Accu Span Truss Company, a Longwood, Florida-based manufacturer of roofing trusses, since 1982.

Lloyd J. Weber has been in the banking business for over 30 years, having served in a number of senior executive positions with several Florida banks. During 2003-2005, he acted as a consultant to the banking industry, and during 2001-2003, he served in a management position with Federal Trust Bank, based in Sanford, Florida. Mr. Weber spent 13 years (during 1977-1990) in various senior executive positions with Sun Bank of Florida, including Chairman of the Board, President and Chief Executive officer. Mr. Weber was the founder of the Casselberry Chamber of Commerce and served as its first President, currently serving as Secretary and a member of the Executive Committee. Mr. Weber is a member of the Casselberry Rotary Club, and serves on the Advisory Board of the Salvation Army of Central Florida. He is a veteran of the United States Navy.

Aubrey H. Wright retired from the banking business in 2003, after having been engaged in it for 37 years. During 1993-2003, he served as Senior Vice President, Chief Financial Officer, and a director of Federal Trust Bank and Federal Trust Corporation, based in Sanford, Florida. He graduated from Florida International University with a degree in Finance.

Committees of the Boards of Directors

We have established the following committees. Other committees may be established as needed once we begin banking operations. In the future, we expect to add additional members to each of our committees.

Audit & Compliance Committee.   Our Audit & Compliance Committee will recommend to the Board of Directors the independent public accountants to be selected to audit our annual financial statements and will approve any special assignments given to the independent public accountants. The committee will also review the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of our internal accounting function. Additionally, the committee will provide oversight to our compliance staff for adherence with regulatory rules and regulations, including the Community Reinvestment Act. The chairperson of this committee is William M. Hufford and its members include Ms. Engell, and Messrs. Bass, Berko, Callen, Cook, Priebe and Wright.

The Board of Directors has determined that Aubrey H. Wright qualifies as an audit committee financial expert within the meaning of Paragraph (e) of Item 401 of Regulation S-B and has designated him as such. The Charter of the Audit Committee was adopted by the Board on December 20, 2006, and is attached as an exhibit.

Asset/Liability/Investment Committee.   Our Asset/Liability/Investment Committee will have responsibility for our overall investment strategy. This will include liquidity management, risk management, and net interest margin management, as well as monitoring of deposit level trends and pricing, asset level trends and pricing and portfolio investment decisions. In addition, the committee will work closely with the board of directors to plan annual budgets and develop three to five year strategic plans. The chairperson of this committee is Charles A. Lacey and its members will include Messrs. Cook, Hufford, MacDiarmid, Sharpe, Weber and Wright.

Loan Committee.   Our Loan Committee will review any loan request made by a potential borrower over $200,000 for compliance with our lending policies and federal and state rules and regulations governing extensions of credit. After making this review, the committee will decide whether to extend credit to the potential borrower. In addition, the committee will have the responsibility for establishing and approving, in conjunction with management, all major policies and procedures pertaining to loan policy. The committee will also review all past due reports, non-accrual reports, and other indicators of overall loan portfolio quality, and will establish measurements for determining the adequacy of our loan loss reserve. The chairperson of this committee is Buddy W. Sharpe and its members include Messrs. Bass, Hartnett, Lacey, MacDiarmid, Skura, Weber and Wright.

Compensation Committee.   Our Compensation Committee will establish compensation levels for officers of Semoran and the Bank, review management organization and development, review significant employee benefit programs and establish and administer executive compensation programs, including the Stock Incentive Plan described in this prospectus. The committee will also establish appropriate levels of directors and officers insurance and blanket bond insurance. The chairperson of this committee is James Michael Bass and its members include Ms. Engell, and Messrs. Berko, Callen, Hartnett, Skura, Priebe and Wright.

EXECUTIVE COMPENSATION

Compensation

We began our organizational activities on October 11, 2005, and consequently, do not have historical compensation information for the requisite period required to be reported under the rules promulgated by the Securities and Exchange Commission. Accordingly, the following table shows information from October 11, 2005 through December 31, 2006 with regard to compensation for services rendered in all capacities to Semoran by its two named executive officers: the Chairman and Principal Executive Officer and the President and Chief Lending Officer.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)		Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)		Total ($) (j)
Lloyd J. Weber,	2006	96,000	(1)	0	0	0	0	0	13,148	(1)	109,148
Chairman and Principal	2005	24,000		0					8,795	(1)	32,795
Executive Officer
Malcolm S. MacDiarmid,	2006	96,000	(1)	0	0	0	0	0	13,148	(1)	109,148
President and Chief	2005	24,000		0	0	0	0	0	8,795	(1)	32,795
Lending Officer

(1)          Includes reimbursements for business use of automobile and medical plan premiums.

Employment Agreements

Effective March 30, 2007, we entered into an Amended and Restated Consulting Agreement with Lloyd J. Weber under which Mr. Weber is serving as the Chairman and Principal Executive Officer of Semoran. The Amended and Restated Consulting Agreement contemplates the entry by Semoran into an Employment Agreement with Mr. Weber, which will become effective when the Bank opens for business. The Amended and Restated Consulting Agreement, which expires on September 30, 2007, provides for Mr. Weber, until the Bank opens for business, to receive a monthly salary of $8,000 and to be reimbursed for properly documented costs of operating an automobile, cost of business meals, telephone, supplies and similar items and the monthly cost of medical insurance not to exceed $750. Under the Employment Agreement Mr. Weber will receive a base salary of $150,000, with annual cost of living increases. The annual cost of living increases will be computed on the basis of the annual increase in the Consumer Price Index for Orlando, Florida, over the prior year. The Employment Agreement also grants Mr. Weber, after the Bank opens for business, (1) stock options to purchase up to 40,000 shares of our common stock at $10 per share, vesting ratably over three years, (2) stock options, vesting ratably over three years, to purchase 2,000 shares of common stock at the then current fair market value, at each anniversary of the effective date of the Employment Agreement and (3) beginning March 1, 2008, stock options, vesting ratably over three years, to purchase 2,000 shares if common stock at the then current fair market value, on March 1 of each year thereafter, but only if the Bank has met the performance goals established for the prior fiscal year. Mr. Weber will also be furnished an automobile worth approximately $40,000, and insurance, sick leave and four weeks of paid vacation annually, and any benefits provided to other employees. The Bank will also provide Mr. Weber with two policies of term life insurance coverage, each in an amount of at least $200,000. Mr. Weber will also be paid certain annual cash incentive bonus payments, upon the Bank reporting net income for the fiscal year and meeting performance goals established for the fiscal year, beginning in 2008, equal to not less than 10% of his base salary for the year. He will also be provided initiation fees and monthly dues for social clubs and civic clubs approved by our board of directors.

The Amended and Restated Consulting Agreement replaced the Consulting Agreement which commenced on October 1, 2005. Under that agreement, Mr. Weber was also entitled to receive when the Bank opened for business, a $100,000 deferred compensation amount. This provision did not carry over into the Amended and Restated Consulting Agreement.

The term of the Employment Agreement is five years. Employment may be terminated:

•       by us for Good Cause (as defined in the Employment Agreement);

•       by us for any reason other than Good Cause; or

•       by Mr. Weber with or without cause.

If Mr. Weber’s employment is terminated without Good Cause (but other than due to his death or disability), he will be entitled to severance pay equal to his base salary for the shorter of (1) the then remaining term of his Employment Agreement or (2) six months, and all of the unvested stock options owned by him will immediately vest.

If the employment of Mr. Weber is terminated for any reason, he will be prohibited from competing with the Bank or soliciting its customers or employees within Seminole County and Orange Counties, Florida, for a period of 12 months after the date of termination.

Effective March 30, 2007, we entered into an Amended and Restated Consulting Agreement with Malcolm S. MacDiarmid under which Mr. MacDiarmid is serving as the President and Chief Lending Officer of Semoran. The Amended and Restated Consulting Agreement contemplates the entry by Semoran into an Employment Agreement with Mr. MacDiarmid, which will become effective when the Bank opens for business. The Amended and Restated Consulting Agreement, which expires on September 30, 2007, provides for Mr. MacDiarmid, until the Bank opens for business, to receive a monthly salary of $8,000 and to be reimbursed for properly documented costs of operating an automobile, cost of business meals, telephone, supplies and similar items and the monthly cost of medical insurance not to exceed $750. Under the Employment Agreement Mr. MacDiarmid will receive a base salary of $140,000, with annual cost of living increases. The annual cost of living increases will be computed on the basis of the annual increase in the Consumer Price Index for Orlando, Florida, over the prior year. The Employment Agreement also grants Mr. MacDiarmid, after the Bank opens for business (1) stock options to purchase up to 40,000 shares of our common stock at $10 per share, vesting ratably over three years, (2) stock options, vesting ratably over three years, to purchase 2,000 shares of common stock at the then current fair market value, at each anniversary of the effective date of the Employment Agreement and (3) beginning March 1, 2008, stock options, vesting ratably over three years, to purchase 2,000 shares if common stock at the then current fair market value, on March 1 of each year thereafter, but only if the Bank has met the performance goals established for the prior fiscal year. Mr. MacDiarmid will also be furnished an automobile worth approximately $40,000, and insurance, sick leave and four weeks of paid vacation annually, and any benefits provided to other employees. The Bank will also provide Mr. MacDiarmid with two policies of term life insurance coverage, each in an amount of at least $200,000. Mr. MacDiarmid will also be paid certain annual cash incentive bonus payments, upon the Bank reporting net income for the fiscal year and meeting performance goals established for the fiscal year, beginning in 2008, equal to not less than 10% of his base salary for the year. He will also be provided initiation fees and monthly dues for social clubs and civic clubs approved by our board of directors.

The Amended and Restated Consulting Agreement replaced the Consulting Agreement which commenced on October 1, 2005. Under that agreement, Mr. MacDiarmid was also entitled to receive, when the Bank opened for business, a $100,000 deferred compensation amount. This provision did not carry over into the Amended and Restated Consulting Agreement.

The term of the Employment Agreement is five years. Employment may be terminated:

•       by us for Good Cause (as defined in the Employment Agreement);

•       by us for any reason other than Good Cause; or

•       by Mr. MacDiarmid with or without cause.

If Mr. MacDiarmid’s employment is terminated without Good Cause but other than due to his death or disability, he will be entitled to severance pay equal to his base salary for the shorter of (1) the then remaining term of his Employment Agreement or (2) six months, and all of the unvested stock options owned by him will immediately vest.

If the employment of Mr. MacDiarmid is terminated for any reason, he will be prohibited from competing with the Bank or soliciting its customers or employees within Seminole County and Orange Counties, Florida, for a period of 12 months after the date of termination.

Mr. Bugea, our Executive Vice President and Chief Financial Officer, has been employed since February 22, 2006, under a letter of employment agreement. Under his employment arrangement, Mr. Bugea has been receiving a monthly salary of $8,000. Once the Bank opens for business, he will receive an annual salary of $125,000 and 15,000 ten-year stock options vesting over three years and discretionary annual bonuses as approved by the Board of Directors. On March 30, 2007, Mr. Bugea agreed to relinquish the right to receive a $35,000 deferred compensation amount, which would have been due to him when the Bank opened for business.

Director Compensation

The directors of Semoran and the Bank will not be compensated separately for their services as directors until we become cumulatively profitable. Thereafter, we will adopt compensatory policies for our directors that conform to applicable law.

In consideration of bearing the financial risk of guaranteeing the line of credit and for their willingness to serve as directors of Semoran and the Bank, each of our directors will receive, when the Bank opens for business, a warrant for each share of common stock purchased in the offering and a warrant for each share of preferred stock purchased in the private placement. We anticipate that we will grant, in total, warrants to purchase approximately 362,500 shares of our capital stock to our directors, not including the Shareholder Warrants to be granted to each subscriber to this offering. For a description of the amount and the terms of the warrants and of the potential ownership of our directors and executive officers in our capital stock, see “Description of Capital Stock of Semoran—Warrants” on page 50 and specifically the table entitled “Capital Stock—Diluted Basis” within that section.

Stock Incentive Plan

General.   We have adopted a Stock Incentive Plan that provides us with the flexibility to grant the stock incentives described in this section of the prospectus to our key employees, officers, non-employee directors, consultants and advisers for the purpose of giving them a proprietary interest in, and to encourage them to remain in the employ or service of, Semoran and the Bank. Under the Stock Incentive Plan, options to purchase 245,000 shares, or 20% of the minumum offering, may be issued. The 95,000 options granted to Mssrs. Weber, MacDiarmid and Bugea will be issued pursuant to the Stock Incentive Plan. No awards or grants under the plan have been made as of the date of this prospectus or will be made prior to the Bank opening for business and the plan being approved by Semoran’s shareholders. The Stock Incentive Plan will be presented for approval at the 2008 Annual Meeting of Semoran’s shareholders.

Administration.   It is expected that a committee of our board of directors, which may be comprised of at least two non-employee directors, will administer the plan. Our board of directors will consider the standards contained in both Section 162(m) of the Internal Revenue Code of 1986, as currently in effect, and Rule 16b-3 under the Securities Exchange Act, when appointing members to the committee. The committee and our board of directors will have the authority to grant awards under the plan, to determine the terms of each award, to interpret the provisions of the plan and to make all other determinations that they may deem necessary or advisable to administer the plan.

The plan permits the committee or our board of directors to grant stock options to eligible persons. Options may be granted on an individual basis or to a group of eligible persons. Accordingly, the committee or our board of directors will determine, within the limits of the plan, the number of shares of our common stock subject to an option, to whom an option is granted and the exercise price and forfeiture or termination provisions of each option. A holder of a stock option generally may not transfer the option during his or her lifetime.

Option Terms.   The plan provides for incentive stock options and non-qualified stock options. The committee or our board of directors will determine whether an option is an incentive stock option or a non-qualified stock option when it grants the option, and the option will be evidenced by an agreement describing the material terms of the option.

The committee or our board of directors will determine the exercise price of an option. The exercise price of an incentive stock option may not be less than the fair market value of our common stock on the date of the grant, or less than 110% of the fair market value if the participant owns more than 10% of our outstanding common stock. When the incentive stock option is exercised, we will be entitled to place a legend on the certificates representing the shares of common stock purchased upon exercise of the option to identify them as shares of common stock purchased upon the exercise of an incentive stock option. The exercise price of non-qualified stock options may be greater than, less than or equal to the fair market value of the common stock on the date that the option is awarded, based upon any reasonable measure of fair market value. After the third anniversary of the Bank opening for business, the committee may permit the exercise price to be paid in cash or by the delivery of previously owned shares of common stock, and, if permitted in the applicable option agreement, through a cashless exercise executed through a broker or by having a number of shares of common stock otherwise issuable at the time of exercise withheld.

The committee or our board of directors will also determine the term of an option. The term of an incentive stock option or non-qualified stock option may not exceed ten years from the date of grant, but any incentive stock option granted to a participant who owns more than 10% of our outstanding common stock will not be exercisable after the expiration of five years after the date the option is granted. Subject to any further limitations in the applicable agreement, if a participant’s employment terminates, an incentive stock option will terminate and become unexercisable no later than three months after the date of termination of employment. If, however, termination of employment is due to death or disability, one year will be substituted for the three-month period. Incentive stock options are also subject to the further restriction that the aggregate fair market value, determined as of the date of the grant, of our common stock as to which any incentive stock option first becomes exercisable in any calendar year is limited to $100,000 per recipient. If incentive stock options covering more than $100,000 worth of our common stock first become exercisable in any one calendar year, the excess will be non-qualified options. For purposes of determining which options, if any, have been granted in excess of the $100,000 limit, options will be considered to become exercisable in the order granted.

Change of Control.   In the event of a change in control, any outstanding options under the plan shall be fully vested, non-forfeitable, and become exercisable, as of the date of the change in control.

Termination of Options.   The terms of particular options may provide that they terminate, among other reasons, upon the holder’s termination of employment or other status with Semoran or the Bank, upon a specified date, upon the holder’s death or disability, or upon the occurrence of a change in control of Semoran. An agreement may provide that if the holder dies or becomes disabled, the holder’s estate or personal representative may exercise the option. The committee or our board of directors may, within the terms of the plan and the applicable agreement, cancel, accelerate, pay or continue an option that would otherwise terminate for the reasons discussed above.

Reorganizations.   The plan provides for an appropriate adjustment in the number and kind of shares subject to unexercised options in the event of any change in the outstanding shares of our common stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event. In the event of some types of corporate reorganizations, the committee or our board of directors may, within the terms of the plan and the applicable agreement, substitute, cancel, accelerate, cancel for cash or otherwise adjust the terms of an option.

Amendment and Termination of the Plan.   Our board of directors has the authority to amend or terminate the plan. Our board of directors is not required to obtain shareholder approval to terminate the plan or, generally, to amend the plan, but may condition any amendment or termination of the plan upon shareholder approval if it determines that shareholder approval is necessary or appropriate under tax, securities, or other laws. However, any action by our board of directors may not adversely affect the rights of a holder of a stock option without the holder’s consent.

Federal Income Tax Consequences.   The following discussion outlines generally the federal income tax consequences of participation in the plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the plan.

•       Incentive Stock Options.   A participant will not recognize income upon the grant of an incentive stock option, nor will he or she be taxed when exercising all or a portion of their option. Instead, the participant will be taxed when he or she sells the shares of common stock purchased upon exercise of the incentive stock option. The participant will be taxed on the difference between the price he or she paid for our common stock and the amount for which he or she sells the stock. If the participant does not sell the shares of our common stock prior to two years from the date of grant of the incentive stock option and one year from the date the stock is transferred to him or her, the gain will be a capital gain and we will not get a corresponding deduction. If the participant sells the shares of our common stock at a gain before that time, the difference between the amount the participant paid for the stock and the lesser of its fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income and we will be entitled to a corresponding tax deduction. If the participant sells the shares of our common stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant’s liability for, the alternative minimum tax.

•       Non-Qualified Options.   A participant will not recognize income upon the grant of a non-qualified option or at any time before the exercise of the option or a portion of the option. When the participant exercises a non-qualified option or portion of the option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of our common stock on the date the option is exercised over the price paid for the stock, and we will then be entitled to a corresponding deduction.

Depending upon the time period for which shares of our common stock are held after exercising an option, the sale or other taxable disposition of shares acquired by exercising a non-qualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on the disposition and the fair market value of such shares when the non-qualified option was exercised.

Special rules apply to a participant who exercises a non-qualified option by paying the exercise price, in whole or in part, by selling back to us shares of our common stock already held by the participant and to a participant who is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934.

Code of Ethics.   On December 20, 2006, the Board of Directors adopted a Code of Ethics for Senior Financial Officers, which include the Chairman, President, Chief Lending Officer, Executive Vice President, Chief Financial Officer, Controller and Assistant Controller. The Code of Ethics was adopted in accordance with Item 406 of Regulation S-B and is attached hereto as an exhibit.

RELATED PARTY TRANSACTIONS

We expect to enter into banking and other business transactions in the ordinary course of business with our directors and executive officers, including members of their families or corporations, partnerships or other organizations in which our directors and executive officers have a controlling interest. If transactions between Semoran or the Bank and any of our directors or executive officers occur, the transaction:

•       will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to us;

•       will be on terms no less favorable than could be obtained from an unrelated third party; and

•       will be approved by a majority of the directors who do not have an interest in the transaction.

DESCRIPTION OF CAPITAL STOCK OF SEMORAN

Common Stock

Our Amended and Restated Articles of Incorporation authorize our board of directors, without shareholder approval, to issue up to 25,000,000 shares of common stock, $.01 par value, of which up to 2,000,000 shares will be issued in this offering. As of the date of this prospectus, up to 1,000,000 shares of our common stock were reserved for issuance upon the exercise of the Shareholder Warrants related to the purchase of common stock in this offering.

All shares of our common stock will be entitled to share equally in dividends from legally available funds, when, as and if declared by our board of directors. Upon voluntary or involuntary liquidation or dissolution of Semoran, all shares of our common stock will be entitled to share equally in all of Semoran’ assets that are available to for distribution the shareholders. We do not anticipate paying any cash dividends on our common stock in the near future. Each holder of our common stock will be entitled to one vote for each share on all matters submitted to shareholders. Holders of our common stock will not have any right to acquire authorized but unissued capital stock of Semoran whenever we issue new shares of our capital stock. No cumulative voting right with respect to the election of directors, redemption rights, sinking fund provisions or conversion rights apply to our common stock. All shares of our common stock issued in the offering will be fully paid and non-assessable. In addition, we will reserve additional shares of our common stock for issuance upon conversion of Series A Preferred Stock and the exercise of warrants and options. See “Description of Capital Stock of Semoran—Warrants” for more information regarding the warrants.

Preferred Stock

Our Amended and Restated Articles of Incorporation also authorize our board of directors without shareholder approval to issue up to 5,000,000 shares of preferred stock, $.01 par value. Our board of directors may determine the terms of the preferred stock. Thus, shares of preferred stock may have voting rights, subject to applicable law and determined by our board of directors, and the ownership and control of Semoran by the holders of common stock would be diluted if we were to issue preferred stock that has voting rights.

On March 21, 2007, the Board of Directors authorized the issuance of up to 100,000 shares of non-voting Series A Preferred Stock, 81,000 shares of which were subscribed for by our directors on March 30, 2007 in a private placement offering, by exchanging their right to be reimbursed for advances of $810,000 made to us. We rescinded these shares on May 24, 2007 and on the same day we amended our Amended and Restated Articles of Incorporation to authorize the issuance of up to 375,000 shares of non-voting Series A Preferred Stock and to make the preferred stock automatically convertible into common stock on a one-for-one share basis on April 1, 2009. On May 29, 2007, we subsequently issued 81,000 shares of Series A Preferred Stock at $10.00 per share in a private placement offering in exchange for the right of repayment to our directors of $810,000 in advances made to us. We conducted the private placement in order to have the minimum capital amount of $25,000 required under Florida law in order for us to sell shares of our common stock in the state of Florida.

The holders of our Series A Preferred Stock will have no voting rights except as otherwise required under Florida law. The holders of our Series A Preferred Stock are not entitled to dividends; provided, however, if we distribute dividend payments to our shareholders, we must first distribute dividend payments to the holders of our Series A Preferred Stock before we can make any dividend payments to the holders of our common stock. We do not expect to pay any dividends prior to the conversion of the Series A Preferred Stock to common stock on April 1, 2009. The Series A Preferred Stock has a liquidation preference equal to $0.00001 per share.

We have no present plans to authorize any other preferred stock.

Warrants

We will grant warrants to purchase approximately 553,750 shares of our common stock or Series A Preferred Stock to our directors and executive officers upon completion of this offering. These warrants will include the following:

•       Approximately 40,500 Preferred Share Warrants to purchase Series A Preferred Stock

•       Approximately 81,000 Preferred Risk Warrants to purchase Series A Preferred Stock

•       Approximately 150,750 Shareholder Warrants to purchase common stock

•       Approximately 19,000 Common Risk Warrants to purchase common stock

•       Approximately 262,500 Director Warrants to purchase common stock

These estimates are based upon our directors purchase of 81,000 shares of Series A Preferred Stock in the private placement and upon the assumption that our directors purchase 281,500 shares of common stock in this offering, and that our remaining non-director executive officer purchases 20,000 shares of common stock in this offering. If our directors and executive officers purchase more than 301,500 shares of common stock in this offering, they will receive additional warrants to purchase shares of our common stock.

Preferred Stock Warrants

In connection with the issuance of 81,000 shares of our non-voting Series A Preferred Stock, we will grant to our directors warrants to purchase a total of 121,500 shares of our non-voting Series A Preferred Stock, including 40,500 Preferred Share Warrants to purchase 40,500 shares of our non-voting Series A Preferred Stock and 81,000 Preferred Risk Warrants to purchase 81,000 shares of our non-voting Series A Preferred Stock.

Preferred Share Warrants

Our directors will receive, on the date the Bank opens for business, one Preferred Share Warrant to purchase one share of our non-voting Series A Preferred Stock for every two shares of our non-voting Series A Preferred Stock purchased by them in the private placement, for a total of 40,500 Preferred Share Warrants. These warrants will vest on the one-year anniversary date the Bank opens for business and will become exercisable from the later of (i) the vesting date or (ii) the date on which we have an effective registrations statement covering the shares underlying the warrants and a current prospectus. These warrants are transferable and must be exercised before the third anniversary of the date the Bank opens for business. Each share purchased under these warrants will be issued at a price of $11.50, subject to adjustment for stock splits, recapitalizations or other similar events. Additionally, if either Semoran’s or the Bank’s capital falls below the minimum level mandated by its primary regulator, we may be directed to require the shareholders to exercise or forfeit their Shareholder Warrants. Upon conversion of the shares of our non-voting Series A Preferred Stock into shares of our common stock on April 1, 2009, these Preferred Share Warrants, if not already exercised, will convert into warrants to purchase shares of our common stock.

Preferred Risk Warrants

Our directors will also receive, on the date the Bank opens for business, one Preferred Risk Warrant to purchase one share of our non-voting Series A Preferred Stock for every one share of non-voting Series A Preferred Stock issued in the private placement, for a total of 81,000 Preferred Risk Warrants. These warrants are transferable and will vest following the one year anniversary of the date that the bank opens for business. Each share under these warrants may be purchased at a price of $10.00, subject to adjustment for stock splits, recapitalizations or other similar events. Additionally, if either Semoran’s or the Bank’s capital falls below the minimum level mandated by its primary regulator, we may be directed to require the shareholders to exercise or forfeit their Shareholder Warrants. Upon conversion of the shares of our non-voting Series A Preferred Stock into shares of our common stock on April 1, 2009, these Preferred Risk Warrants, if not already exercised, will convert into warrants to purchase shares of our common stock.

Common Stock Warrants

Our directors intend to purchase 281,500 shares in this offering and our remaining non-director executive officer intends to purchase an additional 20,000 shares in this offering, for a total of 301,500 shares. As a result, we anticipate (i) granting our directors and executive officers Shareholder Warrants to purchase 150,750 shares of common stock, and (ii) granting our directors Common Risk Warrants or Director Warrants to purchase an aggregate of 281,500 shares of common stock, for a total of 432,250 warrants.

Shareholder Warrants

We intend to grant a Shareholder Warrant to each subscriber for every two shares purchased in this offering, including our directors and executive officers. The Shareholder Warrants will vest on the one-year anniversary date the Bank opens for business and will become exercisable from the later of (i) the vesting date or (ii) the date on which we have an effective registrations statement covering the shares underlying the warrants and a current prospectus. The Shareholder Warrants are transferable and must be exercised before the third anniversary of the date the Bank opens for business. Each share purchased under these warrants will be issued at a price of $11.50, subject to adjustment for stock splits, recapitalizations or other similar events. Additionally, if either Semoran’s or the Bank’s capital falls below the minimum level mandated by its primary regulator, we may be directed to require the shareholders to exercise or forfeit their Shareholder Warrants. If we sell 301,500 shares in this offering to our directors and executive officers, we will issue Shareholder Warrants to purchase 150,750 shares of common stock to these persons. Additional Shareholder Warrants will be granted to all other subscribers of shares in the offering on the same basis.

Common Risk Warrants and Director Warrants

We will grant our directors warrants to purchase one share of common stock for every share purchased by them in this offering. We anticipate that our directors will purchase approximately 281,500 shares of common stock in this offering, and that we will grant them Common Risk Warrants and Director Warrants to purchase 281,500 shares of common stock in the aggregate. The terms and amount of these different types of warrants are limited by regulations imposed by our bank regulators.

We intend to grant different types of warrants because the Common Risk Warrants, which are granted in connection with funds that the directors have put “at risk” in connection with our offering efforts, are permitted to have less onerous restrictions than Director Warrants. The Common Risk Warrants will vest following the one year anniversary of the date that the bank opens for business, while the Director Warrants will vest over a three-year period from the date that the bank opens for business. Additionally, subject to securities law restrictions, the Common Risk Warrants will be generally transferable, while the Director Warrants will not be transferable. None of these warrants may be exercised in a cashless or net-cash exercise, and they will remain exercisable for the ten year period following the date that the bank opens for business. Each share under these warrants may be purchased at a price of $10.00. Additionally, if either Semoran’s or the Bank’s capital falls below the minimum level mandated by its primary bank regulator, we may be directed to require the holders to exercise or forfeit these warrants.

We will grant Common Risk Warrants to our directors in an amount not to exceed the total amount of funds that our directors had “at risk,” including the amounts obtained through the line of credit that our directors have personally guaranteed, or could lose if the offering was unsuccessful as determined under bank regulatory guidelines, divided by 10 less the amount of Preferred Risk Warrants our directors will receive in connection with the private placement of 81,000 shares of our Series A Preferred Stock. We have assumed that our directors could lose $1,000,000 if the offering is not successful which divided by 10 equals 100,000 less the 81,000 Preferred Risk Warrants, which represent $810,000 of funds that our directors had “at risk”. Therefore, we estimate that they will be eligible to receive 19,000 Common Risk Warrants, which reflects $190,000 in organizational, pre-opening and offering expenses funded by our directors. The remaining 262,500 warrants will be Directors Warrants.

If our directors purchase more than 281,500 shares of common stock in this offering, they will receive more Director Warrants to purchase shares of our common stock.

Exercise Rights—Registration Statement

Under the terms of all of the relevant warrant agreements, we agree to use our best efforts to have an effective registration statement and a current prospectus related to the shares underlying the warrants. There is no assurance, however, that we will be able to do so and, if we do not maintain a current prospectus relating to the common stock issuable upon exercise of these warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of these warrants is not current, or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of these warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, so that these warrants may have no value, the market for these warrants may be limited and these warrants may expire worthless.

Employee Stock Options

In addition to the warrants, we intend to grant options to purchase 95,000 shares of common stock to our executive officers, Mssrs. Weber, MacDiarmid and Bugea, pursuant to our Stock Incentive Plan, see “Stock Incentive Plan” in the “Executive Compensation” section.

Capital Stock—Diluted Basis

The following table sets forth the share ownership of our directors and executive officers in the aggregate on a diluted basis after completion of this offering. The calculations are based on the following assumptions: (i) our directors and executive officers purchase a total of 301,500 shares of common stock in this offering; (ii) no other shareholders exercise their Shareholder Warrants; (iii) our directors and executive officers exercise all of their respective warrants and options; and (iv) shares of Series A Preferred Stock and warrants to purchase shares of Series A Preferred Stock are converted to shares of common stock and warrants to purchase shares of common stock, respectively.

Description of Security	Minimum Offering (1,250,000)	Maximum Offering (2,000,000)
Series A Preferred Stock(1)	81,000	81,000
Preferred Risk Warrants to Purchase Series A Preferred Stock(2)	81,000	81,000
Preferred Share Warrants to Purchase Series A Preferred Stock(2)	40,500	40,500
Common Stock	301,500	301,500
Common Risk Warrants to Purchase Shares of Common Stock	19,000	19,000
Director Warrants to Purchase Shares of Common Stock	262,500	262,500
Shareholder Warrants to Purchase Shares of Common Stock	150,750	150,750
Options to Purchase Shares of Common Stock	95,000	95,000
Total	1,031,250	1,031,250
Total Shares Outstanding—Diluted Basis	1,979,750	2,729,750
Total Percentage Ownership	52.1%	37.8%

(1)          We will convert the shares of our Series A Preferred Stock into shares of our common stock on a one-for-one share basis on April 1, 2009.

(2)          Upon conversion of shares of our Series A Preferred Stock into shares of our common stock, the warrants to purchase shares of our Series A Preferred Stock will convert into warrants to purchase shares of our common stock.

Shares Eligible for Future Sale

Upon completion of the offering, we will have between 1,250,000 and 2,000,000 shares of common stock outstanding. These shares of common stock will be freely tradable without restriction, except that “affiliates” of Semoran must comply with the resale limitations of Rule 144 under the Securities Act. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with, Semoran. Affiliates of a company generally include its directors, executive officers and principal shareholders.

In general, under Rule 144, affiliates will be entitled to sell within any three-month period a number of shares that does not exceed the greater of the following:

•       1% of the outstanding shares of common stock; or

•       the average weekly trading volume during the four calendar weeks preceding his or her sale.

Sales under Rule 144 are also subject to provisions regarding the manner of sale, notice requirements and the availability of current public information about Semoran. Affiliates will not be subject to the volume restrictions and other limitations under Rule 144 beginning ninety days after their status as an affiliate ends.

All 81,000 shares of our Series A Preferred Stock were issued pursuant to an exemption from registration. Consequently, these shares are “restricted” and may only be sold pursuant to a subsequent registration statement or an exemption from registration. Additionally, all warrants to purchase preferred stock and any common stock obtained upon conversion of Series A Preferred stock are similarly “restricted.”

Prior to the offering, there has been no public market for the common stock, and we cannot predict the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

IMPORTANT PROVISIONS OF SEMORAN’S
ARTICLES OF INCORPORATION AND BYLAWS

Protective Provisions

General.   Shareholders’ rights and related matters are governed by the Florida Business Corporation Act and the articles of incorporation and bylaws of Semoran. Our articles of incorporation and bylaws contain protective provisions that would have the effect of impeding an attempt to change or remove our management or to gain control of Semoran if a particular transaction was not supported by our board of directors. These provisions are discussed in more detail below. In general, the purpose of these provisions is to further and protect the interests of Semoran and those of its shareholders as appropriate under the circumstances, including if the board of directors determines that a sale of control is in the best interests of Semoran and its shareholders, by enhancing the board of director’s ability to maximize the value to be received by shareholders upon such a sale.

Although our management believes the protective provisions are beneficial to our shareholders, they also may tend to discourage some takeover bids. As a result, you may be deprived of opportunities to sell some or all of your shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be an expensive and time-consuming process. To the extent that the protective provisions discourage undesirable proposals, we may be able to avoid those expenditures of time and money.

The protective provisions also may discourage open market purchases by a potential acquirer. These purchases could increase the market price of our common stock temporarily, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the provisions could decrease the market price of our common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions also could make it more difficult and time consuming for a potential acquirer to obtain control of Semoran by replacing our board of directors and management. Furthermore, the provisions could make it more difficult for our shareholders to replace the board of directors or management, even if a majority of our shareholders believes that replacing them would be in our best interests.

The protective provisions contained in our articles of incorporation and bylaws are discussed more fully below.

Preferred Stock.   The existence of preferred stock could impede a takeover of Semoran without the approval of our board of directors. This is because our board of directors could issue shares of preferred stock to persons friendly to current management, which could render more difficult or discourage any attempt to gain control of Semoran through a proxy contest, tender offer, merger or otherwise. In addition, the issuance of shares of preferred stock with voting rights may adversely affect the rights of the holders of our common stock and, in certain circumstances, could decrease its market price.

Terms for Board of Directors   Our articles of incorporation provide that our board of directors will be divided into three classes. Directors serve staggered terms, which means that one-third of our directors will be elected each year at our annual meeting of shareholders. The initial term of our Class I directors expires in 2008, the initial term of the Class II directors expires in 2009 and the initial term of the Class III directors expires in 2010. Thereafter, each director will serve for a term of three years. This means that unless the existing directors were to resign, it would take at least two annual meetings of our shareholders to replace a majority of Semoran’s directors.

Under Florida law, directors are elected annually for a term of one year unless the articles of incorporation provide otherwise.

Removal of Directors.   Our articles of incorporation provide that one or more directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least two-thirds of the total number of votes entitled to be cast by the holders of all of the shares of our capital stock who are entitled to vote in an election of directors.

Under Florida law, the shareholders may remove one or more directors with or without cause unless the articles of incorporation or a bylaw adopted by the shareholders provides that directors may be removed only for cause. A director may be removed only by a majority of the votes entitled to be cast. A director may be removed by the shareholders only at a meeting called for the purpose of removing him or her and the meeting notice must state the purpose, or one of the purposes, of the meeting is the removal of the director.

Considerations in Evaluating an Acquisition Proposal.   Our articles of incorporation provide factors that our board of directors must consider in evaluating whether an acquisition proposal made by another party is in the best interest of Semoran and its shareholders. The term “acquisition proposal” refers to any offer of another party:

•       to make a tender offer or exchange offer for our common stock or any other equity security of the Semoran;

•       to merge or consolidate Semoran with another corporation; or

•       to purchase or otherwise acquire all or substantially all of the properties and assets owned by Semoran.

Our articles of incorporation charge our board of directors, in evaluating an acquisition proposal, to consider all relevant factors, including:

•       the payment being offered by the other corporation in relation (i) to our current value at the time of the proposal, as determined in a freely negotiated transaction, and (ii) to our board of directors’ estimate of Semoran’ future value as an independent company at the time of the proposal;

•       The expected social and economic effects of the transaction on the employees, customers and other constituents, such as suppliers of goods and services; and

•       the expected social and economic effects on the communities within which we operate.

Our board of directors may also consider other relevant factors.

This provision is included in our articles of incorporation because we are charged with providing support to, and being involved with, the communities we serve. As a result, our board of directors believes its obligations in evaluating an acquisition proposal extend beyond evaluating merely the payment being offered in relation to the market or book value of our common stock at the time of the proposal. Florida law does not specifically list the factors a corporation’s board of directors should consider in the event the corporation is presented with an acquisition proposal.

While the value of what is being offered to shareholders in exchange for their stock is the main factor when weighing the benefits of an acquisition proposal, our board of directors believes it is appropriate also to consider all other relevant factors. For example, this provision directs our board of directors to evaluate what is being offered in relation to our current value at the time of the proposal as determined in a freely negotiated transaction and in relation to our board of directors’ estimate of the future value of Semoran as an independent concern at the time of the proposal. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. Our board of directors believes that frequently the payment offered in such a situation, even though it may exceed the value at which shares are then trading, is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms that would reflect not only Semoran’s current value, but also its future value.

One effect of this provision, as well as the business combination and fair price provisions discussed above, may be to discourage a tender offer in advance. Often an offeror consults the board of directors of a target corporation before or after beginning a tender offer in an attempt to prevent a contest from developing. In the opinion of our board of directors, these provisions will strengthen our position in dealing with any potential offeror that might attempt to acquire Semoran through a hostile tender offer. Another effect of these provisions may be to dissuade our shareholders who might be displeased with our board of directors’ response to an acquisition proposal from engaging Semoran in costly litigation. These provisions permit our board of directors to determine that an acquisition proposal is not in Semoran’s and its shareholders’ best interest, and thus to oppose it. The effect of these provisions, as well as the other protective provisions discussed above, in some cases, may have the effect of maintaining incumbent management.

Indemnification

Our bylaws contain indemnification provisions that provide that our directors and officers, and, in some cases, our employees or agents (collectively, the “insiders”), will be indemnified against expenses that they actually and reasonably incur if they are successful on the merits of a claim or proceeding. In addition, our bylaws provide that we must advance to our insiders reasonable expenses of any claim or proceeding so long as the insider furnishes us with a written affirmation of his or her good faith belief that the applicable standard of conduct has been met and a written statement that the insider will repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

When a case or dispute is settled or otherwise not ultimately determined on its merits, the indemnification provisions provide we will indemnify insiders when they meet the applicable standard of conduct. The applicable standard of conduct is met if the insider:

•       in his or her official capacity, acted in a manner he or she in good faith believed to be in our best interests;

•       in all cases not involving official capacity or criminal activities, he or she acted in a manner that was at least not opposed to our best interests; and

•       in the case of a criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.

Our board of directors, our shareholders or independent legal counsel determines whether the insider has met the applicable standard of conduct in each specific case.

Our bylaws also provide that the indemnification rights contained in our bylaws do not exclude other indemnification rights to which an insider may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote. We can also provide for greater indemnification than is provided for in our bylaws if we choose to do so, subject to approval by our shareholders. We may not, however, indemnify an insider for liability arising out of circumstances that would cause the insider to remain liable for his or her actions as described under “—Limitation of Liability” below.

The indemnification provisions of our bylaws specifically provide that we may purchase and maintain insurance on behalf of any director against any liability asserted against and incurred by him or her in his or her capacity as a director, whether or not we would have had the power to indemnify against such liability.

We are not aware of any pending or threatened action, suit or proceeding involving any of our insiders for which indemnification may be sought.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to insiders under the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Limitation of Liability

Our articles of incorporation eliminate, with certain exceptions, the potential personal liability of a director for monetary damages to us or to our shareholders for any failure to take any action as a director. However, there is no elimination of liability for:

•       violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful;

•       a transaction from which the director derives an improper material tangible personal benefit;

•       distributions, such as the payment of a dividend or approval of a stock repurchase, that are illegal under Florida law; or

•       an act or omission involving willful misconduct or a conscious disregard for the best interests of the corporation.

Florida law allows corporations to include in their articles of incorporation provisions eliminating or limiting the liability of directors, except in the circumstances described above. As a result, and to encourage qualified individuals to serve and remain as directors, we have included these types of provisions in our articles of incorporation. While we have not experienced any problems in locating directors, we could experience difficulty in the future as our business activities increase and diversify. We have also adopted liability limiting provisions to enhance our ability to secure liability insurance for our directors at a reasonable cost. We intend to obtain liability insurance covering actions taken by our directors in their capacities as directors. Our board of directors believes that liability limiting provisions will enable us to obtain such insurance on terms more favorable than if they were not included in our articles of incorporation.

Amendments

Any amendment of the provisions contained in our articles of incorporation regarding our staggered board of directors, the ability of our board of directors to consider various factors when evaluating an acquisition proposal, or the limitation of a director’s personal liability requires the affirmative vote of the holders of two-thirds of the total number of votes entitled to be cast by the holders of all of the shares of our capital stock who are entitled to vote in an election of directors.

Except as may otherwise be required by Florida law, our board of directors may amend any provision of our bylaws by the affirmative vote of a majority of the entire board, unless our shareholders have adopted, amended or repealed a particular bylaw provision and, in doing so, have expressly reserved to our shareholders the right of amendment or repeal thereof. Our bylaws require the affirmative vote of the holders of not less than two-thirds of the total number of votes entitled to be cast by the holders of all of the shares of our capital stock then entitled to vote generally in the election of directors to amend our bylaws.

SUPERVISION AND REGULATION

General

As a one-bank holding company, we are subject to an extensive body of state and federal banking laws and regulations which impose specific requirements and restrictions on virtually all aspects of our operations. We are affected by government monetary policy and by regulatory measures affecting the banking industry in general.

The following is a brief summary of some of the statutes, rules and regulations which affect our operations. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to our business. Any change in applicable laws or regulations may have a material adverse effect on our business.

Semoran

We are a bank holding company within the meaning of the Bank Holding Company Act of 1956. As such, we are required to file annual reports and other information with the Federal Reserve regarding our business operations and those of our subsidiary. We are also subject to the supervision of, and to periodic inspections by, the Federal Reserve.

The Bank Holding Company Act generally requires every bank holding company to obtain the prior approval of the Federal Reserve before:

•       Acquiring all or substantially all of the assets of a bank;

•       Acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank or bank holding company; or

•       Merging or consolidating with another bank holding company.

The Bank Holding Company Act and the Change in Bank Control Act, together with regulations promulgated by the Federal Reserve, require that, depending on the particular circumstances, either the Federal Reserve’s approval must be obtained or notice must be furnished to the Federal Reserve and not disapproved prior to any person or company, not a bank holding company, acquiring control of a bank holding company, subject to certain exemptions. Control is conclusively presumed to exist when an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is presumed, subject to rebuttal, to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

Except as authorized by the Bank Holding Company Act and Federal Reserve regulations or order, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in any business other than the business of banking or managing and controlling banks. Some of the activities the Federal Reserve has determined by regulation to be proper incidents to the business of banking, and thus permissible for bank holding companies, include:

•       Making or servicing loans and certain types of leases;

•       Engaging in certain insurance and discount brokerage activities;

•       Performing certain data processing services;

•       Acting in certain circumstances as a fiduciary or investment or financial advisor;

•       Providing management consulting services;

•       Owning savings associations; and

•       Making investments in corporations or projects designed primarily to promote community welfare.

In accordance with Federal Reserve policy, a bank holding company is expected to act as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve’s policy, we may be required to provide financial Support to the Bank at a time when, absent such Federal Reserve policy, it might not be deemed advisable to provide such assistance. Under the Bank Holding Company Act, the Federal Reserve may also require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary (other than a non-bank subsidiary of a bank) upon the Federal Reserve’s determination that the activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition.

The Bank

As a Florida state-chartered bank, the Bank is subject to the supervision and regulation of the Florida Office of Financial Regulation and the FDIC. Our deposits are insured by the FDIC for a maximum of $100,000 per depositor. For this protection, we must pay a semi-annual statutory assessment and comply with the rules and regulations of the FDIC. The assessment levied on a bank for deposit insurance varies, depending on the capital position of each bank, and other supervisory factors. Currently, we are subject to the statutory assessment.

Areas regulated and monitored by the bank regulatory authorities include:

•       Security devices and procedures;

•       Adequacy of capitalization and loss reserves;

•       Loans;

•       Investments;

•       Borrowings;

•       Deposits;

•       Mergers;

•       Issuances of securities;

•       Payment of dividends;

•       Establishment of branches;

•       Corporate reorganizations;

•       Transactions with affiliates;

•       Maintenance of books and records; and

•       Adequacy of staff training to carry out safe lending and deposit gathering practices.

Capital Adequacy Requirements

Banks are subject to regulatory capital requirements imposed by the Federal Reserve and the FDIC. The Federal Reserve guidelines contain an exemption from the capital requirements for “small bank holding companies.”  On March 31, 2006, the Federal Reserve changed the definition of a small bank holding company to bank holding companies with less than $500 million in total assets (an increase from $150 million under the prior rule). However, bank holding companies will not qualify under the new definition if they (i) are engaged in significant nonbanking activities either directly or indirectly through a subsidiary, (ii) conduct significant off-balance sheet activities, including securitizations or managing or administering assets for third parties, or (iii) have a material amount of debt or equity securities (including trust preferred securities) outstanding that are registered with the SEC. Although we have less than $500 million in assets, it is unclear at this point whether we otherwise meet the requirements for qualifying as a “small bank holding company.”  According to the Federal Reserve Board, the revision of the criterion to exclude any bank holding company that has outstanding a material amount of SEC-registered debt or equity securities reflects the fact that SEC registrants typically exhibit a degree of complexity of operations and access to multiple funding sources that warrants excluding them from the new policy statement and subjecting them to the capital guidelines. In the adopting release for the new rule, the Federal Reserve Board stated that what constitutes a “material” amount of SEC-registered debt or equity for a particular bank holding company depends on the size, activities and condition of the relevant bank holding company. In lieu of using fixed measurable parameters of materiality across all institutions, the rule provides the Federal Reserve with supervisory flexibility in determining, on a case-by-case basis, the significance or materiality of activities or securities outstanding such that a bank holding company should be excluded from the policy statement and subject to the capital guidelines. Although our class of common stock will be registered with the SEC, we believe that because our stock is not listed on any exchange or otherwise actively traded, the Federal Reserve Board will interpret its new guidelines to mean that we qualify as a small bank holding company.

The Florida Office of Financial Regulation’s and the FDIC’s risk-based capital guidelines apply directly to insured state banks, regardless of whether they are subsidiaries of a bank holding company. Both agencies’ requirements, which are substantially similar, establish minimum capital ratios in relation to assets, both on an aggregate basis as adjusted for credit risks and off balance sheet exposures. The risk weights assigned to assets are based primarily on credit risks. Depending upon the risk profile of a particular asset, it is assigned to a risk category. For example, securities with an unconditional guarantee by the United States government are assigned to the lowest risk category. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets.

Capital is then classified into two categories, Tier I and Tier 2. Tier I capital consists of common and qualifying preferred shareholder’s equity, less goodwill and other adjustments. Tier 2 capital consists of mandatory convertible, subordinated, and other qualifying term debt, preferred stock not qualifying for Tier I capital, and a limited amount of allowance for credit losses, up to a designated percentage of risk-weighted assets. Under the risk-based Guidelines, financial institutions must maintain a specified minimum ratio of “qualifying” capital to risk-weighted assets. At least 50% of an institution’s qualifying capital must be “core” or “Tier I” capital, and the balance may be “supplementary” or “Tier 2” capital. In addition, the guidelines require banks to maintain a minimum leverage ratio standard of capital adequacy. The leverage standard requires top-rated institutions to maintain a minimum Tier I leverage capital to assets ratio of 3%. All other institutions are required to maintain a Tier I leverage capital ratio of 4% or greater, based upon their particular circumstances and risk profiles.

Federal banking regulators have adopted regulations revising the risk-based capital guidelines to further ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank’s financial condition and is inherent to the business of banking. Under the regulations, when evaluating a bank’s capital adequacy, the revised capital standards now explicitly include a bank’s exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a bank’s economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts.

Federal bank regulatory agencies possess broad powers to take prompt corrective action as deemed appropriate for an insured depository institution and its holding company, based on the institution’s capital levels. The extent of these powers depends upon whether the institution in question is considered “well-capitalized”, “adequately capitalized”, “undercapitalized”, “significantly undercapitalized”, or “critically undercapitalized”. Generally, as an institution is deemed to be less well-capitalized, the scope and severity of the agencies’ powers increase, ultimately permitting the agency to appoint a receiver for the institution. Business activities may also be influenced by an institution’s capital classification. For instance, only a “well-capitalized” depository institution may accept brokered deposits without prior regulatory approval, and can engage in various expansion activities with prior notice, rather than prior regulatory approval. However, rapid growth, poor loan portfolio performance or poor earnings performance, or a combination of these factors, could change the capital position of our subsidiary banks in a relatively short period of time. Failure to meet these capital requirements could subject the subsidiary banks to prompt corrective action provisions of the FDIC, which nay include filing with the appropriate bank regulatory authorities a plan describing the means and a schedule for achieving the minimum capital requirements. In addition, we would not be able to receive regulatory approval of any application that required consideration of capital adequacy, such as a branch or merger application, unless we could demonstrate a reasonable plan to meet the capital requirement within an acceptable period of time.

Dividends

Our ability to pay further cash dividends may depend almost entirely upon the amount of dividends that the Bank is permitted to pay by statutes or regulations. Additionally, the Florida Business Corporation Act provides that we may only pay dividends if the dividend payment would not render us insolvent, or unable to meet our obligations as they come due.

The Florida Office of Financial Regulation limits a bank’s ability to pay dividends. As a state-chartered bank, we are subject to regulatory restrictions on the payment of dividends, including a prohibition of payment of dividends from the banks’ capital under certain circumstances without the prior approval of the Florida Office of Financial Regulation and the FDIC. Except with the prior approval of the Florida Office of Financial Regulation, all dividends of any Florida bank must be paid out of retained net profits from the current period and the previous two years, after deducting expenses, including losses and bad debts. In addition, a state-chartered bank in Florida is required to transfer at least 20% of its net income to surplus until their surplus equals the amount of paid-in capital.

Other Laws

State usury and credit laws limit the amount of interest and various other charges collected or contracted by a bank on loans. Our loans are also subject to federal laws applicable to credit transactions, such as the:

•       Federal Truth-in-Lending Act, which governs disclosures of credit terms to consumer borrowers;

•       Community Reinvestment Act. which requires financial institutions to meet their obligations to provide for the total credit needs of the communities they serve, including investing their assets in loans to low- and moderate-income borrowers;

•       Home Mortgage Disclosure Act requiring financial institutions to provide information to enable public officials to determine whether a financial institution is fulfilling its obligations to meet the housing needs of the community it serves;

•       Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibitive factors in extending credit;

•       Real Estate Settlement Procedures Act, which requires lenders to disclose certain information regarding the nature and cost of real estate settlements, and prohibits certain lending practices, as well as limits escrow account amounts in real estate transactions;

•       Fair Credit Reporting Act governing the manner in which consumer debts may be collected by collection agencies; and

•       The rules and regulations of various federal agencies charged with the responsibility of implementing such federal laws.

Our operations are also subject to the:

•       The privacy provisions of the Gramm-Leach-Bliley Act of 1999, which requires us to maintain privacy policies intended to safeguard consumer financial information, to disclose these policies to our customers, and allow customers to “opt out” of having their financial service providers disclose their confidential financial information to nonaffiliated third parties, subject to certain exceptions;

•       Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•       Electronic Funds Transfer Act and Regulation E, which govern automatic deposits to, and withdrawals from, deposit accounts and customers’ rights and liabilities arising from the use of debit cards, automated teller machines and other electronic banking services.

Interstate Banking and Branching

Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, eligible bank holding companies in any state are permitted, with Federal Reserve approval, to acquire banking organizations in any other state. The Interstate Banking and Branching Efficiency Act also removed substantially all of the prohibitions on interstate branching by banks. The authority of a bank to establish and operate branches within a state, however, continues to be subject to applicable state branching laws, Under current Florida law, we are permitted to establish branch offices throughout Florida with the prior approval of the Department and the FDIC. In addition, with prior regulatory approval, we would be able to acquire existing banking operations in other states.

Financial Modernization

The Gramm-Leach-Bliley Act of 1999 sought to achieve significant modernization of the federal bank regulatory framework by allowing the consolidation of banking institutions with other types of financial services firms, subject to various restrictions and requirements. In general, the Gramm-Leach-Bliley Act repealed most of the federal statutory barriers which separated commercial banking firms from insurance and securities firms and authorized the consolidation of such firms in a “financial services holding company”. We have no immediate plans to utilize the structural options created by the Gramm-Leach-Bliley Act, but may develop such plans in the future.

After September 11, 2001, terrorist attacks in New York and Washington, D.C., the United States government acted in several ways to tighten control on activities perceived to be connected to money laundering and terrorist funding. A series of orders were issued which identify terrorists and terrorist organizations and require the blocking of property and assets of, as well as prohibiting all transactions or dealings with, such terrorists, terrorist organizations and those that assist or sponsor them. The USA Patriot Act enacted in 2001:

•       Substantially broadens existing anti-money laundering legislation and the extraterritorial jurisdiction of the United States;

•       Imposes new compliance and due diligence obligations;

•       Creates new crimes and penalties;

•       Compels the production of documents located both inside and outside the United States; including those of foreign institutions that have a correspondent relationship in the United States; and

•       Clarifies the safe harbor from civil liability to customers.

In addition, the United States Treasury Department issued regulations in cooperation with the federal banking agencies, the Securities and Exchange Commission, the Commodity Futures Trading Commission and the Department of Justice to:

•       Require customer identification and verification;

•       Expand the money-laundering program requirement to the major financial services sectors; including insurance and unregistered investment companies, such as hedge funds; and

•       Facilitate and permit the sharing of information between law enforcement and financial institutions, as well as among financial institutions themselves.

The United States Treasury Department also has created the Treasury USA PATRIOT Act Task Force to work with other financial regulators, the regulated community, law enforcement and consumers to continually improve the regulations.

On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 (the “Act”). The Securities and Exchange Commission has promulgated certain regulations pursuant to the Act and will continue to propose additional implementing or clarifying regulations as necessary in furtherance of the Act. The passage of the Act and the regulations implemented by the Securities and Exchange Commission subject publicly traded companies to additional and more cumbersome reporting regulations and disclosure. Compliance with the Act and corresponding regulations may increase our expenses. The effective date of the application of all of the provisions of Section 404 of the Act concerning internal control compliance reporting for non-accelerated filers such as Semoran has been extended to the first fiscal year ending on or after December 15, 2008.

LEGAL MATTERS

Nelson Mullins Riley & Scarborough LLP, Atlanta, Georgia, will pass upon the validity of the shares of common stock offered by this prospectus for Semoran.

EXPERTS

Our audited financial statements as of December 31, 2006 and December 31, 2005, and for the year ended December 31, 2006, and the period from October 11, 2005 (date of incorporation) to December 31, 2005 and the amounts included in the cumulative amounts from October 11, 2005 (date of incorporation) to December 31, 2006, included in this prospectus have been included in reliance on the report of Hacker, Johnson & Smith PA, an independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing.

REPORTS TO SHAREHOLDERS

Upon the effective date of the Registration Statement on Form SB-2 that registers the shares of common stock offered by this prospectus with the Securities and Exchange Commission, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, which include requirements to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities and Exchange Commission. This reporting obligation will continue through at least December 31, 2007, and may also continue for subsequent fiscal years. The reporting obligation may be suspended for subsequent fiscal years if at the beginning of the year our common stock is held by fewer than 300 persons.

ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act for the common stock sold in this offering. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained for a fee from the Public Reference Room of the Securities and Exchange Commission Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

We have filed or will file various regulatory applications with the FDIC, the Florida Office of Financial Regulation, and the Federal Reserve. These applications and the information they contain are not incorporated into this prospectus. You should rely only on information contained in this prospectus and in the related Registration Statement in making an investment decision. To the extent that other available information not presented in this prospectus, including information available from us and information in public files and records maintained by the FDIC, the Florida Office of Financial Regulation, and the Federal Reserve, is inconsistent with information presented in this prospectus or provides additional information, that information is superseded by the information presented in this prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that we believe are reasonable, but as to which we can make no assurances. We specifically disaffirm those projections for purposes of this prospectus and caution you against relying on them for purposes of making an investment decision.

SEMORAN FINANCIAL CORPORATION
(A Development Stage Company)

Financial Statements

Index to Financial Statements

SEMORAN FINANCIAL CORPORATION

(A Development Stage Company)

Page
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets at December 31, 2006 and December 31, 2005	F-3

Statements of Operations for the Year Ended December 31, 2006, for the Period from October 11, 2005 (Date of Incorporation) to December 31, 2005 and for the Cumulative Period from October 11, 2005 (Date of Incorporation) to December 31, 2006

F-4
Statements of Stockholders’ Deficit for the Year Ended December 31, 2006 and for the Period from October 11, 2005 (Date of Incorporation) to December 31, 2005	F-5

Statements of Cash Flows for the Year Ended December 31, 2006, for the Period from October 11, 2005 (Date of Incorporation) to December 31, 2005 and for the Cumulative Period from October 11, 2005 (Date of Incorporation) to December 31, 2006

F-6
Notes to Financial Statements at December 31, 2006 and December 31, 2005 and the Year Ended December 31, 2006 and the Period from October 11, 2005 (Date of Incorporation) to December 31, 2005	F-7 - F-12
Unaudited Financial Statements
Condensed Balance Sheets at March 31, 2007 (unaudited) and December 31, 2006	F-13
Condensed Statements of Operations for the Three Months Ended March 31, 2007 and for the Cumulative Period from October 11, 2005 (Date of Incorporation) to March 31, 2007 (unaudited)	F-14
Condensed Statements of Cash Flows for the Three Months Ended March 31, 2007 and for the Cumulative Period from October 11, 2005 (Date of Incorporation) to March 31, 2007 (unaudited)	F-15
Notes to Condensed Financial Statements at March 31, 2007 and for the Three Months then Ended (unaudited)	F-17 - F-18

Report of Independent Registered Public Accounting Firm

Semoran Financial Corporation
Fern Park, Florida:

We have audited the accompanying balance sheets of Semoran Financial Corporation (the “Company”) as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2006, for the period from October 11, 2005 (date of incorporation) to December 31, 2005 and the amounts included in the cumulative amounts from October 11, 2005 (date of incorporation) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the year ended December 31, 2006, for the period from October 11, 2005 (date of incorporation) to December 31, 2005 and the amounts included in the cumulative amounts from October 11, 2005 (date of incorporation) to December 31, 2006, in conformity with U.S. generally accepted accounting principles.

HACKER, JOHNSON & SMITH PA
Tampa, Florida
January 29, 2007, except for Note 9,
as to which the date is May 29, 2007

SEMORAN FINANCIAL CORPORATION
(A Development Stage Company)
Balance Sheets

	December 31, 2006	December 31, 2005
Assets
Cash	$53,615	126,541
Equipment	1,198	—
Other Assets	83,752	—
Total	$138,565	126,541
Liabilities and Stockholders’ Deficit
Liabilities:
Other liabilities	10,431	36,418
Organizer advances	725,000	190,000
Total liabilities	735,431	226,418
Commitments and related party transactions (Notes 2, 4 and 9)
Stockholders’ deficit:
Preferred stock, no par value, 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.01 par value, 25,000,000 shares authorized, 10 shares issued and outstanding in 2006	—	—
Additional paid-in capital	100	—
Deficit accumulated during the development stage	(596,866)	(99,877)
Stock subscription receivable	(100)	—
Total stockholders’ deficit	(596,866)	(99,877)
Total	$138,565	126,541

See Accompanying Notes to Financial Statements.

SEMORAN FINANCIAL CORPORATION
(A Development Stage Company)
Statements of Operations

	Year Ended December 31, 2006	Period from October 11, 2005 (Date of Incorporation) to December 31, 2005	Cumulative Period from October 11, 2005 (Date of Incorporation) to December 31, 2006
Income—
Interest income	$6,094	730	6,824
Expenses—
Organization expenses:
Travel expense	(4,975)	(381)	(5,356)
Application fees	(15,000)	—	(15,000)
Consulting fees	(58,482)	(32,803)	(91,285)
Lodging	(4,722)	—	(4,722)
Marketing and design	(11,336)	—	(11,336)
Meals and entertainment	(8,322)	(914)	(9,236)
Office supplies	(6,843)	(337)	(7,180)
Professional fees	(67,637)	(15,419)	(83,056)
Salaries and employee benefits	(316,296)	(49,590)	(365,886)
Telephone expense	(4,692)	(717)	(5,409)
Miscellaneous	(4,778)	(446)	(5,224)
Total organization expenses	(503,083)	(100,607)	(603,690)
Net loss accumulated during the development stage	$(496,989)	(99,877)	(596,866)

See Accompanying Notes to Financial Statements.

SEMORAN FINANCIAL CORPORATION
(A Development Stage Company)
Statements of Stockholders’ Deficit
For the Year Ended December 31, 2006 and for the Period from October 11, 2005
(Date of Incorporation) to December 31, 2005

	Preferred Stock	Common Stock	Additional Paid-In Capital	Deficit Accumulated During the Development Stage	Stock Subscription Receivable	Total Stockholders’ Deficit
Net Loss accumulated during the development stage from October 11, 2005 to December 31, 2005	$—	—	—	(99,877)	—	(99,877)
Balance at December 31, 2005	—	—	—	(99,877)	—	(99,877)
Sale of Common stock	—	—	100	—	(100)	—
Net loss accumulated during the development stage during the year ended December 31, 2006	—	—	—	(496,989)	—	(496,989)
Balance at December 31, 2006	$—	—	100	(596,866)	(100)	(596,866)

See Accompanying Notes to Financial Statements.

SEMORAN FINANCIAL CORPORATION
(A Development Stage Company)
Statements of Cash Flows

	Year Ended December 31, 2006	Period from October 11, 2005 (Date of Incorporation) to December 31, 2005	Cumulative Period from October 11, 2005 (Date of Incorporation) to December 31, 2006
Cash flows used in organizational activities during the development stage:
Net loss accumulated during the development stage	$(496,989)	(99,877)	(596,866)
Increase in other assets	(83,752)	—	(83,752)
(Decrease) increase in other liabilities	(25,987)	36,418	10,431
Cash flows used in organizational activities during the development stage	(606,728)	(63,459)	(670,187)
Cash flows used in investing activity—
Purchase of equipment	(1,198)	—	(1,198)
Cash flows from financing activity—
Proceeds received from organizers	535,000	190,000	725,000
Net (decrease) increase in cash	(72,926)	126,541	53,615
Cash at beginning of period	126,541	—	—
Cash at end of period	$53,615	126,541	53,615
Supplemental disclosures of cash flow information:
Cash paid during periods for:
Interest	$—	—	—
Income taxes	$—	—	—
Noncash financing activity—
Receivable recorded for sale of common stock	$100	—	100

See Accompanying Notes to Financial Statements.

SEMORAN FINANCIAL CORPORATION
(A Development Stage Company)
Notes to Financial Statements

At December 31, 2006 and 2005 and the Year Ended December 31, 2006 and the Period from October 11, 2005 (Date of Incorporation) to December 31, 2005

(1)   Summary of Significant Accounting Policies

General.   Semoran Financial Corporation (the “Company”), a Florida corporation, was established for the purpose of organizing Community Bank of Central Florida, in organization (the “Bank”). The Bank is a proposed state bank being organized under the laws of the State of Florida with the purpose of becoming a community bank to be principally located in Seminole County, Florida with an office in Casselberry, Florida. The Bank’s organizers have filed applications with the Office of Financial Regulation’s Division of Financial Institutions for the State of Florida (the “OFR”) to obtain a state bank charter and with the Federal Deposit Insurance Corporation (the “FDIC”) to obtain insurance for the Bank’s deposits.

The Company is a development stage enterprise as defined by Statement of Financial Accounting Standards No. 7, Accounting and Reporting by Development Stage Enterprises, as it devotes substantially all its efforts to establishing a new business. The Company’s planned principal operations have not commenced and revenue has not been recognized from the planned principal operations.

The Company intends to conduct a common stock offering to raise capital for the initial capitalization of the Bank. Upon capitalization of the Bank, the Bank will assume the obligations of the Company, and the Company will assign all of its rights to the Bank, provided the Bank receives final approval from the OFR and FDIC and the necessary capital is raised, it is expected that banking operations will commence in the fourth quarter of 2007.

The Company was established and commenced activities on October 11, 2005. The Company has prepared financial statements to include financial information from the date of inception. Activities since inception have consisted primarily of the Company’s organizers engaging in organizational and pre-opening activities necessary to prepare the applications for regulatory approvals and to prepare to commence business as a financial institution.

Estimates.   The financial statements include estimates and assumptions that affect the financial position and results of operations of the Company and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

Organization Costs.   Organization costs include incorporation, legal, consulting and accounting fees incurred in connection with establishing the Company and Bank. In accordance with Statement of Position (SOP) 98-5, Reporting on the Costs of Start-Up Activities, organization costs are expensed when incurred.

Income Taxes.   The Company is a corporation. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In the event the future tax consequences or differences between the financial reporting bases and the tax bases of the assets and liabilities result in deferred tax assets, an evaluation of the probability of being

SEMORAN FINANCIAL CORPORATION
(A Development Stage Company)
Notes to Financial Statements (Continued)

(1)   Summary of Significant Accounting Policies (Continued)

able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

The future tax consequences of the differences between the financial reporting and tax basis of the Company’s assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as realization of these deferred tax assets is dependent on future taxable income.

Fiscal Year.   The Company will adopt a calendar year for both financial reporting and tax reporting purposes.

(2)   Organizer Advances

The organizers agreed to fund the expenses of the Company used to organize the Bank. Advances have been requested from the organizers three times, as needed by the Company, in $10,000 increments. Additionally, Bankers FirstSource, LLC, a Texas limited liability company (“BFS”) agreed to make advances which are equal to the aggregate advances made by all but one of the other organizers. On the first two occasions organizer advances were received and have been matched by BFS. As of December 31, 2006 the third advance had been received from all organizers and $45,000 had been paid by BFS with a balance of $85,000 outstanding. It is anticipated that the remaining balance of the third advance will also be matched by BFS. All advances received by the Company, including those made by BFS, do not bear interest and are not guaranteed as to repayment by the Company. The balances at December 31, 2006 and 2005 were $725,000 and $190,000, respectively (see note 9).

(3)   Liquidity and Going Concern Considerations

The Company incurred a net loss of $596,866 for the period from October 11, 2005 (date of inception) to December 31, 2006. It is believed that this level of expenditures is within the financial capacity of the organizing group, and resources are available to meet the Company’s obligations and fund current operations. Commencing banking operations is dependent on obtaining final regulatory approvals and successfully completing the stock offering.

To provide permanent funding for the capitalization of the Bank, the Company is facilitating a stock offering of a minimum of 1,250,000 and a maximum of 2,000,000 shares of common stock at $10 per share. Costs related to the offering of the common stock will be paid from the gross proceeds of the offering. The Company must receive the minimum amount of $12,500,000 in the offering in order to capitalize the Bank. Should the Company be unable to raise this amount, or be unable to obtain regulatory approval to charter the Bank, the ability of the Company to continue as a going concern would be doubtful.

(4)   Commitments and Related Party Transactions

The Company entered into consulting agreements with each of Lloyd J. Weber and Malcom S. MacDiarmid on October 1, 2005. The agreements call for a monthly salary of $8,000, a bonus of $100,000 when the Bank opens for business, reimbursement of business-related expenses, including use of

SEMORAN FINANCIAL CORPORATION
(A Development Stage Company)
Notes to Financial Statements (Continued)

(4)   Commitments and Related Party Transactions (Continued)

automobile, meals, supplies, and similar items, and medical insurance up to $750 per month. The agreements are to expire on the earlier of (i) September 30, 2006; (ii) the date the Bank opens for business; (iii) the date the Company abandons its efforts to obtain a charter; (iv) the date the Company terminates the agreement for cause; or (v) death or disability. Both agreements were extended until March 30, 2007 on the same terms by the Company’s Board of Directors on September 30, 2006 (see note 9).

The Company has entered into an agreement for legal services assisting in the organization of the Bank. The agreement allows for billings based on actual time spent on the engagement at agreed upon hourly billing rates.

The Company has also entered into an agreement with BankResources, Inc. for consulting services for assistance with the application needed to organize a Bank. The Company has committed to pay a total of $85,000 for these services, of which $70,286 had been expensed at December 31, 2006. Also, the Company intends to grant to the consulting firm a ten-year stock option to purchase 7,500 shares of the common stock of the Company at $10 per share, which will be granted, and vest  under substantially the same terms and conditions as the stock warrants expected to be awarded to the organizers.

The Company has entered into an agreement dated October 27, 2006 to purchase 0.66 acres of land at 380 State Road 436, Casselberry, FL 32707. The total acquisition cost will be $1,276,000. The purchase will be financed with a single payment note and bear interest at a variable rate equal to the Wall Street Journal prime rate with interest payable monthly and principal due 18 months from the closing date of the loan. A 3,000 square foot building located on this site will be constructed. The Company expects to occupy this building as its main office, when the construction is completed in early 2009 (see note 9).

(5)   Income Taxes

The following summarizes the sources and expected tax consequences of future taxable deductions which comprise the net deferred taxes at December 31, 2006.

Deferred tax asset relating to organization expenses and operating loss carryforward	$224,600
Less valuation allowance	(224,600)
Net deferred taxes	$—

(6)   Sale of Common Shares

To capitalize the Bank, the Company proposes to offer a minimum of 1,250,000 shares and a maximum of 2,000,000 shares of common stock of the Company at $10 per share. The Company will be required to sell the minimum number of shares in order to meet regulatory conditions for final approval of its charter. The offering is expected to raise gross proceeds between $12,500,000 and $20,000,000. The organizers and proposed directors of the Company plan to purchase 301,500 shares of common stock at $10 per share in the offering (see note 9).

SEMORAN FINANCIAL CORPORATION
(A Development Stage Company)
Notes to Financial Statements (Continued)

(7)   Warrants and Options

Each purchaser of shares of common stock will also receive a Shareholder Warrant which will grant them the right to purchase, at $11.50 per share, an additional one share of common stock for each two shares purchased, i.e. a minimum of 625,000 and a maximum of 1,000,000 Shareholder Warrants. The Shareholder Warrants will have a term of three years and will be transferable.

The organizers and proposed directors of the Company plan to purchase 281,500 shares of common stock at $10 per share in the offering. Upon purchase of the shares, in addition to the warrants discussed in the preceding paragraph, it is expected that the organizers will be granted, at no additional cost, 281,500 warrants, each to purchase one share of the Company’s common stock, at a purchase price of $10 per share. If the number of shares ultimately sold in the offering exceeds the 1,250,000 minimum and the organizers and proposed directors purchase shares in excess of their 281,500 minimum purchase, they will be granted additional warrants on a one-to-one basis for each additional share they so purchase (see note 9). The exact number of the Common Risk Warrants will be equal to the total amount the organizers as a group have been at risk divided by $10 less the amount of Preferred Risk Warrants granted in connection with a private placement of preferred stock. The remaining warrants will be considered Director Warrants. Both sets of warrants will have a term of ten years, but will be different in that the Common Risk Warrants will vest on the one-year anniversary date the Bank opens for business and are freely transferable while the Director Warrants will vest ratably over three years on the first, second and third anniversary date the Bank opens for business and will not be transferable. The fair value of these warrants will be expensed by the Company as required under the relevant accounting rules.

With respect to the Shareholder, Common Risk and Director Warrants, the relevant warrant agreements provide that the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering all of these warrants. The Company will not be obligated to deliver securities and there are no contractual penalties for failure to deliver securities if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration statement is not effective at the time of exercise, the holder of a warrant will not be entitled to exercise the warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Shareholder, Common Risk and Director Warrants may expire un-exercised.

When the Bank opens for business, the Company will grant to Bank Resources, Inc., a consultant for regulatory affairs, an option to purchase 7,500 shares of common stock at $10 per share. This option will have a term of ten years, and will vest on the one-year anniversary date the Bank opens for business. The fair value of all of these options will be expensed by the Company as required under the relevant accounting rules.

The Company adopted a Stock Incentive Plan under which options to purchase shares of common stock in an amount equal to the lesser of 20% of the number of shares sold in the offering or 245,000 may be granted to officers and other employees of the Company and the Bank. When the Bank opens for business, the Company will grant a total of 95,000 options, to purchase shares of common stock at $10 per share, to the Company’s three executive officers pursuant to the Stock Incentive Plan. The options will have a term of ten years and will vest ratably over three years. The Stock Incentive Plan is subject to approval by the Company’s shareholders at the 2008 annual meeting.

SEMORAN FINANCIAL CORPORATION
(A Development Stage Company)
Notes to Financial Statements (Continued)

(8)   Preferred Stock

The organizers of the Company reserve the right to offer Preferred Stock to meet the capital requirements as stated in the Prospectus. The Preferred Stock will only pay a dividend when and if declared by the Board of Directors. Holders of the Preferred Stock do not have voting rights, but will have a liquidation preference in the event the Company is liquidated or dissolved.

(9)   Subsequent Events

At December 31, 2006 and 2005, the advances made by BFS and the other organizers were $305,000 and $420,000 and $0 and $190,000, respectively (see note 2). In February 2007, BFS made additional advances of $85,000. On March 24, 2007, when the total organizer advances were $810,000, the Company authorized for issuance 100,000 shares of Series A Preferred Stock (“Series A Stock”) and on March 30, 2007, all of the organizers exchanged their right to be reimbursed for advances once the Bank opens for business for 81,000 shares of the Series A Stock. In May 2007, the Company rescinded the Series A Stock and amended the terms of the Series A Stock to increase the amount of authorized shares of Series A Stock to 375,000 and  to provide for an automatic conversion on a one-for-one share basis to shares of common stock to occur on April 1, 2009. Subsequently, on May 29, 2007, the Company issued 81,000 shares of Series A Stock and warrants to purchase 121,500 shares of Series A Stock to the organizers.

If necessary in order to complete the offering, or otherwise, the directors and executive officers may purchase more than the 301,500 shares they have stated that they will purchase in the offering, including up to 100% of the offering amount (see note 6).

The Company has entered into an agreement dated February 27, 2007 to purchase 0.4 acres of land at 386 State Road 436, Casselberry, FL 32707. The total acquisition cost will be $200,000. The purchase will be financed with a single payment note and bear interest at a variable rate equal to the Wall Street Journal prime rate with interest payable monthly and principal due 18 months from the closing date of the loan. This lot together with the 0.66 acre lot the Company intends to purchase will be the location of the Company’s main office (see note 4).

In March 2007, the Company decided to revise its plans regarding the site at 380 State Road 436 in Casselberry, Florida. Specifically, the Company will build, beginning during the second quarter of 2009, a 5,000 square foot one-story building with a three-lane drive-through facility, for a projected opening on or about January 1, 2009. The estimated cost of demolishing an existing building and constructing the 5,000 square foot building is $1,175,000, with an additional $550,000 likely to be spent on furniture, fixtures and equipment.

The Company intends to close the purchase of the 0.66 site and the 0.4 acre adjacent lot for a total purchase price of $1,476,000 in June 2007 (see note 4).

Until the completion of the Company’s main office in early 2009, the Company intends to conduct its operations out of a leased banking facility, containing 4,000 square feet located at 117 State Road 436 in Fern Park, Florida. The Company intends to lease this facility for five years for $16 per square foot for the first year and a 3% escalation each year thereafter. The Company will have an option to renew the lease for an additional five years. The Company intends to sublet this facility after relocating to the permanent main office in early 2009.

SEMORAN FINANCIAL CORPORATION
(A Development Stage Company)
Notes to Financial Statements (Continued)

(9)   Subsequent Events (Continued)

The Company entered into amended and restated consulting agreements with each of Lloyd J. Weber and Malcolm S. MacDiarmid on March 30, 2007. The agreements call for a monthly salary of $8,000, reimbursement of business-related expenses, including use of automobile, meals, supplies, and similar items, and medical insurance up to $750 per month. The agreements are to expire on the earlier of (i) September 30, 2007; (ii) the date the Bank opens for business; (iii) the date the Company abandons its efforts to obtain a charter; (iv) the date the Company terminates the agreement for cause; or (v) death or disability.

The Company will enter into employment agreements with each of Lloyd J. Weber and Malcom S. MacDiarmid when the Bank opens for business, which provide for an annual base salary of $150,000 and $140,000, respectively. The proposed employment agreements provide for a bonus of not less than 10% of base salary if certain performance criteria are met, reimbursement of business-related expenses, including use of automobile, meals, travel expenses, and similar items, term life insurance coverage of at least $200,000, and options to purchase up to 40,000 shares of common stock at $10 per share, vesting ratably over three years, plus options to purchase 2,000 shares of common stock at each anniversary of the effective date of the employment agreements.

In April 2007, the Company obtained a line of credit of up to $750,000 with Nexity Bank at the rate of prime minus 1.00%.

SEMORAN FINANCIAL CORPORATION
(A Development Stage Company)
Condensed Balance Sheets

	At March 31, 2007	At December 31, 2006
	(Unaudited)
Assets
Cash	$1,924	53,615
Equipment	1,198	1,198
Other assets	106,274	83,752
Total	$109,396	138,565
Liabilities and Stockholders’ Equity (Deficit)
Liabilities:
Other liabilities	—	10,431
Organizer advances	—	725,000
Total liabilities	—	735,431
Stockholders’ Equity (Deficit):
Preferred stock, no par value, 4,900,000 shares authorized, none issued and outstanding at March 31, 2007	—	—
Series A preferred stock, no par value, 100,000 shares authorized, 81,000 shares issued and outstanding at March 31, 2007	—	—
Common stock, $.01 par value, 25,000,000 shares authorized, 10 shares issued and outstanding	—	—
Additional paid-in capital	810,100	100
Deficit accumulated during the development stage	(700,604)	(596,866)
Stock subscription receivable	(100)	(100)
Total stockholders’ equity (deficit)	109,396	(596,866)
Total	$109,396	138,565

See Accompanying Notes to Condensed Financial Statements.

SEMORAN FINANCIAL CORPORATION
(A Development Stage Company)
Condensed Statements of Operations
(Unaudited)

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006	Cumulative Period From October 11, 2005 (Date of Incorporation) to March 31, 2007
Income—
Interest income	$406	1,442	7,230
Expenses—
Organization expenses:
Travel expense	(387)	(1,869)	(5,743)
Application fees	(3,999)	—	(18,999)
Consulting fees	(857)	(32,500)	(92,142)
Lodging	(1,436)	—	(6,158)
Marketing and design	(4,900)	(811)	(16,236)
Meals and entertainment	(1,836)	(2,519)	(11,072)
Office supplies	(571)	(724)	(7,751)
Professional fees	(5,000)	(15,060)	(88,056)
Salaries and employee benefits	(82,218)	(64,161)	(448,104)
Telephone expense	(610)	(415)	(6,019)
Miscellaneous	(2,330)	(670)	(7,554)
Total organization expenses	(104,144)	(118,729)	(707,834)
Net loss accumulated during the development stage	$(103,738)	(117,287)	(700,604)

See Accompanying Notes to Condensed Financial Statements.

SEMORAN FINANCIAL CORPORATION
(A Development Stage Company)
Condensed Statements of Cash Flows
(Unaudited)

			Cumulative
			Period from
	Three	Three	October 11,
	Months	Months	2005 (Date of
	Ended	Ended	Incorporation) to
	March 31,	March 31,	March 31,
	2007	2006	2007
Cash flows used in organizational activities during the development stage:
Net loss accumulated during the development stage	$(103,738)	(117,287)	(700,604)
Increase in other assets	(22,522)	—	(106,274)
Decrease in other liabilities	(10,431)	(36,419)	—
Cash flows used in organizational activities during the development stage	(136,691)	(153,706)	(806,878)
Cash flows used in investing activity—Purchase of equipment	—	—	(1,198)
Cash flows from financing activity—Proceeds received from organizers	85,000	330,000	810,000
Net (decrease) increase in cash	(51,691)	176,294	1,924
Cash at beginning of period	53,615	126,541	—
Cash at end of period	$1,924	302,835	1,924
Supplemental disclosures of cash flow information:
Cash paid during periods for:
Interest	$—	—	—
Income taxes	$—	—	—
Noncash financing activities:
Receivable recorded for sale of common stock	$100	100	100
Organizer advances exchanged for preferred stock	$810,000	520,000	810,000

See Accompanying Notes to Condensed Financial Statements.

SEMORAN FINANCIAL CORPORATION
(A Development Stage Company)
Statements of Stockholders’ Equity (Deficit)
For the Three Months Ended March 31, 2007
(Unaudited)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Deficit Accumulated During the Development Stage	Stock Subscription Receivable	Total Stockholders’ Equity (Deficit)
Balance at December 31, 2006	$—	—	100	(596,866)	(100)	(596,866)
Sale of Series A Preferred Stock	—	—	810,000	—	—	810,000
Net loss accumulated during the development stage during the three months ended March 31, 2007	—	—	—	(103,738)	—	(103,738)
Balance at March 31, 2007	$—	—	810,100	(700,604)	(100)	109,396

See Accompanying Notes to Condensed Financial Statements.

SEMORAN FINANCIAL CORPORATION
(A Development Stage Company)
Notes to Condensed Financial Statements
At March 31, 2007 and for the Three Months then Ended

(1)   Basis of Presentation

The accompanying condensed financial statements for Semoran Financial Corporation (the “Company”) do not include all disclosures necessary for a complete presentation of financial condition, results of operations, and cash flows in conformity with generally accepted accounting principles. All adjustments, consisting only of normal recurring accruals, which are, in the opinion of management, necessary for fair presentation of the interim financial statements have been included. The results of operations for the three month period ended March 31, 2007 are not necessarily indicative of the results that may be expected for the entire year. These financial statements do not include all disclosures required by generally accepted accounting principles and should be read in conjunction with the Company’s audited financial statements and related notes for the year ended December 31, 2006.

(2)   Commitments and Related Party Transactions

The Company has entered into an agreement dated February 27, 2007 to purchase 0.4 acres of land at 386 State Road 436, Casselberry, FL 32707. The total acquisition cost will be $200,000. The purchase will be financed with a single payment note and bear interest at a variable rate equal to the Wall Street Journal prime rate with interest payable monthly and principal due 18 months from the closing date of the loan. This lot together with the 0.66 acre lot the Company intends to purchase will be the location of the Company’s main office (see note 3).

The Company entered into amended and restated consulting agreements with each of Lloyd J. Weber and Malcom S. MacDiarmid on March 30, 2007. The agreements call for a monthly salary of $8,000, reimbursement of business-related expenses, including use of automobile, meals, supplies, and similar items, and medical insurance up to $750 per month. The agreements are to expire on the earlier of (i) September 30, 2007; (ii) the date the Bank opens for business; (iii) the date the Company abandons its efforts to obtain a charter; (iv) the date the Company terminates the agreement for cause; or (v) death or disability.

The Company will enter into employment agreements with each of Lloyd J. Weber and Malcom S. MacDiarmid when the Bank opens for business, which provide for an annual base salary of $150,000 and $140,000, respectively. The proposed employment agreements provide for a bonus of not less than 10% of base salary if certain performance criteria are met, reimbursement of business-related expenses, including use of automobile, meals, travel expenses, and similar items, term life insurance coverage of at least $200,000, and options to purchase up to 40,000 shares of common stock at $10 per share, vesting ratably over three years, plus options to purchase 2,000 shares of common stock at each anniversary of the effective date of the employment agreements.

(3)   Subsequent Events

On March 24, 2007, when the total organizer advances were $810,000, the Company authorized for issuance 100,000 shares of Series A Preferred Stock (“Series A Stock”) and on March 30, 2007, all of the organizers exchanged their right to be reimbursed for advances once the Bank opens for business for 81,000 shares of the Series A Stock. In May 2007, the Company rescinded the Series A Stock and amended the terms of the Series A Stock to increase the amount of authorized shares of Series A Stock to 375,000

SEMORAN FINANCIAL CORPORATION
(A Development Stage Company) (Continued)
Notes to Condensed Financial Statements
At March 31, 2007 and for the Three Months then Ended

(3)   Subsequent Events (Continued)

and to provide for an automatic conversion on a one-for-one share basis to shares of common stock to occur on April 1, 2009. Subsequently, on May 29, 2007, the Company issued 81,000 shares of Series A Stock and warrants to purchase 121,500 shares of Series A Stock to the organizers, of which 81,000 represent Preferred Risk Warrants and 40,500 represent Preferred Share Warrants.

In April 2007, the Company obtained a line of credit of up to $750,000 with Nexity Bank at the rate of prime minus 1.00%.

The Company intends to close the purchase of the 0.66 site and the 0.4 acre lot adjacent to the 0.66 acre site for a total sales price of $1,476,000 in June 2007.

Until the Company’s completion of the main office in early 2009, the Company intends to conduct its operations out of a leased banking facility, containing 4,000 square feet located at 117 State Road 436 in Fern Park, Florida. The Company intends to lease this facility for five years for $16 per square foot for the first year and a 3% escalation each year thereafter. The Company will have an option to renew the lease for an additional five years.

APPENDIX “A”
Nexity Bank
ESCROW AGREEMENT
Relating to Subscriptions for Shares of Semoran Financial Corporation

This Escrow Agreement (the “Agreement”) is made and entered into as of the      day of June, 2007, by and among certain investors (collectively, the “Investors”) who have executed a Subscription Agreement (the “Subscription Agreement”) (and which Subscription Agreement expressly refers to and incorporates this Escrow Agreement); Semoran Financial Corporation, a Florida corporation (the “Company”) and Nexity Bank (the “Escrow Agent”).

WHEREAS, the Investors desire to contribute to the capital of the Company by purchasing shares of the Company’s common stock, $.01 par value (the “Shares”) pursuant to the terms and conditions set forth in the Prospectus, dated May    , 2007 (the “Prospectus”), and the Subscription Agreement, the form of which is attached hereto; and

WHEREAS, in order to facilitate the purchase of the Shares and the organization of the Company, the Investors desire that the Escrow Agent receive, hold and distribute their payments for the Shares in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

1.                ESCROW DEPOSIT.   Each Investor will deliver the funds in payment for the Shares purchased by such Investor, as set forth in the Subscription Agreement, to the Company for further delivery to the Escrow Agent by noon of the next business day. The Company will collect and deliver to the Escrow Agent appropriate W-9 Forms for each investor. (Checks will be made payable to Nexity Bank, as Escrow Agent for Semoran Financial Corporation).

2.                INVESTMENT OF ESCROW DEPOSIT.   All funds received by the Escrow Agent pursuant to this Agreement shall be invested, to the extent practicable, in deposit accounts or certificates of deposit which are insured by the Federal Deposit Insurance Corporation or another agency of the United States government, short-term securities issued or fully guaranteed by the United States government, federal funds. All investments shall comply with applicable laws, riles and regulations, including Rule 15c2-4 under the Securities Exchange Act of 1934. The Company shall provide the Escrow Agent with instructions from time to time concerning in which of the specific investment instruments described above the Escrowed Funds shall be invested, and the Escrow Agent shall adhere to such instructions. Unless and until otherwise instructed by the Company, the Escrow Agent shall invest the Escrowed Funds in Escrow Agent’s Business Money Market Account. Interest will begin accruing no later than the next business day after receipt.

3.                CERTIFICATION OF FUNDS.   Upon receipt of (i) funds in the amount of at least $12,500,000 in payment for Shares, and (ii) at the direction of the Company, the Escrow Agent shall certify to the appropriate regulatory authority(ies) that the Escrow Agent holds a minimum of $12,500,000 on deposit in the Escrow Account for the purchase of Shares in Company.

4.                DISTRIBUTION OF FUNDS.   The Escrow Agent shall distribute the funds held by it under this Agreement as follows:

a.                  Upon receipt of (i) funds in the amount of at least $12,500,000 in payment for Shares, and (ii) a certificate executed by the Company certifying that all of the conditions to the release of the funds as described in the Prospectus have been met, accompanied by a confirmation from the appropriate regulatory authority(ies) indicating approval to distribute funds out of Escrow, and directing the Escrow Agent to distribute all funds received by the Escrow Agent from the Investors under this Agreement to the Company, the Escrow Agent shall deliver the funds, by cashier’s check or other form of payment mutually acceptable to the Company and the Escrow Agent, to the Company, together with the income earned thereon pursuant to subsection (c) of this Section 3. No distribution will be made until the last Investor deposit has been made for at least two business days. The Company shall provide account information and other necessary directions for disbursements by the Escrow Agent to it under this Agreement. The Escrow Agent must be provided a copy of the Subscription Agreement at the signing of this Escrow Agreement.

b.                 Upon (i) receipt of direction from the Company to return the funds to the Investors; or (ii) in the event the Escrow Agent shall have received less than $12,500,000 or shall have received no direction or certificate from the Company pursuant to either subsection (a) or this subsection (b) of this Section 3 on or prior to September 30, 2007 (with extension to March 31, 2008, the last day of the extended term of the offering), the Escrow Agent shall distribute such funds to the Investors, together with the income earned thereon pursuant to subsection (c) of this Section 3. The Company may give notice to the Escrow Agent that the Company is canceling its offer of the Shares prior to September 30, 2007 (with extension to March 31, 2008), and the Escrow Agent shall distribute the funds to the Investors in accordance with this Agreement.

c.                  Any income earned on the investment of funds received under this Agreement will first be applied against the Escrow Agent’s fee set forth in Section 9 hereof and any expense of the Escrow Agent incurred pursuant to Section 5 hereof. To the extent that such income exceeds the Escrow Agent’s fee and expenses, the Escrow Agent shall allocate (each Investor shall be allocated his pro rata share of such excess, calculated according to the amount of funds delivered to the Escrow Agent by such Investor and the number of days such Investor’s funds have been available for investment by the Escrow Agent) and distribute such excess to the Investors, in the event that funds are returned to Investors pursuant to subsection (b) of this Section. Such excess shall be delivered to the Company, in the event that the funds received and held hereunder are delivered to the Company pursuant to subsection (a) of this Section.

4.                AUTHORIZATION FOR DISBURSEMENT.   The Escrow Agent is hereby authorized and directed to issue its checks for each disbursement hereunder and the Escrow Agent shall be relieved of all liability with respect to making the disbursements in accordance with the provisions hereof.

5.                PROFESSIONAL SERVICES USED BY ESCROW AGENT.   The Escrow Agent may engage the services of such attorneys, accountants, and other professionals, as the Escrow Agent may, in its sole discretion, deem advisable to carry out its duties under the Agreement. The Company agrees to reimburse the Escrow Agent for all costs, expenses and professional fees incurred hereunder which are not covered by income earned on escrowed funds pursuant to Section 3(c) hereof, including all legal fees and expenses incurred in the review of this Agreement.

6.                LIMIT ON ESCROW AGENT’S RESPONSIBILITY.   The Escrow Agent shall have no duties or obligations hereunder except as expressly set forth herein, shall be responsible only for the performance of such duties and obligations, shall not be required to take any action otherwise than in accordance with the terms hereof and shall not be in any manner liable or responsible for any loss or damage arising by reason of any act or omission to act by it hereunder or in connection with any of the transactions contemplated hereby, including, but not limited to, any loss that may occur by reason of forgery, false representations, the exercise of its discretion, or any other reason, except for its gross negligence or willful misconduct.

7.                RELIANCE ON OPINION OF COUNSEL.   The Escrow Agent hereunder shall be entitled to rely upon the advice of its counsel in any action taken in its capacity as Escrow Agent hereunder and shall be protected from any liability of any kind for actions taken in reasonable reliance upon such opinion of its counsel.

8.                RESIGNATION.   The Escrow Agent may resign at any time upon ten (10) days’ written notice to the Company. Such resignation shall take effect upon receipt by the Escrow Agent of an instrument of acceptance executed by a successor escrow agent and subscribed and consented to by the Company, and the delivery by the Escrow Agent to such successor of any funds held under this Agreement. The Escrow Agent, if it has not received such an instrument of acceptance prior to the expiration of ten (10) calendar days after the giving of notice of resignation, shall be discharged of its duties and obligations hereunder only upon the deposit of any funds being held by it under this Agreement into, and the acceptance thereof, by a court of competent jurisdiction, to which application shall be made for the appointment of a successor escrow agent so appointed shall succeed to all of the rights, duties and responsibilities of the Escrow Agent.

9.                ESCROW AGENT’S FEES.   The Company agrees to pay Escrow Agent’s usual and customary fees of $25.00 per month maintenance fee for performing its obligations under the Agreement that are not covered by income earned on escrowed funds pursuant to Section 3(c) hereof. An $18.00 per check fee will be charged if the escrow account has to be refunded due to failure to complete the subscription.

10.         NOTICE.   All notices, certificates and other communications hereunder shall be in writing and shall be sufficiently given and shall be deemed given when delivered, postage prepaid, addressed as follows by certified mail:

To the Escrow Agent:	Attention: Paul Jadwin
Nexity Bank
3500 Blue Lake Drive, Suite 330
Birmingham, AL 35243
To the Investors:	to the persons named and at the
addresses listed in the Subscription Agreements
To Company	Semoran Financial Corporation
237 Fernwood Boulevard, Suite 109
Fern Park, FL 32730
Attention: Lloyd J. Weber

Any party may, by notice given hereunder, designate any future or different addresses to which subsequent notices, certificates, and other communications shall be sent.

11.         BINDING EFFECT.   This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, executors, successors, administrators and assigns.

12.         SEVERABILITY.   In the event any court of competent jurisdiction shall hold any provision of this Agreement invalid or unenforceable, such holding shall not invalidate or render unenforceable any other provision hereof.

13.         EXECUTION OF COUNTERPARTS.   This Agreement may be executed in several counterparts, each of which shall be an original, and all of which shall constitute one and the same instrument.

14.         APPLICABLE LAW.   This Agreement shall be construed and governed exclusively by the laws of the State of Alabama, without regard to its principles of conflicts of law.

15.         HEADINGS.   The headings used in this Agreement have been prepared for the convenience of reference only and shall not control, affect the meaning, or be taken as an interpretation of any provisions of this Agreement.

ESCROW AGENT: NEXITY BANK
By:
David Long
Its:	President
Date:	June , 2007
COMPANY: Semoran Financial Corporation
By:
Lloyd J. Weber
Its:	Chairman
Date:	June , 2007

APPENDIX “B”

SEMORAN FINANCIAL CORPORATION
SUBSCRIPTION AGREEMENT

To:       Semoran Financial Corporation
P. O. Box 180007
Casselberry, Florida 32718-0007
Attention: Lloyd J. Weber, Chairman and Chief Executive Officer

Gentlemen:

You have informed the undersigned that Semoran Financial Corporation (the “Company”) is offering up to 2,000,000 shares of its $.01 par value per share common stock (the “Common Stock”), together with a warrant to purchase one share of common stock for each two shares of common stock purchased (collectively, the “Shares”), all at a price of $10.00 per Share and as described in and offered pursuant to the Prospectus furnished to the undersigned herewith (the “Prospectus”). The price of shares obtainable pursuant to the warrants described in the previous sentence shall be $11.50 per share. In addition, you have informed the undersigned that the minimum subscription is 100 Shares.

1.                Subscription.   Subject to the terms and conditions hereof, the undersigned hereby tenders this subscription, together with payment in United States currency by check, bank draft or money order payable to “Nexity Bank for Semoran Financial Corporation”, representing the payment of $10.00 per Share for the number of Shares of the Common Stock indicated below.

2.                Acceptance of Subscription.   It is understood and agreed that until the proceeds of the offering are released from escrow the Company shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. Funds returned in connection with a rejected subscription will include interest earned in the escrow account with respect to the subscription.

3.                Acknowledgments.   The undersigned hereby acknowledges receipt of a copy of the Prospectus and, having read it and understood it, agrees to be bound by the terms of this Agreement and the Escrow Agreement. The undersigned hereby further acknowledges that in making his/her/its investment decision to subscribe to this offering he/she/it relied solely upon the information contained in the Prospectus.

4.                No Revocation.   The undersigned agrees that once this Subscription Agreement is accepted by the Company, it may not be withdrawn. The undersigned agrees that the undersigned shall not cancel, terminate or revoke this Subscription Agreement or any agreement of the undersigned made hereunder and that this Subscription Agreement shall survive the death, disability or dissolution of the undersigned.

5.                NASD Rule 2790 compliance.

☐   Check here if you, or if appropriate, the beneficial owner(s) of the account on whose behalf you are executing this order form, are a “restricted person” as defined in NASD Rule 2790.

“Restricted Person” includes (a) an NASD member or other broker/dealer; (b) an officer, director, general partner, associated person, or employee of a member of other broker/dealer; (c) an agent of a member or any other broker/dealer that is engaged in the investment banking or securities business; (d) a finder or any person acting in a fiduciary capacity to the managing underwriter, including, attorneys, accountants and financial consultants; (e) a person who has authority to buy or sell securities for a bank, savings and loan institution, insurance company, investment company, investment advisor, or collective investment account; (f) a person owning a broker dealer, as defined in the rule; or (g) an immediate family member of any of the foregoing persons if the foregoing person materially supports, or receives material support from, the immediate family member.

☐   Check here if you, or if appropriate, the beneficial owner(s) of the account on whose behalf you are executing this order form, are a “restricted person” as defined in NASD Rule 2790 and you contend that the purchase of the shares is exempt from the prohibitions of NASD Rule 2790. If you check this box, please list the exemption and explain all facts on which you base your contention.

By signing this order form below and initialing it here, you certify that you, or if appropriate the beneficial owner(s) of the account on whose behalf you are executing this order form, is eligible to purchase new issues in compliance with Rule 2790.           (initials)

By executing this Subscription Agreement, the undersigned is not waiving any rights the undersigned may have under federal securities laws, including the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended.

The shares of common stock and warrant of Semoran Financial Corporation to be issued pursuant to this Subscription Agreement are not deposits, savings accounts, or other obligations of a bank or savings association and are not insured by the FDIC or any other governmental agency.

Please fill in the information requested below, make your check payable to “Nexity Bank, Escrow Agent for Semoran Financial Corporation.” and mail the Subscription Agreement, Stock Certificate Registration Instructions, Substitute Form W-9, and check to the attention of Lloyd J. Weber, Semoran Financial Corporation, P. O. Box 180007, Casselberry, Florida 32718-0007 .

No. of Shares Subscribed:	(Signature of Subscriber)

Funds Tendered ($10.00	(Name Please Print or Type)
per share subscribed):
$
Date:

Phone Number:
(Home)
(Office)
(E-mail address)
Residence Address:

City, State and Zip Code

Social Security Number or other
Taxpayer Identification Number

STOCK CERTIFICATE AND SHAREHOLDER WARRANT REGISTRATION INSTRUCTIONS

A.              Stock Certificate.

Name:
Additional Name if Tenant in Common or Joint Tenant:

Mailing Address:

Social Security Number or other Taxpayer Identification Number:
Number of shares to be registered in above name(s):
Legal form of ownership:
☐ Individual	☐ Joint Tenants with Rights of Survivorship
☐ Tenants in Common	☐ Uniform Gift to Minors
☐ Other

B.               Shareholder Warrant.

Name:
Additional Name if Tenant in Common or Joint Tenant:

Mailing Address:

Social Security Number or other Taxpayer Identification Number:
Number of shares to be registered in above name(s):
Legal form of ownership:
☐ Individual	☐ Joint Tenants with Rights of Survivorship
☐ Tenants in Common	☐ Uniform Gift to Minors
☐ Other

INFORMATION AS TO BANKING INTERESTS

1.                 Please indicate your interest in the following services by checking the appropriate spaces below:

		PERSONAL	BUSINESS
(a)	Checking Account
(b)	Savings Account
(c)	Certificates of Deposit
(d)	Individual Retirement Accounts
(e)	Checking Account Overdraft Protection
(f)	Consumer Loans (auto, etc.)
(g)	Commercial Loans
(h)	Equity Line of Credit
(i)	Mortgage Loans
(j)	Revolving Personal Credit Line
(k)	Safe Deposit Box
(l)	Automatic Teller Machines
(m)	Internet Banking Services
(n)	Cash Management Services

2.                 I would like our new bank to provide the following additional services:

(a)
(b)

Federal Income Tax Backup Withholding

In order to prevent the application of federal income tax backup withholding, each subscriber must provide the escrow agent with a correct Taxpayer Identification Number (“TIN”). An individual’s social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9, which is set forth below.

Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the Internal Revenue Service (“IRS”).

Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, “Applied For” should be written in the space provided for the TIN on the Substitute Form W-9.

Substitute Form W-9

Under penalties of perjury, I certify that: (i) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me), and (ii) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.

You must cross out item (ii) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are not longer subject to backup withholding, do not cross out item (ii).

Each subscriber must complete this section.

Signature of Subscriber	Signature of Subscriber

Printed Name	Printed Name

Social Security or Employer	Social Security or Employer
Identification No.:	Identification No.:

FORM OF ACCEPTANCE

Semoran Financial Corporation

[Date]

To:

Dear Subscriber:

Semoran Financial Corporation (the “Company”) acknowledges receipt of your subscription for        shares of its $.01 par value per share Common Stock and your check for $                    . With each two (2) shares you purchase, you will receive, at no additional cost, a warrant to purchase one (1) additional share at the price of $11.50 per share.

The Company hereby accepts your subscription for the purchase of                shares of its Common Stock, at $10.00 per share, together with a warrant to purchase          shares of Common Stock, (at the exercise price of $11.50 per share) for an aggregate of $                      , effective as of the date of this letter.

Your stock certificate(s) representing shares of Company Common Stock duly authorized and fully paid will be issued to you as soon as practicable after all subscription funds are released to the Company from the Company’s subscription escrow account with Nexity Bank, all as described in the Subscription Agreement executed by you and in the Company’s Prospectus furnished to you. In the event that (i) the offering is canceled, or (ii) the minimum number of subscriptions (1,250,000 shares) is not obtained, or (iii) the Company shall not have received approval from the Board of Governors of the Federal Reserve System to become a bank holding company, or (iv) Community Bank of Central Florida (In Organization) shall not have received final charter approval from the Florida Office of Financial Regulation and approval for deposit insurance from the Federal Deposit Insurance Corporation, your subscription funds will be returned to you as described in the Company’s Prospectus.

If this acceptance is for a lesser number of shares than that number subscribed by you as indicated in your Subscription Agreement, your payment for shares of Common Stock in excess of the number of shares accepted hereby will be refunded to you by mail, without interest, within ten days after the date hereof.

Very Truly Yours,

SEMORAN FINANCIAL CORPORATION

By:

Prospective investors may rely only on the information contained in this prospectus. No one has authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

Until October 14, 2007 (90 days after the date of this prospectus), all dealers that effect transfers in these securities or trade the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

2,000,000 SHARES

SEMORAN FINANCIAL CORPORATION

A Proposed Bank Holding Company for

COMMUNITY BANK OF CENTRAL FLORIDA

(In Organization)

Common Stock

PROSPECTUS

July 16, 2007